AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1997
                                                      REGISTRATION NO. 333-35575
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                METALS USA, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

               DELAWARE                                  5051
   (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)

                                   76-0533626
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                                ARTHUR L. FRENCH
                            CHIEF EXECUTIVE OFFICER
                                 THREE RIVERWAY
                                   SUITE 600
                              HOUSTON, TEXAS 77056
                                 (713) 965-0990

     (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)
                               ------------------

                                   COPIES TO:

      WILLIAM D. GUTERMUTH                                 JOHN A. HAGEMAN
  BRACEWELL & PATTERSON, L.L.P.                           METALS USA, INC.
   SOUTH TOWER PENNZOIL PLACE                              THREE RIVERWAY
711 LOUISIANA STREET, SUITE 2900                              SUITE 600
    HOUSTON, TEXAS 77002-2781                           HOUSTON, TEXAS 77056


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this post-effective amendment to the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               10,000,000 SHARES

                                     [LOGO]

                                   METALS USA

                                  COMMON STOCK
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
      REPRESENTATION TO                       THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

     This Prospectus covers 10,000,000 shares of common stock, $.01 par value (the "Common Stock"), which may be offered and issued by Metals USA, Inc. (the "Company" or "Metals") from time to time in connection with merger or acquisition transactions entered into by the Company. On September 26, 1997, the Company issued 1,292,363 shares of Common Stock covered by this registration statement, accordingly, 8,707,637 shares of Common Stock remain available pursuant to this registration statement. The shares covered by this registration statement may also be issued in connection with the conversion of securities issued in connection with such transactions which by their terms are convertible into Common Stock. It is expected that the terms of acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to the market prices of Common Stock either at the time the terms of a merger or acquisition are agreed upon or at or about the time shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     The Company currently has 26,982,969 shares of its Common Stock listed on The New York Stock Exchange, of which 8,077,363 are registered and available for unrestricted trading in the public markets unless owned by affiliates of the Company. Application will be made to list the shares of Common Stock offered hereby on The New York Stock Exchange. On November 13, 1997, the closing price of the Common Stock on The New York Stock Exchange was $14.50 per share as published in THE WALL STREET JOURNAL on November 14, 1997. The Company is subject to the informational requirements of the Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission.

     All expenses of this offering will be paid by the Company. The executive offices of the Company are located at Three Riverway, Suite 600, Houston, Texas 77056, and its telephone number is (713) 965-0990.

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BEFORE ACQUIRING THE COMMON STOCK OFFERED HEREBY.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND WITH QUARTERLY REPORTS CONTAINING UNAUDITED SUMMARY FINANCIAL INFORMATION FOR EACH OF THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.

                               ------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 14, 1997

                      [This page intentionally left blank]

                               PROSPECTUS SUMMARY

     IN CONNECTION WITH ITS INITIAL PUBLIC OFFERING ON JULY 11, 1997, METALS USA ACQUIRED, IN SEPARATE MERGER TRANSACTIONS (THE "MERGERS") IN EXCHANGE FOR CASH AND SHARES OF ITS COMMON STOCK, EIGHT COMPANIES (EACH A "FOUNDING COMPANY"
AND, COLLECTIVELY, THE "FOUNDING COMPANIES") ENGAGED IN THE VALUE-ADDED PROCESSING OF STEEL, ALUMINUM AND SPECIALTY METALS AS WELL AS THE MANUFACTURE OF METAL COMPONENTS. SINCE THAT DATE METALS USA HAS ACQUIRED OR AGREED TO ACQUIRE FIVE ADDITIONAL COMPANIES IN SIMILAR BUSINESSES (THE "SUBSEQUENT ACQUISITIONS" AND COLLECTIVELY WITH THE FOUNDING COMPANIES, THE "ACQUIRED COMPANIES").
UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE "COMPANY" HEREIN INCLUDE THE FOUNDING COMPANIES, THE SUBSEQUENT ACQUISITIONS AND OTHER ENTITIES WHOLLY-OWNED BY METALS USA, AND REFERENCES HEREIN TO "METALS USA" MEAN METALS USA, INC.
PRIOR TO THE CONSUMMATION OF THE MERGERS AND THE SUBSEQUENT ACQUISITIONS.

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE PRO FORMA COMBINED AND INDIVIDUAL HISTORICAL FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO COMMON STOCK INCLUDE BOTH COMMON STOCK, $0.01 PAR VALUE, AND RESTRICTED VOTING COMMON STOCK, $0.01 PAR VALUE (THE "RESTRICTED COMMON STOCK"), OF THE COMPANY. NOTRE CAPITAL VENTURES II, L.L.C. ("NOTRE") HOLDS
ALL 3,122,914 SHARES OF THE COMPANY'S RESTRICTED COMMON STOCK. THE HOLDERS OF RESTRICTED COMMON STOCK ARE ENTITLED TO ELECT ONE MEMBER OF THE COMPANY'S BOARD OF DIRECTORS AND TO A 0.55 VOTE FOR EACH SHARE HELD ON ALL OTHER MATTERS ON WHICH THEY ARE ENTITLED TO VOTE. HOLDERS OF RESTRICTED COMMON STOCK ARE NOT ENTITLED TO VOTE ON THE ELECTION OF ANY OTHER DIRECTORS. EACH SHARE OF RESTRICTED COMMON STOCK IS CONVERTIBLE INTO ONE SHARE OF COMMON STOCK UNDER CERTAIN CIRCUMSTANCES. SEE "DESCRIPTION OF COMMON STOCK -- COMMON STOCK AND RESTRICTED COMMON STOCK."

                                  THE COMPANY

     Metals USA was founded in 1996 to become a leading national value-added metals processor/service center, to manufacture higher-value components from processed metals and to pursue aggressively the consolidation of the highly-fragmented metals processing industry. On July 11, 1997, the Company acquired in separate concurrent transactions eight companies engaged principally in the value-added metals processing business. These Founding Companies are Texas Aluminum Industries, Inc. and the Cornerstone Group, headquartered in Houston, Texas; Interstate Steel Supply Co., headquartered in Philadelphia, Pennsylvania; Queensboro Steel Corporation, headquartered in Wilmington, North Carolina; Affiliated Metals Company, headquartered in Granite Falls, Illinois; Southern Alloy of America, Inc., headquartered in Salisbury, North Carolina; Uni-Steel, Inc., headquartered in Enid, Oklahoma; Williams Steel & Supply Co., Inc., headquartered in Milwaukee, Wisconsin; and Steel Service Systems, Inc., headquartered in Horicon, Wisconsin. Since July 11, 1997, the Company has acquired or agreed to acquire Harvey Titanium, Ltd., headquartered in Santa Monica, California; Jeffreys Steel Company, Inc., headquartered in Mobile, Alabama; Wayne Steel, Inc., headquartered in Wooster Ohio; Meier Metal Servicenters, Inc., headquartered in Hazel Park, Michigan; and the business of Federal Bronze Products, Inc., headquartered in Newark, New Jersey. The acquisition of Wayne will be completed once certain approvals from the Federal Trade Commission and certain other administrative matters are finalized. The Company believes that the metals processor/service center industry in the United States is consolidating and currently has as many as 3,500 participants collectively generating over $75 billion in annual revenues. The Company intends to play a major role in the consolidation of this industry by combining a broad-based group of metals processing and manufacturing companies. To be a leader in the consolidation of the metals processing industry, the Company will be required to acquire and deploy the capital-intensive equipment and technology necessary to meet rapidly changing customer requirements.

     The Company engages in the preproduction processing of steel, aluminum and specialty metals and intends to capitalize on trends occurring among both primary metals producers and end-users of processed metals. In order to remain competitive, primary metals producers are focusing on their core competencies of high-volume production of a limited number of standardized metal products, and are limiting or eliminating their processing services. At the same time, most end-user customers are increasingly outsourcing their metals processing and inventory management requirements to reduce materials costs, decrease capital required for raw materials inventory and processing equipment and save time, labor and other expenses. Additionally, end-user customers are seeking to reduce costs by limiting the number of processors/service centers with whom they do business, often eliminating those suppliers offering limited ranges of products and services. The Company intends to provide just-in-time inventory management with a view to reducing its customers' overall cost of their manufactured metal products. In addition to its metals processing capabilities, the Company manufactures higher-value components from processed metals, such as finished building products, and produces a number of finished components machined from specialty metals, such as bushings, pump parts and hydraulic cylinders. The Company intends to continue its focus on the metal building products industry, the single fastest growing segment of the metals processing industry.

     The Acquired Companies sell to over 20,000 customers in industries such as the aerospace, furniture, transportation equipment, power and process equipment, industrial/commercial construction, consumer durables and electrical equipment industries. The Company believes that its broad customer base and wide array of metals processing capabilities, products and services, coupled with its geographic coverage across the United States, reduce the Company's susceptibility to economic fluctuations affecting any one industry or geographical area.

     To date, the primary acquirors in the metals processor/service center industry have been a few large metals service center companies that have acquired businesses on a service center-by-service center basis. Following an acquisition, these acquirors typically install their operating systems, procedures and management and eliminate the acquired service center's separate identity, thereby effectively converting the business into a branch office. The Company believes that the sale of well-established businesses to these acquirors is not an attractive alternative for many owners, particularly those who do not wish to retire from the business. The Company, therefore, believes that significant acquisition opportunities exist for a well-capitalized, national value-added metals processor/service center that employs a decentralized operating strategy and preserves the identity of the acquired businesses. The Company believes that this operating strategy and the highly-fragmented nature of the metals industry should allow it to be a leader in the industry's consolidation.

     Key elements of the Company's strategy to achieve its objectives are:

       o EXPANDING THROUGH ACQUISITIONS. The Company believes that the metals processor/service center industry is highly fragmented and consolidating. The Company intends to pursue aggressively this consolidation through its acquisition program, the key elements of which are: to enter new geographic markets, expand within existing geographic markets, and enter complementary processing and service markets. The Company believes that there are significant opportunities to expand through acquisition in geographic markets where the Company does not currently have a strong presence by acquiring companies that are leaders in their regional markets. The Company also plans to improve its market share in existing geographic markets by pursuing "tuck-in" acquisitions as well as acquisitions of companies that expand its range of products and services.

       o OPERATING ON A DECENTRALIZED BASIS. The Company intends to manage the Acquired Companies and subsequently acquired companies on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and growth of the business and the flexibility to capitalize on the considerable regional market knowledge, name recognition and customer relationships.

       o ACCELERATING INTERNAL SALES GROWTH. A key component of the Company's strategy is to accelerate internal sales growth at each Acquired Company and at each subsequently acquired business. The key elements of this internal growth strategy are: to expand products and services to existing customers and to add new customers. The Company believes that there are significant opportunities to accelerate internal growth by making capital investments in areas such as inventory management, logistics systems and processing equipment, thereby expanding the range of processes and services offered by the Company. The Company also intends to implement a Company-wide marketing program which will utilize professional marketing sources and to adopt "best-practices" among Acquired Companies to demonstrate to the numerous customers not currently served by the Company that they could reduce their production costs by taking advantage of the Company's processing, inventory management and other services.

       o IMPROVING OPERATING MARGINS. The Company believes that the combination of the Acquired Companies will provide significant opportunities to realize purchasing economies and increase the Company's profitability. The key components of this strategy are: to increase operating efficiencies and to centralize appropriate admininistrative functions. The Company intends to use its increased purchasing power to gain volume discounts and to develop more effective inventory management systems. The Company expects measureable cost savings in such areas as vehicle leasing and maintenance, information systems and other purchases. The Company also believes there are significant opportunities to improve operating margins by consolidating administrative functions such as financing, insurance and employee benefits.

     The Company's executive offices are located at Three Riverway, Suite 600, Houston, Texas 77056, and its telephone number is (713) 965-0990.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                              RECENT DEVELOPMENTS

     During 1996 and 1997, members of the management team and certain consultants were assembled by Notre to pursue the consolidation of the Founding Companies. Notre, a consolidator of highly-fragmented industries, provided the Company with expertise regarding the consolidation process and advanced the Company the capital needed to pay organizational and Offering expenses.

     In connection therewith, during 1996 and the first and second quarters of 1997, Metals USA sold an aggregate of 1,385,500 shares of Common Stock to management of and consultants to the Company for $0.01 per share. As a result, the Company has recorded non-recurring, non-cash compensation charges of $3.6 million in 1996 and $2.8 million and $4.7 million in the first and second quarters of 1997, respectively, representing the difference between the amount paid for the shares and the estimated fair value of the shares on the date of sale, as if the Founding Companies were combined. In addition, the second quarter reflects a reduction in compensation expense of $1.5 million representing a revision of the estimated fair value of the shares sold to management and consultants in 1996 and the first quarter of 1997.

     On July 11, 1997 the Company consummated the Mergers. In connection therewith the Company issued to the public, 5,900,000 shares of Common Stock at a price of $10.00 per share resulting in net proceeds to the Company of $50.4 million after deducting underwriting commissions and discounts. On August 12, 1997, the Company sold 885,000 shares of Common Stock pursuant to the over-allotment option granted to the underwriters. The Company realized net proceeds from the sale of $8.2 million. The sale by the Company of the 6,785,000 shares of its Common Stock is hereinafter referred to as the "IPO".

     Since July 11, 1997, the Company has completed the acquisition of four Subsequent Acquisitions and has agreed to make one additional Subsequent Acquisition. The aggregate consideration paid and to be paid by Metals USA for the Acquired Companies consists of approximately $69.2 million in cash, 19,650,983 shares of Common Stock, plus the assumption of $133.1 million of indebtedness of the Acquired Companies. The consideration paid by Metals USA for each Acquired Company was determined by negotiations between Metals USA and representatives of each Acquired Company and was based primarily upon the pro forma adjusted net income of each Acquired Company. For a more detailed description of certain of these transactions, see "Certain
Transactions -- Organization of the Company."

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following historical and pro forma financial information should be read in conjunction with the Unaudited Pro Forma Financial Statements and the Notes thereto and the historical Consolidated Financial Statements of Metals USA and the Notes thereto included elsewhere in this Prospectus. The historical financial information for the fiscal years ended 1994 through 1996 and the nine months ended September 30, 1996 and 1997, reflects the historical financial statements of Metals USA, restated for the effects of the business combination with Jeffreys accounted for as a "pooling-of-interests" and the remaining Acquired Companies from their respective acquisition dates. The results of operations for interim periods are unaudited and are not necessarily indicative of the results for the full year.

                                                                                        NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,(1)               SEPTEMBER 30,
                                          ----------------------------------------  --------------------------
                                              1994          1995          1996          1996          1997
                                          ------------  ------------  ------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
Consolidated:
     Net sales..........................      $107,897      $121,537      $134,391      $103,363      $195,328
     Cost of sales......................        81,904        93,421       100,868        77,834       147,632
     Operating and delivery.............        10,155        11,426        14,130        10,575        21,321
     Selling, general and administrative
       expenses.........................         9,020         9,565        14,047         7,966        20,199
     Depreciation and amortization......         1,175         1,703         2,339         1,710         3,075
     Operating income...................         5,643         5,422         3,007         5,278         3,101
     Interest and other expense, net....           936         1,369         1,211           894         1,711
     Income before income taxes.........         4,707         4,053         1,796         4,384         1,390
     Net income (loss)..................         2,925         2,329          (239)        2,706        (1,714)
     Net income (loss) per share........         $0.73         $0.58        $(0.04)        $0.48        $(0.12)
     Shares used in computing net income
       (loss) per share.................     4,023,583     4,023,583     6,393,780     5,590,644    14,259,702
PRO FORMA (2):
     Net sales..........................                                  $746,583                    $626,474
     Cost of sales......................                                   568,630                     482,300
     Operating and delivery(3)..........                                    73,436                      62,234
     Selling, general and administrative
       expenses(3)......................                                    48,389                      38,133
     Depreciation and amortiza-
       tion(4)..........................                                    10,776                       8,372
     Operating income...................                                    45,352                      35,435
     Interest and other expense,
       net(5)...........................                                     6,974                       6,117
     Income before income taxes.........                                    38,378                      29,318
     Net income(6)......................                                    21,844                      16,921
     Net income per share...............                                     $0.70                       $0.54
     Shares used in computing net income
       per share(7).....................                                31,189,397                  31,189,397

                                                  YEARS ENDED(1)              SEPTEMBER 30, 1997
                                          -------------------------------  -------------------------
                                            1994       1995       1996       ACTUAL     PRO FORMA(8)
                                          ---------  ---------  ---------  ----------   ------------
BALANCE SHEET DATA:
     Working capital....................     28,473  $  29,736  $  27,499  $  158,576     $179,541
     Total assets.......................     44,000     53,345     54,573     409,926      465,282
     Long-term debt, net of current
       maturities.......................     18,210     23,267     17,037     137,842      153,355
     Stockholders' equity...............     18,619     21,542     26,836     190,934      215,495

                                                   (FOOTNOTES ON FOLLOWING PAGE)

 (1) As a result of the merger with Metals USA, Jeffreys changed its fiscal year to December 31 beginning January 1, 1996, to conform to the fiscal periods of Metals USA and the other Acquired Companies. The historical financial information of Jeffreys for the years ended July 31, 1994 and 1995 have been included in the Company's consolidated financial statements for the years ended December 31, 1994 and 1995.

 (2) The pro forma statements of operations data assume that the Mergers, the Subsequent Acquisitions and the IPO occurred on January 1, 1996 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. The historical combined net sales for the Acquired Companies for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997 were $735.3 million and $626.1 million, respectively.

 (3) The pro forma statements of operations data reflect (a) in selling, general and administrative expenses, an aggregate of approximately $8.3 million and $5.6 million for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, respectively, in pro forma reductions in salary, bonuses and benefits to the owners of the Acquired Companies to which they have agreed prospectively (the "Compensation Differential"),
     (b) in operating and delivery, a $0.4 million and $0.2 million for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, respectively, reduction in lease expense pursuant to the renegotiation of certain leases (the "Rent Differential"), and (c) selling, general and administrative expenses do not include the non-recurring portion of the non-cash compensation charge ("Compensation Charge") of $3.6 million and $6.0 million for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

 (4) Includes $3.4 million and $1.9 million for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997, respectively, of amortization on the $122.6 million of goodwill to be recorded as a result of the Mergers and Subsequent Acquisitions computed on the basis described in Notes to the Unaudited Pro Forma Combined Financial Statements.

 (5) Includes $0.6 million and $0.4 million for the twelve months ended December 31, 1996 and nine months ended September 30, 1997, respectively, in reductions in interest expense resulting from $9.2 million in outstanding indebtedness assumed to be repaid with a portion of the IPO proceeds. Also includes $0.8 million for both periods in reductions in interest expense due to assumed refinancing of outstanding indebtedness with the Company's Credit Facility. Interest expense is increased by $1.6 million and $1.2 million for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997 due to the assumed financing of the cash portion of the Acquired Companies' purchase price with the Company's Credit Facility.

 (6) Assumes all income is subject to a corporate tax rate of 40%, the Compensation Charge is non-deductible and goodwill of $81.2 million and $29.6 million resulting from the Mergers and the Subsequent Acquisitions, respectively, is nondeductible.

 (7) Includes (i) 19,650,983 shares issued to owners of the Acquired Companies,
     (ii) 1,385,500 shares issued to the management of and consultants to Metals USA, (iii) 3,367,914 shares issued to Notre and, (iv) the 6,785,000 shares sold in the IPO. Excludes the grant of options to purchase 3,227,524 shares of Common Stock.

 (8) The pro forma balance sheet data assumes that the acquisition of Wayne Steel, Inc. was consummated on September 30, 1997.

         SUMMARY INDIVIDUAL ACQUIRED COMPANY HISTORICAL FINANCIAL DATA

     The following table presents summary historical financial data for each of the individual Acquired Companies for each of their three most recent years and the nine months ended September 30, 1996 and 1997. Income from operations has not been adjusted for the anticipated increase in income attributable to the Compensation Differential or the Rent Differential or to take into account increased costs associated with the Company's new corporate management and with being a public company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction."

                                                                         NINE MONTHS ENDED
                                               FISCAL YEARS(1)             SEPTEMBER 30,
                                       -------------------------------  --------------------
                                         1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------
                                                     (IN THOUSANDS OF DOLLARS)
FOUNDING COMPANIES:
TEXAS ALUMINUM/CORNERSTONE:
    Net sales........................  $  26,105  $  34,706  $  40,651  $  31,382  $  36,667
    Operating income.................        493      1,623      3,012      2,141      2,326
INTERSTATE:
    Net sales........................     49,299     61,375     66,806     51,345     55,348
    Operating income.................      1,149      2,751      4,720      3,811      3,255
QUEENSBORO:
    Net sales........................     50,795     60,322     54,996     41,522     46,881
    Operating income.................      1,366      2,096      3,454      2,344      2,451
AFFILIATED:
    Net sales........................     63,046     78,976     81,002     60,554     87,159
    Operating income.................      1,474      2,319      3,476      2,078      2,250
SOUTHERN ALLOY:
    Net sales........................      9,463     12,018     10,815      8,429      8,613
    Operating income.................        409        533         46        130        562
UNI-STEEL:
    Net sales........................     42,711     47,662     54,620     42,390     48,186
    Operating income.................      1,334      1,694      2,361      1,864      2,018
WILLIAMS(2):
    Net sales........................     27,449     30,422     25,451     18,212     24,482
    Operating income.................        694      1,518      1,425      1,075      1,137
SERVICE SYSTEMS:
    Net sales........................     28,214     31,062     35,750     28,078     25,583
    Operating income.................      1,392      1,017        818        764      1,215

SUBSEQUENT ACQUISITIONS:
JEFFREYS:
    Net sales........................    107,897    121,537    134,391    103,363     93,281
    Operating income.................      5,506      5,288      6,643      5,018      4,535
WAYNE:
    Net sales........................    104,376    113,663    105,754     78,337     99,977
    Operating income.................      7,853      8,305      6,174      4,867      6,657
HARVEY:
    Net sales........................     11,793     19,157     35,810     33,280     44,283
    Operating income.................        105        205      1,907      2,835      3,804
MEIER:
    Net sales........................     54,375     67,164     61,441     47,109     44,938
    Operating income.................      2,659      3,186      3,058      2,345      1,203
FEDERAL BRONZE:
    Net sales........................     12,074     13,448     12,449      9,552     10,681
    Operating income.................        204        371        314        343        305

(1) The financial data are presented on a historical basis for the Founding Companies' respective fiscal year ends. The fiscal periods presented are as follows: Texas Aluminum/Cornerstone is comprised of Texas Aluminum with the fiscal years ended June 30, 1994, 1995 and December 1996 and Cornerstone with the nine months ended December 31, 1995 (founded in 1995), and fiscal year ended December 31, 1996; Uni-Steel -- the fiscal years ended September 30, 1994, 1995 and 1996; Affiliated -- the fiscal years ended September 3, 1994, September 2, 1995 and August 31, 1996; Southern Alloy, Interstate, Queensboro, and Service Systems -- years ended December 31, 1994, 1995 and 1996; and Williams -- ten months ended December 1996. The financial data are presented on a historical basis for the Subsequent Acquisitions' respective fiscal year ends. The fiscal periods presented are as follows:
    Jeffreys -- fiscal years ended July 31, 1994, 1995 and December 31, 1996; Harvey -- fiscal years ended June 30, 1994, 1995 and 1996; Wayne, Meier and Federal Bronze -- fiscal years ended December 31, 1994, 1995 and 1996.

(2) Williams was purchased by its current owners effective March 1, 1996. The September 30, 1996 financial data are for the seven months ended September 30, 1996. The financial data for the predecessor entity, prior to the acquisition by its current owners, are presented for 1994 and 1995. For the two months ended February 29, 1996, the predecessor entity had $5,258 and $320 of net sales and operating income, respectively.

                                  THE COMPANY

     Metals USA was founded in 1996 to become a leading national value-added metals processor/service center, to manufacture higher-value components from processed metals and to pursue aggressively the consolidation of the highly-fragmented metals processing industry. In July 1997, Metals USA acquired the eight Founding Companies. Since that date the Company has acquired or agreed to acquire the five companies which comprise the Subsequent Acquisitions. In 1996, the Acquired Companies, which have been in business an average of 40 years, had pro forma net sales of $746.6 million, servicing over 20,000 customers. For a description of the transactions pursuant to which certain of these businesses were acquired, see "Certain Transactions -- Organization of the Company." The following is a description of the Acquired Companies:

     TEXAS ALUMINUM INDUSTRIES, INC./THE CORNERSTONE GROUP -- Texas Aluminum Industries, Inc. ("Texas Aluminum"), headquartered in Houston, Texas, was founded in 1949 by Gene C. Elkins. The Cornerstone Group ("Cornerstone") includes four entities founded in 1995, 1996 and 1997 by Michael E. Christopher and Mark Elkins, who are the principal stockholders of Texas Aluminum (Texas Aluminum and Cornerstone being collectively referred to herein as "Texas Aluminum/Cornerstone"). Texas Aluminum/Cornerstone operates through five manufacturing plants and 37 service centers and distribution facilities primarily in the Sunbelt. Texas Aluminum/Cornerstone produces and distributes aluminum and steel building products consisting of windows, doors, insulated wall panels, canopies and awnings primarily for the commercial and residential building products industries. Texas Aluminum/Cornerstone had fiscal 1996 and nine months ended September 30, 1997 net sales of $40.6 million and $36.7 million, respectively, operating income of $3.0 million and $2.3 million, respectively, and currently has about 275 employees. Michael E. Christopher has been employed by Texas Aluminum for ten years, has signed a five-year employment agreement with Texas Aluminum/Cornerstone as President of Texas Aluminum/Cornerstone and is a Senior Vice President and a director of the Company.

     INTERSTATE STEEL SUPPLY CO. -- Interstate Steel Supply Co.
("Interstate"), headquartered in Philadelphia, Pennsylvania, was founded in 1949 and operates primarily in the northeast and mid-Atlantic regions of the United States. Interstate operates service centers in Philadelphia and Pittsburgh, Pennsylvania and Baltimore, Maryland and is a value-added metals processor/service center providing products and services primarily to structural steel fabricators of buildings and bridges and to the shipbuilding, railroad and electric power generation industries. Interstate had fiscal 1996 and nine months ended September 30, 1997 net sales of $66.8 million and $55.3 million, respectively, operating income of $4.7 million and $3.3 million, respectively, and currently has about 180 employees. Arnold W. Bradburd, the Chairman of the Board and Chief Executive Officer of Interstate, has been employed by Interstate for 23 years, has signed a five-year employment agreement with Interstate to continue in those capacities and is the Vice-Chairman of the Board of the Company.

     QUEENSBORO STEEL CORPORATION -- Queensboro Steel Corporation ("Queensboro"), headquartered in Wilmington, North Carolina, was founded in 1952 by George and Seymour Alper and operates primarily in the southeastern region of the United States. Queensboro operates service centers in Wilmington and Greensboro, North Carolina and Norfolk, Virginia and is a value-added metals processor/service center and fabricator, providing products and services primarily to the shipbuilding, transportation, construction, pulp and paper and chemical industries. Queensboro had fiscal 1996 and nine months ended September 30, 1997 net sales of $55.0 million and $46.9 million, respectively, operating income of $3.5 million and $2.5 million, respectively, and currently has about 200 employees. Mark Alper, the President of Queensboro has been employed by Queensboro for 26 years, has signed a five-year employment agreement with Queensboro to continue in that capacity and is the Vice President -- Development and a director of the Company.

     AFFILIATED METALS COMPANY -- Affiliated Metals Company ("Affiliated"), headquartered in Granite City, Illinois, was founded in 1979 and operates primarily in the midwestern region of the United States. Affiliated operates service centers in Granite City, Illinois and a newly-constructed facility in Butler, Indiana and is a value-added metals processor/service center providing products and services primarily to manufacturers of consumer durables, commercial transportation equipment, appliances and furniture. Affiliated had fiscal 1996 and nine months ended September 30, 1997 net sales of $81.0 million and $87.2 million, respectively, operating income of $3.5 million and $2.3 million, respectively, and currently has about 130 employees. Patrick A. Notestine, the President of Affiliated, has been employed by Affiliated for nine years, has signed a five-year employment agreement with Affiliated to continue in that capacity and is a director of the Company.

     SOUTHERN ALLOY OF AMERICA, INC. -- Southern Alloy of America, Inc. ("Southern Alloy"), headquartered in Salisbury, North Carolina, was founded in 1977 and operates primarily in the southeastern region of the United States. Southern Alloy operates a plant in Salisbury, North Carolina and is a specialty metals processor, providing products and services primarily to the fluid power, machine tools, pump and valve, power transmission and textile machinery industries. Southern Alloy had fiscal 1996 and nine months ended September 30, 1997 net sales of $10.8 million and $9.6 million, respectively, operating income of less than $0.1 million and $0.6 million, respectively, and currently has about 30 employees. William B. Edge, the President of Southern Alloy, has been employed by Southern Alloy for 16 years, has signed a five-year employment agreement with Southern Alloy to continue in that capacity and is a director of the Company.

     UNI-STEEL, INC. -- Uni-Steel, Inc. ("Uni-Steel"), headquartered in Enid, Oklahoma, was founded in 1987 as a result of the merger of two companies which began operations in 1907 and 1924, and operates primarily in the southwestern and midwestern regions of the United States. Uni-Steel operates service centers in Enid, Muskogee and the Port of Muskogee, Oklahoma and is a value-added metals processor/service center providing products and services primarily to customers in the oil and gas, transportation, mining and manufacturing industries. Uni-Steel had fiscal 1996 and nine months ended September 30, 1997 net sales of $54.6 million and $48.2 million, respectively, operating income of $2.4 million and $2.0 million, respectively, and currently has about 130 employees. Richard
A. Singer, the Chief Executive Officer of Uni-Steel, has been employed by Uni-Steel for 32 years, has signed a five-year employment agreement with Uni-Steel to continue in such capacities and is a Senior Vice President and a director of the Company.

     WILLIAMS STEEL & SUPPLY CO., INC. -- Williams Steel & Supply Co., Inc. ("Williams"), headquartered in Milwaukee, Wisconsin, was founded in 1944 and operates primarily in the midwest region of the United States. Williams operates a service center in Milwaukee, Wisconsin and is a value-added metals processor/service center, providing products and services primarily to the construction industry, original equipment manufacturers ("OEMs") and fabricators. Williams had fiscal 1996 and nine months ended September 30, 1997 net sales of $25.5 million and $24.5 million, respectively, operating income of $1.4 million and $1.1 million, respectively, and currently has about 80 employees. Lester G. Peterson, the President of Williams, has been employed by Williams for 27 years, has signed a five-year employment agreement with Williams to continue in that capacity and is a director of the Company.

     STEEL SERVICE SYSTEMS, INC. -- Steel Service Systems, Inc. ("Service Systems"), headquartered in Horicon, Wisconsin was founded in 1990 and operates primarily in the midwestern region of the United States. Service Systems operates a service center in Horicon, Wisconsin and is a value-added metals processor/service center providing products and services primarily for manufacturers of lawn and garden equipment, outdoor recreation vehicles and furniture. Service Systems had fiscal 1996 and nine months ended September 30, 1997 net sales of $35.8 million and $25.6 million, respectively, operating income of $0.8 million and $1.2 million, respectively, and currently has about 75 employees. Craig R. Doveala, the President of Service Systems, has been employed by Service Systems since its founding, has signed a five-year employment agreement with Service Systems to continue in that capacity and is a director of the Company.

     JEFFREYS STEEL COMPANY, INC. -- Jeffreys Steel Company, Inc.
("Jeffreys"), headquartered in Mobile, Alabama, was founded in 1966 by Mr.
Leon Jeffreys. Jeffreys operates steel service centers in the south and southeastern United States. These service center operations include the locations in Mobile, in Muscle Shoals and Attalla, Alabama, Columbus, Mississippi, Kenner, Louisiana, Jacksonville, Lakeland and Ft. Lauderdale, Florida and Oakwood, Georgia. Jeffreys is a value-added processor/service center specializing in steel plate and structural components and provides products and services to the marine (including new ship construction and repair), offshore oil and gas, construction and fabrication, transportation pulp and paper and chemical industries. Jeffreys Steel had fiscal 1996 and nine months ended September 30, 1997 net sales of $103.4 million and $93.3, million respectively, operating income of $5.0 million and $4.5 million, respectively and currently has about 450 employees. Mr. Toby Jeffreys, the President of Jeffreys, has been employed by Jeffreys Steel for 10 years, and has signed a five-year employment agreement with Jeffreys to continue in that capacity. Mr. Leon Jeffreys, Chairman of the Board of Jeffreys, has signed a five-year employment agreement with Jeffreys to continue in that capacity, and was recently elected a director of the Company.

     WAYNE STEEL, INC. -- Wayne Steel, Inc. ("Wayne"), headquartered in Wooster, Ohio, was founded in 1921 by Meyer Shapiro and operates in Randleman, North Carolina is scheduled to open as a newly-constructed processing facility in Jeffersonville, Indiana in late 1997. Wayne is a value-added metals processor of flat rolled steel providing products and services primarily in the transportation, electrical and telecommunications equipment manufacturing industries. Wayne had fiscal 1996 and nine months ended September 30, 1997 net sales of $105.8 million and $100.0 million, respectively, operating income of $6.2 million and $6.7 million, respectively, and currently has about 220 employees. Mr. Tom Sharpiro, President and Chief Executive Officer of Wayne, has been employed by Wayne for 25 years and intends to sign a five-year employment agreement with Wayne to continue in that capacity.

     HARVEY TITANIUM, LTD. -- Harvey Titanium, Ltd. ("Harvey"), headquartered in Santa Monica, California, was founded in 1978 by Barry Harvey and operates on a global basis through its international sales office in the United Kingdom and through agents around the world. Harvey is a value-added metal service center supplying primarily custom orders of titanium products, as well as nickel-based alloys, vacuum melted stainless steels and other exotic alloys. Harvey's customers are primarily in the aerospace industry, however Harvey also serves customers in the recreation, petrochemical and biomedical industries. Harvey had fiscal 1996 and nine months ended September 30, 1997 net sales of $45.5 million and $44.3 million, respectively, operating income of $4.0 million and $3.8 million, respectively, and currently has about 50 employees. Mr. Barry Harvey, President and Chief Executive Officer of Harvey, has been employed by Harvey for 19 years and has signed a three-year employment agreement with Harvey to continue in that capacity.

     MEIER METAL SERVICENTERS, INC. -- Meier Metal Servicenters, Inc.
("Meier"), headquartered in Hazel Park, Michigan, was founded in 1945 by Louis
F. Meier and operates primarily in the upper midwest and southeastern regions of the United States. Meier operates service centers in Hazel Park and Grand Rapids, Michigan, Chicago, Illinois, Dayton and Cleveland, Ohio and Greensboro, North Carolina and is a value-added processor and distributor of nonferrous metals, including aluminum, brass, copper, bronze and stainless steel. Meier sells its products to customers in the tool and die, screw machine products, industrial machinery, transportation and aerospace industries. Meier had fiscal 1996 and nine months ended September 30, 1997 net sales of $47.1 million and $44.9 million, respectively, operating income of $2.3 million and $1.2 million respectively and currently has about 115 employees. Mr. William Targett, President and Chief Executive Officer of Meier, has been employed by Meier Metals for approximately 42 years and has signed a five-year employment agreement with Meier to continue in that capacity.

     FEDERAL BRONZE ALLOYS INC. -- Federal Bronze Alloys Inc. ("Federal Bronze"), headquartered in Newark, New Jersey is the successor entity to Federal Bronze Products, Inc. which was founded in 1947 by Steve Stefiuk and operates primarily in the northeast region of the United States. Federal Bronze is a specialty metals processor, providing products and services primarily to the fluid power, machine tool, power transmission, and the pump valve industries. Federal Bronze had fiscal 1996 and nine months ended September 30, 1997 net sales of $12.4 million and $10.7 million, respectively, operating income of $0.3 million and $0.3 million, respectively, and currently has about 55 employees. Mr. John Stefiuk, President and Chief Executive Officer of Federal Bronze, has been employed by Federal Bronze for 25 years and has signed a five-year employment agreement with Federal Bronze to continue in that capacity.

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF ANY NUMBER OF FACTORS, INCLUDING THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

     ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATING FOUNDING COMPANIES. Metals USA was founded in 1996 but conducted no operations and generated no net sales prior to July 11, 1997. The Acquired Companies were operated as separate independent entities prior to their acquisition, and there can be no assurance that the Company will be able to integrate the operations of these businesses successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. The Company's management group has been assembled only recently, and there can be no assurance that the management group will be able to manage the combined entity effectively or to implement successfully the Company's acquisition and internal growth operating strategies. The pro forma historical financial results of the Acquired Companies cover periods when the Acquired Companies and Metals USA were not under common control or management and may not be indicative of the Company's future financial or operating results. The inability of the Company to integrate the Acquired Companies successfully would have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful. See "Business -- Strategy" and "Management."

     POSSIBLE IMPACT OF VARYING METAL PRICES. The principal raw materials used by the Company are steel, aluminum and various specialty metals. The metals industry as a whole is cyclical, and at times pricing and availability of raw materials in the metals industry can be volatile due to numerous factors beyond the control of the Company, including general, domestic and international economic conditions, labor costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for the Company, and may, therefore, adversely affect the Company's net sales, operating margin and net income. During the last five years, carbon steel prices for the Acquired Companies have increased an average of 2.7% per year. Aluminum prices have declined approximately 7% per year for the past two years. While the overall trend of steel and aluminum prices has been relatively stable, prices have fluctuated approximately 10% up or down during interim periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's service centers maintain substantial inventories of metal to accommodate the short lead times and just-in-time delivery requirements of its customers. Accordingly, the Company purchases metal in an effort to maintain its inventory at levels that it believes to be appropriate to satisfy the anticipated needs of its customers based on information derived from customers, market conditions, historic usage and industry research. The Company's commitments for metal purchases are generally at prevailing market prices in effect at the time the Company places its orders. The Company has no long-term, fixed-price purchase contracts. During periods of rising raw materials pricing, there can be no assurance the Company will be able to pass any portion of such increases on to customers. When raw material prices decline, customer demands for lower prices could result in lower sale prices and, as the Company uses existing inventory, lower margins. Changing metal prices could adversely affect the Company's operating margin and net income.

     CYCLICALITY OF DEMAND. Many of the Company's products are sold to industries that experience significant fluctuations in demand based on economic conditions, energy prices, consumer demand and other factors beyond the control of the Company. No assurance can be given that the Company will be able to increase or maintain its level of sales in periods of economic stagnation or downturn.

     RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY. The Company intends to grow significantly through the acquisition of additional value-added metals processors/service centers and manufacturers. The Company expects to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial difficulties. Further, acquisitions involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Acquired Companies or other subsequently acquired businesses will achieve anticipated net sales and earnings. See "Business -- Strategy."

     RISKS RELATED TO ACQUISITION FINANCING. The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock for all or a substantial portion of the consideration to be paid. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. The Company's $150.0 million revolving credit facility became available upon consummation of the IPO for working capital and acquisitions. As of November 10, 1997, borrowings under the line of credit were $134.2 million. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Combined liquidity and capital resources."

     RISKS RELATED TO INTERNAL GROWTH AND OPERATING STRATEGIES. Key elements of the Company's strategy are to improve the profitability of the Acquired Companies and subsequently acquired businesses and to continue to expand the net sales of the Acquired Companies and any subsequently acquired businesses. Although the Company intends to seek to improve the profitability of the Acquired Companies and any subsequently acquired businesses by various means, including realizing overhead and purchasing efficiencies, there can be no assurances that the Company will be able to do so. The Company's ability to increase the net sales of the Acquired Companies and any subsequently acquired businesses will be affected by various factors, including demand for metals, pricing and availability of raw materials, the Company's ability to expand the range of products and services offered by each Acquired Company and any subsequently acquired businesses and the Company's ability to successfully enter new markets. Many of these factors are beyond the control of the Company, and there can be no assurance that the Company's strategies will be successful or that it will be able to generate cash flow adequate for its operations and to support internal growth. A key component of the Company's strategy is to operate the Acquired Companies and subsequently acquired businesses on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the growth of the business. If proper overall business controls are not implemented, this decentralized operating strategy could result in inconsistent operating and financial practices at the Acquired Companies and subsequently acquired businesses and the Company's overall profitability could be adversely affected. See "Business -- Strategy -- Operating on a
Decentralized Basis."

     COMPETITION. The Company is engaged in a highly-fragmented and competitive industry. The Company competes with a large number of other value-added metals processors/service centers on a regional and local basis, some of which may have greater financial resources than the Company and several of which are public companies. The Company also competes to a lesser extent with primary metals producers, who typically sell to very large customers requiring regular shipments of large volumes of metals. The Company may also face competition for acquisition candidates from those public companies that have acquired a number of metals service center businesses during the past decade. Other smaller metals processors/service centers may also seek acquisitions from time to time. Increased competition could have a material adverse effect on the Company's net sales and profitability. See "Business -- Competition."

     REGULATION. The Company's operations are subject to a number of federal, state and local regulations relating to the protection of the environment and to workplace health and safety. In particular, the

Company's operations are subject to extensive federal, state and local laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, environment protection, remediation, workplace exposure and other matters. Hazardous materials the Company uses in its operations primarily include lubricants, cleaning solvents and hydrochloric acid used in its pickling operations at two facilities.

     Some of the properties owned or leased by the Company are located in industrial areas close to properties with histories of heavy industrial use, three of which are on or near sites listed on the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") National Priority List. The Company believes that as many as three of the properties leased by Founding Companies have been contaminated by pollutants which have migrated from neighboring facilities or have been deposited by prior occupants.

     Prior to entering into the agreements relating to the Mergers and the Subsequent Acquisitions, the Company evaluated the properties owned or leased by the Acquired Companies and engaged an independent environmental consulting firm to conduct or review assessments of environmental conditions at these properties. Although no environmental claims have been made against the Company and it has not been named as a potentially responsible party by the Environmental Protection Agency or any other party, it is possible that the Company could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under CERCLA or under analogous state laws. If so, the Company could incur substantial litigation costs to prove it is not responsible for the environmental damage. The Company has obtained limited indemnities from the stockholders of the Acquired Companies (ranging from approximately $50,000 to $7.6 million per Acquired Company) whose facilities are located at the contaminated sites. The Company believes that these indemnities will be adequate to protect it from a material adverse effect on its financial condition should the Company be found to be responsible for a share of the clean-up costs. The limited indemnities are subject to certain deductible amounts, however, and there can be no assurance that the limited indemnities will fully protect the Company. See "Business -- Governmental Regulation and Environmental Matters."

     RELIANCE ON KEY PERSONNEL. Due in part to the Company's decentralized operating strategy, the Company is highly dependent on the continuing efforts of its executive officers and the senior management of the Acquired Companies, and the Company likely will depend on the senior management of any significant business it acquires in the future. The business or prospects of the Company could be affected adversely if any of these persons does not continue in his management role until the Company is able to attract and retain qualified replacements. See "Management."

     CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. The Company's executive officers and directors, former stockholders of the Acquired Companies (excluding Wayne) and entities affiliated with them beneficially own approximately 61.7% of the outstanding shares of Common Stock (not including the 8,707,637 shares of Common Stock that remain available for issuance pursuant to this registration statement). A portion of these shares are Restricted Common Stock, which are entitled to elect one member of the Company's Board of Directors and 0.55 of one vote for each share held on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Accordingly, the Company' s executive officers, directors and the former stockholders of the Acquired Companies (excluding Wayne) control in the aggregate approximately 63.3% of the votes of all shares of Common Stock, and if acting in concert, will be able to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the outcome of any matter submitted to a vote of stockholders. See "Principal Stockholders."

     SUBSTANTIAL PROCEEDS OF THE IPO WERE PAID TO AFFILIATES OF FOUNDING COMPANIES. Of the net proceeds of the IPO, $27.8 million, or 47.4% was paid as the cash portion of the purchase price for the Founding Companies. Some of the recipients of these funds are directors of the Company or holders of more than 5% of the Common Stock. Prior to the IPO, 1,385,000 shares of Common Stock were issued to management of and certain consultants to the Company at a price of $0.01 per share. See "Certain Transactions."

     LIMITED PRIOR PUBLIC MARKET AND DETERMINATION OF OFFERING PRICE. Prior to the IPO, there was no public market for the Common Stock. The offering price for the Common Stock to be issued pursuant to this Prospectus will be based upon the Company's closing stock price at a date certain or the average closing stock price over a period of time determined by negotiations between the Company and the owners of the companies to be acquired. The negotiated price may bear no relationship to the price at which the Common Stock will trade after the respective acquisition and there can be no assurance that an active trading market will be sustained subsequent to any future acquisition transactions. The market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including the timing of any acquisitions by the Company, variations in the Company's annual or quarterly financial results or those of its competitors, changes by financial research analysts in their estimates of the future earnings of the Company, conditions in the economy in general or in the Company's industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the metals industry. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

     POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK. There are currently 26,982,969 shares of Common Stock issued and outstanding, of which 8,077,363 shares are freely tradable (consisting principally of the 6,875,000 shares sold in the IPO). The remaining outstanding shares may be resold publicly only following their registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption from registration (such as provided by Rule 144 following a one year holding period for previously unregistered shares). The holders of these remaining shares have certain demand rights to have their shares registered in the future under the Securities Act, but may not exercise such demand registration rights, and have agreed with the Company that they will not sell, transfer or otherwise dispose of any of their shares, for one year following the consummation of the IPO. Following the acquisition of Wayne, the Company will have granted options to purchase up to a total of 3,227,524 shares of Common Stock. The Company has filed a registration statement on Form S-8 for the purpose of registering all the shares subject to these options under the Securities Act for public resale. In addition, the 8,707,637 shares of Common Stock that remain available for issuance pursuant to this registration statement generally will be freely tradeable after their issuance by persons not affiliated with the Company unless their resale is contractually restricted. Sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the future ability of the Company to raise equity capital and complete any additional acquisitions for Common Stock. See "Shares Eligible for Future
Sale."

     POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. Metals USA's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Common Stock respecting dividends and distributions and voting rights) as the Board of Directors may determine. The issuance of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Certificate of Incorporation provides for a classified Board of Directors, which may also have the effect of inhibiting or delaying a change in control of the Company. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has traded on the New York Stock Exchange since July 11, 1997. On November 13, 1997, the last sale price of the Common Stock was $14.50 per share, as published in THE WALL STREET JOURNAL on November 14, 1997. At November 10, 1997, there were approximately 150 stockholders of record of the Company's Common Stock.

     The following table sets forth the range of high and low sales prices for the Common Stock for the periods indicated:

                                         HIGH        LOW
                                       ---------  ---------
July 11, 1997 to September 30,
1997.................................  $   16.00  $   10.00
October 1, 1997 to November 13,
1997.................................  $   16.50  $   13.38

                                DIVIDEND POLICY

     The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Company's Credit Facility (See Management's Discussion and Analysis of Financial Condition and Results of Operations) includes restrictions on the ability of the Company to pay dividends without the consent of the lender.

                                 CAPITALIZATION

     The following table sets forth the current maturities of long-term obligations and capitalization at September 30, 1997 (i) of Metals USA on a consolidated basis and (ii) of Metals USA, pro forma, as adjusted to give effect to the acquisition of Wayne. This table should be read in conjunction with the Unaudited Pro Forma Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                                                 SEPTEMBER 30, 1997
                                           ------------------------------
                                           CONSOLIDATED        PRO FORMA
                                           -------------       ----------
                                             (IN THOUSANDS OF DOLLARS)
Current maturities of long-term debt
  obligations(1)........................     $   3,812          $  7,026
                                           =============       ==========
Long-term obligations, less current
  maturities(1).........................     $ 137,842          $153,355
Stockholders' equity:
     Preferred Stock: $0.01 par value,
       5,000,000 shares authorized; none
       issued or outstanding............       --                 --
     Common Stock: $0.01 par value,
       53,122,914 shares authorized;
       26,982,969 issued and
       outstanding; and 31,189,397
       shares issued and outstanding,
       pro forma(2).....................           270               312
     Additional paid-in capital.........       169,360           170,479
     Unearned compensation..............        (1,535)           (1,535)
     Retained earnings..................        22,839            46,239
                                           -------------       ----------
          Total stockholders' equity....       190,934           215,495
                                           -------------       ----------
             Total capitalization.......     $ 328,776          $368,850
                                           =============       ==========

------------

(1) For a description of the Company's debt, see the Notes to Unaudited Pro Forma Financial Statements and Notes to the Founding Companies' Financial Statements.

(2) Excludes 2,171,024 shares of Common Stock subject to options granted upon consummation of the IPO with an exercise price of $10.00 per share and 1,056,500 shares of Common Stock subject to options granted or to be granted in connection with the Subsequent Acquisitions. See "Management -- 1997 Long-Term Incentive Plan" and " -- 1997 Non-Employee Directors' Stock
    Plan."

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following historical and pro forma financial information should be read in conjunction with the Unaudited Pro Forma Financial Statements and the Notes thereto and the historical Consolidated Financial Statements of Metals USA and certain of the Acquired Companies and the Notes thereto included elsewhere in this Prospectus. The historical financial information for the fiscal years ended 1992 through 1996 and the nine months ended September 30, 1996 and 1997, reflects the historical financial statements of Metals USA, restated for the effects of the business combination with Jeffreys accounted for as a "pooling-of-interests" and the remaining Acquired Companies from their respective acquisition dates. The results of operations for interim periods are unaudited and are not necessarily indicative of the results for the full year.

                                                                                                    NINE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,(1)                    SEPTEMBER 30,
                                          -----------------------------------------------------  -----------------------
                                            1992       1993       1994       1995       1996       1996         1997
                                          ---------  ---------  ---------  ---------  ---------  ---------  ------------
STATEMENTS OF OPERATIONS DATA:
  CONSOLIDATED:
    Net sales...........................  $  49,319  $  56,659  $ 107,897  $ 121,537  $ 134,391  $ 103,363  $    195,328
    Cost of sales.......................     36,769     41,698     81,904     93,421    100,868     77,834       147,632
    Operating and delivery..............      5,476      6,236     10,155     11,426     14,130     10,575        21,321
    Selling, general and administrative
      expenses..........................      4,755      5,393      9,020      9,565     14,047      7,966        20,199
    Depreciation and amortization.......        740        892      1,175      1,703      2,339      1,710         3,075
    Operating income....................      1,579      2,440      5,643      5,422      3,007      5,278         3,101
    Interest and other expense, net.....       (181)        52        936      1,369      1,211        894         1,711
    Income before tax...................      1,760      2,388      4,707      4,053      1,796      4,384         1,390
    Net income (loss)...................      1,090      1,510      2,925      2,329       (239)     2,706        (1,714)
    Net income (loss) per share.........  $    0.27  $    0.38  $    0.73  $    0.58  $   (0.04) $    0.48  $      (0.17)
    Shares used in computing net income
      (loss) per share..................  4,023,583  4,023,583  4,023,583  4,023,583  6,393,780  5,590,644    14,259,702
  PRO FORMA(2):
    Net sales...........................                                              $ 746,583             $    626,474
    Cost of sales.......................                                                568,630                  482,300
    Operating and delivery(3)...........                                                 73,436                   62,234
    Selling, general and administrative
      expenses(3).......................                                                 48,389                   38,133
    Depreciation and amortization(4)....                                                 10,776                    8,372
    Operating income....................                                                 45,352                   35,435
    Interest and other expense,
      net(5)............................                                                  6,974                    6,117
    Income before tax...................                                                 38,378                   29,318
    Net income(6).......................                                                 21,844                   16,921
    Net income per share................                                              $    0.70             $       0.54
    Shares used in computing net income
      per share(7)......................                                              31,189,397              31,189,397

                                                          FISCAL YEARS ENDED(1)                    SEPTEMBER 30, 1997
                                          -----------------------------------------------------  -----------------------
                                            1992       1993       1994       1995       1996      ACTUAL    PRO FORMA(8)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ------------
BALANCE SHEET DATA:
    Working capital (deficit)...........  $  12,233  $  23,543  $  28,473  $  29,736  $  27,499  $ 158,576    $179,541
    Total assets........................     20,704     34,571     44,000     53,345     54,573    409,926     465,282
    Long-term debt, net of current
      maturities........................        491     15,496     18,210     23,267     17,037    137,842     153,355
    Stockholders' equity................     17,010     15,078     18,619     21,542     26,836    190,934     215,495
    Dividends declared..................     --         --         --         --         --         --          --

                                                   (FOOTNOTES ON FOLLOWING PAGE)

 (1) As a result of the merger with Metals USA, Jeffreys changed its fiscal year to December 31 beginning January 1, 1996, to conform to the fiscal periods of Metals USA and the other Acquired Companies. The historical financial information of Jeffreys for the years ended July 31, 1994 and 1995 have been included in the Company's consolidated financial statements for the years ended December 31, 1994 and 1995.

 (2) The pro forma statements of operations data assume that the Mergers, the Subsequent Acquisitions and the IPO and all acquisitions by the Acquired Companies occurred on January 1, 1996 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. The historical combined net sales for the Founding Companies for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997 were $735.3 million and $626.1 million, respectively.

 (3) The pro forma statements of operations data reflect the Compensation Differential of $8.3 million and $5.6 million included in selling, general and administrative expenses, the Rent Differential of $0.3 million and $0.2 million included in operating and delivery for the twelve months ended December 31, 1996 and for the nine months ended September 30, 1997, respectively, and selling, general and administrative expenses do not include the nonrecurring portion of the Compensation Charge.

 (4) Includes $3.4 million and $1.9 million of amortization for the twelve months ended December 31, 1996 and for the nine months ended September 30, 1997, respectively, on the $122.6 million of goodwill recorded as a result of the Mergers and Subsequent Acquisitions computed on the basis described in Notes to the Unaudited Pro Forma Combined Financial Statements.

 (5) Includes $0.6 million and $0.4 million for the twelve months ended December 31, 1996 and nine months ended September 30, 1997, respectively, in reductions in interest expense resulting from $9.2 million in outstanding indebtedness assumed to be repaid with a portion of the IPO proceeds. Also incudes $0.8 million for both periods in reductions in interest expense due to assumed refinancing of outstanding indebtedness with the Company's Credit Faciity. Interest expense is increased by $1.6 million and $1.2 million for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997 due to the assumed financing of the cash portion of the Acquired Companies' purchase price with the Company's Credit Facility.

 (6) Assumes all income is subject to a corporate tax rate of 40%, Compensation Charge is non-deductible and goodwill of $81.2 million and $29.6 million resulting from the Mergers and the Subsequent Acquisitions, respectively, is nondeductible.

 (7) Includes (i) 19,650,983 shares issued to owners of the Acquired Companies,
     (ii) 1,385,500 shares issued to the management of and consultants to Metals USA, (iii) 3,367,914 shares issued to Notre and, (iv) 6,785,000 shares sold in the IPO. Excludes the grant of options to purchase 3,227,524 shares of Common Stock.

 (8) The pro forma combined balance sheet data assumes that the acquisition of Wayne was consummated on September 30, 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Financial Data" and the Company's Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION

     The Company's net sales are derived from the processing of steel, aluminum and other specialty metals and the use of processed metals to manufacture high-value end-use products. The majority of the metals sold by the Company are processed by the Company. The Company processes various metals to specified thickness, length, width, shape and surface quality pursuant to specific customer orders. Additionally, certain of the Acquired Companies manufacture finished building products for commercial and residential applications and machine certain specialty metals.

     The Acquired Companies have operated as privately-owned entities and their results of operations reflect varying tax structures ("S Corporations" or "C Corporations") which have influenced the level of owners' compensation. The owners of the Acquired Companies have contractually agreed to certain reductions in both their compensation and benefits and in certain cases lease payments for their respective facilities in connection with the acquisitions. These cost savings are reflected in the pro forma financial statements. Pro forma net sales were $746.6 million and $626.5 million and operating income was $45.4 million and $35.4 million for the year ended December 31, 1996 and for the nine months ended September 30, 1997, respectively. The foregoing and other pro forma financial information are more fully described in the Pro Forma Financial Statements, and the notes thereto presented elsewhere in this Prospectus.

     The Company anticipates that it will realize savings from: (i) greater volume discounts from raw materials and other suppliers and (ii) consolidation of insurance, employee benefit programs and other general and administrative costs. It is anticipated that these savings will be offset by costs related to the Company's new corporate management and by the costs attributable to being a public company, at least until the Company's cost savings program can be fully implemented. The Company's pro forma financial statements do not reflect any amounts as may be realized from future cost savings.

     During 1996 and the first half of 1997, the Company sold an aggregate of 1,385,500 shares of Common Stock to management of and consultants to the Company for $0.01 per share. Accordingly, the Company has recorded a Compensation Charge of $3.6 million in 1996, and $6.0 million in the first half of 1997, respectively, representing the difference between the amount paid for the shares and the estimated fair value of the shares on the date of sale, as if the Founding Companies were combined. In addition, the second quarter reflects a reduction in compensation expense of $1.5 million representing a revision of the estimated fair value of the shares sold to management and consultants in 1996 and the first quarter of 1997.

     In July 1996, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that these combinations be accounted for using the purchase method of acquisition accounting. Under SAB 97, the company receiving the largest voting position from the shares issued in connection with the Mergers must be designated as the accounting acquiror. Accordingly, Metals USA was the designated "accounting acquiror." Accordingly, the Company recorded the excess of the fair value of the Merger consideration paid (exclusive of debt assumed), over the fair value of the net assets acquired with respect to the Founding Companies as "goodwill." Collectively, the amount by which the excess of consideration paid (exclusive of debt assumed) over the fair value of the net assets acquired from the merger of the Founding Companies together with the merger of certain of the Subsequent Acquisitions that were accounted for using the "purchase" method of accounting, totaled approximately $122.6 million at September 30, 1997. Generally accepted accounting principles require the amortization of goodwill over its useful life, not to exceed 40 years. The amortization of goodwill is a non-cash charge to operating income. The pro forma impact of the amortization expense attributable to the goodwill created from the application of SAB 97, with respect to the Founding Companies is approximately, $2.1 million per year and is not deductible for income tax purposes. The pro forma impact of the amortization expense attributable to the goodwill created from the Subsequent Acquisitions is approximately, $1.0 million per year, a portion of which will be deductible for income tax purposes. See "Certain
Transactions -- Organization of the Company." Prior to the issuance of SAB 97, most business combinations similar to the Mergers were accounted for by combining the historical financial statements of the respective companies without the revaluation of acquired assets and liabilities and, therefore, did not result in the creation of "goodwill."

     The accounting classifications used by the Company to present the combined results of operations for the Founding Companies generally conform to the conventions established by the Steel Service Center Institute ("SSCI") and the National Association of Aluminum Distributors. Depreciation and amortization expenses are shown separately as management believes certain investors find the information beneficial. Brief descriptions of the classifications are as follows:

     NET SALES. Net sales include sales of materials, processing and fabrication, less sales returns, allowances and cash discounts. Net sales also exclude any sales and use taxes collected.

     COST OF SALES. Cost of sales include the cost of material and freight and all processing services purchased from unaffiliated third parties, less any applicable purchase discounts realized. The Company carries a substantial quantity of raw material inventories and five of its Subsidiaries use the last-in first-out ("LIFO") method of accounting. The LIFO method of accounting generally matches current costs more closely with current sales. However, variations in inventory quantities and/or prices may have a significant impact on cost of sales.

     OPERATING AND DELIVERY EXPENSE. Operating and delivery expenses consist of labor, utilities, rent, repairs and maintenance expenses attributable to material processing operations, warehouse facilities and delivery operations, including the cost of freight attributable to product shipments.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses include the cost of personnel conducting sales and administrative activities (including commissions and other forms of incentive compensation), advertising and marketing expenses, rent, utilities, repairs and maintenance costs for non-warehouse facilities, professional fees, property taxes and other costs not included in the preceding classifications that are directly attributable to operations.

RESULTS OF OPERATIONS

     The following historical financial information reflects the historical financial statements of Metals USA, restated for the effects of the business combination with Jeffreys accounted for as a "pooling-of-interests" and the remaining Acquired Companies from their respective acquisition dates. Because of the merger with Metals USA, Jeffreys changed its fiscal year end from July 31 to December 31, beginning January 1, 1996 to conform to the fiscal periods of Metals USA and the other Acquired Companies. The historical financial information of Jeffreys for the years ended July 31, 1994 and 1995 have been included in the Company's consolidated financial statements for the years ended December 31, 1994 and 1995.

                                                                                                             NINE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                          ----------------------------------------------------------------  --------------------
                                            1994         %        1995         %        1996         %        1996         %
                                          --------------------  --------------------  --------------------  --------------------
                                                                         (IN MILLIONS OF DOLLARS)
Net sales...............................  $   107.9      100.0% $   121.5      100.0% $   134.4      100.0% $   103.4      100.0%
Costs and expenses:
    Cost of sales.......................       81.9       75.9       93.4       76.9      100.9       75.1       77.8       75.2
    Operating and delivery..............       10.2        9.4       11.4        9.4       14.1       10.5       10.6       10.3
    Selling, general and administrative
      expenses..........................        9.0        8.4        9.6        7.9       14.0       10.5        8.0        7.7
    Depreciation and amortization.......        1.2        1.1        1.7        1.4        2.3        1.7        1.7        1.7
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income........................        5.6        5.2        5.4        4.4        3.1        2.2        5.3        5.1

                                            1997         %
                                          --------------------

Net sales...............................  $   195.3      100.0%
Costs and expenses:
    Cost of sales.......................      147.6       75.6
    Operating and delivery..............       21.3       10.9
    Selling, general and administrative
      expenses..........................       20.2       10.3
    Depreciation and amortization.......        3.1        1.6
                                          ---------  ---------
Operating income........................        3.1        1.6

     The results of operations for the interim period are unaudited and are not necessarily indicative of the results for the full year.

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1996

     NET SALES. Net sales increased $91.9 million, or 89.0%, from $103.4 million for the nine months ended September 30, 1996 to $195.3 million for the nine months ended September 30, 1997. The increase in net sales was principally due to increased shipments attributable to the acquisition of the Founding Companies on July 11, 1997. The purchase acquisitions of Harvey, Meier and Federal Bronze on September 26, 1997 did not have a significant impact on net sales or results of operations for the nine months ended September 30, 1997.

     COST OF SALES. Cost of sales increased $69.8 million, or 89.7%, from $77.8 million for the nine months ended September 30, 1996 to $147.6 million for the nine months ended September 30, 1997. The increase in cost of sales was principally due to the increased shipments attributable to the business acquisitions described above. As a percentage of net sales, cost of sales increased from 75.2% for the nine months ended September 30, 1996 to 75.6% for the nine months ended September 30, 1997. This percentage increase was due to higher cost of raw materials.

     OPERATING AND DELIVERY. Operating and delivery expenses increased $10.7 million, or 100.9%, from $10.6 million for the nine months ended September 30, 1996 to $21.3 million for the nine months ended September 30, 1997. The increase in operating and delivery expenses was principally due to the increased shipments attributable to the business acquisitions described above. As a percentage of net sales, operating and delivery expenses increased from 10.3% for the nine months ended September 30, 1996 to 10.9% for the nine months ended September 30, 1997. This percentage increase was primarily due to higher transportation costs to support an expanding market area.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased $12.2 million, or 152.5%, from $8.0 million for the nine months ended September 30, 1996 to $20.2 million for the nine months ended September 30, 1997. This increase in selling, general and administrative expenses was primarily attributable to the business acquisitions described above. Additionally, the Company recorded a $6.0 million compensation charge during the first and second quarters of 1997 related to 985,000 shares of Common Stock that were sold to consultants and members of management at $0.01 per share. As a percentage of net sales, selling, general and administrative expenses increased from 7.7% for the nine months ended September 30, 1996 to 10.3% for the nine months ended September 30, 1997. This percentage increase was primarily due to the compensation charge described above.

     OPERATING INCOME. Operating income decreased $2.2 million, or 41.5%, from $5.3 million for the nine months ended September 30, 1996 to $3.1 million for the nine months ended September 30, 1997. The decrease in operating income was primarily attributable to the $6.0 million compensation charge discussed above. As a percentage of net sales, operating income decreased from 5.1% for the nine months ended September 30, 1996 to 1.6% for the nine months ended September 30, 1997.

     INTEREST EXPENSE. Interest expense increased $1.1 million, or 122.2%, from $0.9 million for the nine months ended September 30, 1996 to $2.0 million for the nine months ended September 30, 1997. The increase in interest expense was primarily due to the purchase of the Founding Companies on July 11, 1997.

RESULTS FOR 1996 COMPARED TO 1995

     NET SALES. Net sales increased $12.9 million, or 10.6%, from $121.5 million in 1995 to $134.4 million in 1996. The increase in net sales was principally due to an 8.7% increase in shipments, from 213,500 tons in 1995 to 232,000 tons in 1996. Additionally, average realized prices increased by approximately 1.8%. The substantial portion of the increased shipments were from the Oakwood, Georgia facility that was acquired in March 1995.

     COST OF SALES. Cost of sales increased $7.5 million, or 8.0%, from $93.4 million in 1995 to $100.9 million in 1996. The increase in cost of sales was primarily attributable to the increased shipments described above. As a percentage of net sales, cost of sales decreased from 76.9% in 1995 to 75.1% in 1996 due primarily to a 2.0% decline in the cost of raw materials.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $2.7 million, or 23.7%, from $11.4 million in 1995 to $14.1 million in 1996. This increase was primarily attributable to the increased shipments described above. As a percentage of net sales, operating and delivery expenses increased from 9.4% in 1995 to 10.5% in 1996. This percentage increase was primarily due to higher transportation costs to support an expanding market area.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $4.3 million, or 44.3%, from $9.7 million in 1995 to $14.0 million in 1996. The increase in selling, general and administrative expenses was primarily due to a $3.6 million compensation charge during the fourth quarter of 1996 related to 400,000 shares of Common Stock that were sold to consultants and members of management at $0.01 per share. As a percentage of net sales, selling, general and administrative expenses increased from 8.0% for 1995 to 10.5% for 1996. This percentage increase was primarily due to the compensation charge described above.

     OPERATING INCOME. Operating income decreased $2.4 million, or 44.4%, from $5.4 million in 1995 to $3.0 million in 1996. The decrease in operating income was primarily attributable to the compensation charge discussed above. As a percentage of net sales, operating income decreased from 4.4% in 1995 to 2.2% in 1996.

     INTEREST EXPENSE. Interest expense decreased $0.3 million, or 20.0%, from $1.6 million for 1995 to $1.3 million for 1996. The decrease in interest expense was primarily due to lower average balances outstanding under the revolving credit facility.

RESULTS FOR 1995 COMPARED TO 1994

     NET SALES. Net sales increased $13.6 million, or 12.6%, from $107.9 million in 1994 to $121.5 million in 1995. The increase in net sales was principally due to a 7.4% increase in shipments, from 198,800 tons in 1994 to 213,500 tons in 1995. Additionally, average realized prices increased by approximately 4.8%. Approximately one half of the increased shipments were attributable to the Oakwood, Georgia facility that was acquired in March 1995.

     COST OF SALES. Cost of sales increased $11.5 million, or 14.0%, from $81.9 million in 1994 to $93.4 million in 1995. The increase in cost of sales was principally due to the increase in shipments. As a percentage of net sales, cost of sales increased from 75.9% in 1994 to 76.9% in 1995. This percentage increase was primarily due to a 6.3% increase in the cost of raw materials.

     OPERATING AND DELIVERY EXPENSES. Operating and delivery expenses increased $1.2 million, or 11.8%, from $10.2 million in 1994 to $11.4 million in 1995. The increase in operating and delivery expenses was primarily due to the increase in product shipments from the Oakwood, Georgia facility. As a percentage of net sales, operating and delivery expenses remained unchanged at 9.4% for 1994 and 1995.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.6 million, or 6.6%, from $9.0 million in 1994 to $9.6 million in 1995. The increase in selling, general and administrative expenses was primarily attributable to the addition of the new service center and the increase in net sales. As a percentage of net sales, selling, general and administrative expenses decreased from 8.4% in 1994 to 7.9% in 1995. This percentage decrease is primarily due to spreading of these expenses over a higher volume of net sales.

     OPERATING INCOME. Operating income decreased $0.2 million, or 3.6%, from $5.6 million in 1994 to $5.4 million in 1995. The decrease in operating income was primarily attributable to the higher costs of raw material and the opening of the new service center as discussed above. As a percentage of net sales, operating income decreased from 5.2% in 1994 to 4.4% in 1995.

     INTEREST EXPENSE. Interest expense increased $0.5 million, or 45.5%, from $1.1 million for 1994 to $1.6 million for 1995. The increase in interest expense was primarily due to increased borrowings used to finance the purchase of the Oakwood, Georgia facility.

LIQUIDITY AND CAPITAL RESOURCES

     The Company generated $2.6 million of net cash from operating activities during 1996 and generated $5.9 million in net cash from operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was $3.8 million and $67.5 million for 1996 and for the nine months ended September 30, 1997, respectively. The principal use of cash during the nine months ended September 30, 1997 was to fund the cash portion of the acquisition cost for the Acquired Companies. Net cash provided by financing activities was $2.1 million for 1996 and $71.3 million for the nine months ended September 30, 1997. For the nine months ended September 30, 1997, the cash provided by financing activities consisted primarily of the net proceeds from the sale of Common Stock of $58.6 million in connection with the IPO and borrowings under the Credit Facility. At December 31, 1996, the Company had cash of $1.2 million, working capital of $27.5 million and total debt of $18.1 million. At September 30, 1997, the Company had cash of $10.9 million, working capital of $158.6 million and total debt of $141.7 million.

     The Company has a five-year unsecured revolving credit facility of $150.0 million (the "Credit Facility"). The Credit Facility will be used to fund acquisitions, make capital expenditures, refinance debt of the Acquired Companies and for general working capital requirements. The Credit Facility requires the Company to comply with various affirmative and negative covenants including: (i) the maintenance of certain financial ratios, (ii) restrictions on additional indebtedness, (iii) restrictions on liens, guarantees and dividends,
(iv) obtaining the lenders' consent with respect to certain individual acquisitions, and (v) maintenance of a specified level of consolidated tangible net worth. At September 30, 1997, $130.0 million was outstanding and $20.0 million was available to the Company under the Credit Facility.

     The Company intends to continue to actively pursue acquisition opportunities. The Company expects to fund future acquisitions through the issuance of additional Common Stock, borrowings, including use of amounts available under its Credit Facility, and cash flow from operations. Capital expenditures for equipment and expansion of facilities are expected to be funded from cash flow from operations and supplemented as necessary by borrowings from the Credit Facility or other sources of financing. To the extent the Company funds a significant portion of the consideration for future acquisitions with cash, it may have to increase the amount of the Credit Facility or obtain other sources of financing. The Company anticipates that its cash flow from operations will be sufficient to meet the Company's normal working capital and debt service requirements for at least the next several years. The Company has initiated discussions with the agent bank to expand its Credit Facility to as much as $300 million.

     In July 1997, the Company closed its IPO of 5,900,000 shares of common stock for which it received net proceeds of approximately $54.9 million, before payment of estimated offering costs of $4.5 million. Concurrent with the completion of the IPO, Metals acquired the Founding Companies for $27.8 million in cash and 10,128,609 shares of common stock. The Company used a portion of the Credit Facility together with the net proceeds from the IPO to retire substantially all of the indebtedness of the Founding Companies. Additionally, on August 12, 1997, the Company sold 885,000 shares of its common stock pursuant to the overallotment option granted to the underwriters in connection with the IPO for net proceeds of $8.2 million. The Company used the net proceeds to repay borrowings on the Credit Facility and for other corporate purposes.

     On September 26, 1997, the Company acquired four additional metal processing companies. These acquisitions include Jeffreys, Meier, Harvey and Federal Bronze. The acquisition of Jeffreys has been accounted for using the "pooling-of-interests" method of accounting. The other acquisitions were accounted for using the "purchase" method of accounting. Collectively, the Company paid a total of $41.4 million in cash and issued 5,315,946 shares of Common Stock in connection with these acquisitions. Additionally, the Company also assumed $21.8 million of existing indebtedness of these companies.

  RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 123,
"Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

     In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"). For the Company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share
("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

                                    BUSINESS

     Metals USA was founded to become a leading national value-added metals processor/service center, to manufacture higher-value components from processed metals and to pursue aggressively the consolidation of the highly-fragmented metals processing industry. The Company believes that the metals processor/service center industry in the United States is consolidating and currently has as many as 3,500 participants collectively generating over $75 billion in annual revenues. The Company intends to play a major role in the consolidation of this industry by combining a broad-based group of metals processing and manufacturing companies. To be a leader in the consolidation of the metals processing industry, the Company will be required to acquire and deploy the capital-intensive equipment and technology necessary to meet rapidly changing customer requirements. On July 11, 1997, Metals USA acquired the eight Founding Companies which had 1996 pro forma net sales of $387.0 million. On September 26, 1997, Metals USA acquired four additional companies and on October 29, 1997 agreed to acquire Wayne. Collectively, the Subsequent Acquisitions had 1996 pro forma net sales of $359.6 million. On average, the Acquired Companies have been in business for over 40 years.

     The Company intends to capitalize on the trend of both primary metals producers and end-users of metal products to reduce in-house processing and outsource processing and inventory management requirements. The Company's metals processing business purchases metals from primary producers, who focus on large volume sales of unprocessed metals, and in most cases performs customized processing services to meet specifications provided by end-use customers. By providing these services, as well as offering inventory management and just-in-time delivery services, the Company enables its customers to reduce material costs, enhance quality, decrease capital required for raw materials inventory and processing equipment and save time, labor and other expenses. The Company believes that these "partnering" relationships with suppliers and customers enable it to reduce its customers' overall cost of their manufactured metal products. In addition to its metals processing capabilities, the Company manufactures higher-value components from processed metals, such as finished building products, and produces a number of finished components machined from specialty metals, such as bushings, pump parts and hydraulic cylinder parts. The Company intends to continue its focus on the metal building products industry, the single fastest growing segment of the metals processing industry.

     The Acquired Companies sell to over 20,000 customers in businesses such as the machining, furniture, transportation equipment, power and process equipment, industrial/commercial construction, consumer durables and electrical equipment industries, and machinery and equipment manufacturers. The Company believes that its broad customer base and its wide array of metals processing capabilities, products and services, coupled with its broad geographic coverage of the United States, reduce the Company's susceptibility to economic fluctuations affecting any one industry or geographical area.

INDUSTRY OVERVIEW

     Companies operating in the metals industry can be generally characterized as: (i) primary metals producers, (ii) metals processors/service centers or
(iii) end-users. The Company believes that both primary metals producers and end-users are increasingly seeking to have their metals processing and inventory management requirements met by value-added metals processors/service centers. Primary metals producers, which manufacture and sell large volumes of steel, aluminum and specialty metals in standard sizes and configurations, generally sell only to those large end-users and metals processors/service centers who do not require processing of the products and who can tolerate relatively long lead times. Metals processors/service centers, which offer services ranging from precision, value-added preproduction processing in accordance with specific customer demands to storage and distribution of unprocessed metal products, function as intermediaries between primary metals producers and end-users, such as contractors and OEMs. End-users incorporate the processed metal into a product, in some cases without further modification.

     Historically, metals service centers provided few value-added services and were little more than distribution centers, linking metals producers with all but the largest end-users of metals. In the past two decades, however, the metals service center business has evolved significantly, and the most successful metals service centers have added processing capabilities, thereby offering an increasingly broad range of value-added services and products both to primary metals producers and end-users. This evolution has resulted from several trends in the primary metals industry as well as trends among end-users.

     The current trend among primary metals producers is to focus on their core competency of high-volume production of a limited number of standardized metal products. This change in focus has been driven by their need to develop and improve efficient, volume-driven production techniques in order to remain competitive. As a result, during the past two decades, most of the primary producers have sold their service centers, many of which are now independently owned, including several of the Acquired Companies.

     At the same time, most end-users are no longer able to obtain processed products directly from primary metals producers and have recognized the economic advantages associated with outsourcing their customized metals processing and inventory management requirements. Outsourcing permits end-users to reduce total production cost by shifting the responsibility for preproduction processing to value-added metals processors/service centers, whose higher efficiencies in performing these processing services make the ownership and operation of the necessary equipment more financially feasible.

     Value-added metals processors/service centers have also benefitted from growing customer demand for inventory management and just-in-time delivery services. These services, which are not normally available from primary metals producers, enable end-users to reduce material costs, decrease capital required for inventory and equipment and save time, labor and other expenses. In response to customer expectations, the more sophisticated value-added metals processors/service centers have acquired specialized and expensive equipment to perform customized processing and have installed sophisticated computer systems to automate order entry, inventory tracking, management and sourcing and work-order scheduling. Additionally, some value-added metals processors/service centers have installed electronic data interchange ("EDI") between their computer systems and those of their customers to facilitate order entry, timely delivery and billing.

     These trends have resulted in value-added metals processors/service centers playing an increasingly important role in all segments of the metals industry. For example, the percentage of total flat-rolled steel shipments sold by service centers in the United States increased from approximately one-quarter in 1975 to approximately one-half in 1995. Metals processors/service centers now serve the needs of over 300,000 OEMs and fabricators nationwide.

INDUSTRY CONSOLIDATION

     Based on industry data, the Company believes that the metals processor/service center industry is highly fragmented, with as many as 3,500 participants. The Company believes that this industry is consolidating and that most companies are small, owner-operated businesses with limited access to capital for modernization and expansion. These owners traditionally have not had a viable exit strategy, leaving them with few attractive liquidity options. According to industry data, the metals processor/service center industry generates over $75 billion in annual net sales.

     The necessity for value-added metals processors/service centers to add specialized processing equipment, manage inventory on behalf of their customers and utilize sophisticated computer systems is requiring industry participants to make substantial capital investments in order to remain competitive. In addition, many customers are seeking to reduce their operating costs by limiting the number of suppliers with whom they do business, often eliminating those suppliers offering limited ranges of products and services. These trends have placed the substantial number of small, owner-operated businesses at a competitive disadvantage because their operations are limited as to product line, processing equipment, inventory and service area, and they have limited access to the capital resources necessary to increase their capabilities. As a result, smaller companies without access to capital for expansion and modernization are finding it increasingly difficult to compete as present industry trends continue, and the Company believes these businesses are potential acquisition candidates.

     To date, the primary acquirors in the metals processor/service center industry have been a few large metals service center companies that have acquired businesses on a service center-by-service center basis. Following an acquisition, the acquiror typically installs its operating systems, procedures and management and eliminates the acquired service center's separate identity, thereby effectively converting the business into a branch office. The Company believes that the sale of well-established businesses to these acquirors is not an attractive alternative for many owners, particularly those who do not wish to retire from the business. The Company, therefore, believes significant acquisition opportunities exist for a well-capitalized, national value-added metals processor/service center that employs a decentralized operating strategy and preserves the identity of the acquired businesses. The Company believes that this operating strategy and the highly fragmented nature of the metals industry should allow it to be a leader in the industry's consolidation.

STRATEGY

     The Company's objective is to become a leading national value-added metals processor/service center, to manufacture higher-value components from processed metals and to pursue aggressively the consolidation of the highly-fragmented metals processing industry. Management plans to achieve this goal by:

     EXPANDING THROUGH ACQUISITIONS. The Company believes that the metals processor/service center industry is highly fragmented and consolidating, with as many as 3,500 participants, collectively generating over $75 billion in annual net sales. The key elements of the Company's acquisition strategy are:

          ENTER NEW GEOGRAPHIC MARKETS. The Company intends to expand into geographic markets not currently served by the Founding Companies by acquiring well-established value-added metals processors/service centers that, like the Acquired Companies, are leaders in their regional markets.

          EXPAND WITHIN EXISTING GEOGRAPHIC MARKETS. The Company also plans to acquire additional value-added metals processors/service centers in many of the markets in which it currently operates in order to expand the volume and scope of the Company's operations in a particular market. The Company also intends to pursue "tuck-in" acquisitions of smaller operations to increase utilization at existing facilities, thereby improving operating efficiencies and more effectively using its capital without a proportionate increase in administrative costs.

          ENTER COMPLEMENTARY PROCESSING AND SERVICES MARKETS. The Company intends to acquire companies offering complementary processes and services to those industries currently served by the Company as well as new industries. This will enable existing and future customers to obtain a broader range of value-added processes and services from the Company. The Company also intends to leverage its metals processing capabilities by acquiring leading companies who manufacture higher-value components from processed metals.

     OPERATING ON A DECENTRALIZED BASIS. The Company intends to manage the Acquired Companies and subsequently acquired companies on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and growth of the business. The Company believes that, while maintaining strong operating and financial controls, a decentralized structure will retain the entrepreneurial culture present in each of the Acquired Companies and will allow the Company to capitalize on the considerable local and regional market knowledge, goodwill, name recognition and customer relationships possessed by each Acquired Company and subsequently acquired businesses.

     ACCELERATING INTERNAL SALES GROWTH. A key component of the Company's strategy is to accelerate internal sales growth at each Acquired Company and at each subsequently acquired business. The key elements of this internal growth strategy are:

          EXPAND PRODUCTS AND SERVICES TO EXISTING CUSTOMERS. The Company believes it will be able to expand the products and services it offers to its existing customers by leveraging the specialized and diverse product, processing and marketing expertise of individual Acquired Companies. Additionally, the Company believes that there are significant opportunities to accelerate internal growth by making capital investments in areas such as inventory management, logistics systems and processing equipment, thereby expanding the range of processes and services offered by the Company. The Company intends to develop and maintain long-term
     "partnering" relationships with customers in response to their demand for shorter production cycles, outsourcing, just-in-time delivery and other services that lower customers' total production costs.

          ADD NEW CUSTOMERS. The Company believes that there are numerous OEMs not currently served by the Company that could reduce their production costs by taking advantage of the Company's processing, inventory management and other services. Many of these OEMs currently perform in-house metals processing tasks and maintain significant inventories of metal. Through its well-trained, technically competent sales force, the Company believes that it can demonstrate to these OEMs the cost savings achievable through the Company's processing, inventory management and other services. The Company also intends to implement a Company-wide marketing program that will utilize professional marketing services and to adopt "best practices" among the Acquired Companies to identify, obtain and maintain new customers. In addition, the Company intends to increase its visibility through trade shows, associations, publications and telemarketing.

     IMPROVING OPERATING MARGINS. The Company believes that the combination of the Acquired Companies will provide significant opportunities to realize purchasing economies and increase the Company's profitability. The key components of this strategy are:

          INCREASE OPERATING EFFICIENCIES. The Company believes that the combination of the Acquired Companies presents significant opportunities to achieve operating efficiencies and cost savings. The Company intends to use its increased purchasing power to gain volume discounts and to develop more effective inventory management systems. The Company expects measurable cost savings in such areas as vehicle leasing and maintenance, information systems and contractual relationships with key suppliers. Moreover, the Company intends to review its operating and training programs at the local and regional levels to identify those "best practices" that can be successfully implemented throughout its operations. As primary metals producers and end-users continue to follow the industry trend of outsourcing processing and distribution services to value-added metals processors/services centers, the Company expects to increase asset utilization, particularly of its metals processing machinery, and realize increased efficiencies and economies of scale.

          CENTRALIZE APPROPRIATE ADMINISTRATIVE FUNCTIONS. The Company believes that there are significant opportunities to improve operating margins by consolidating administrative functions such as financing, marketing, insurance, employee benefits, accounting and risk management.

ACQUISITION PROGRAM

     The Company believes it will be regarded by acquisition candidates as an attractive acquiror because of: (i) the Company's strategy for creating a national, comprehensive and professionally managed value-added metals processor/service center company; (ii) the Company's decentralized operating strategy which emphasizes an ongoing role for owners, management and key personnel of acquired businesses, as well as meaningful equity positions for these individuals which will enable them to participate in the Company's growth;
(iii) the Company's increased visibility and access to financial resources as a public company; and (iv) the potential for increased profitability of the acquired company due to purchasing economies, centralization of administrative functions, enhanced systems capabilities and access to increased marketing resources.

     The Company believes management of the Acquired Companies will be instrumental in identifying and completing future acquisitions. Some of the Acquired Companies have recently completed acquisitions, which have given them valuable acquisition experience. Moreover, several of the principals of the Acquired Companies currently have leadership roles in industry trade associations, which has enabled these individuals to become personally acquainted with the owners of numerous acquisition targets across the country. The Company expects that the visibility of these individuals and the Company within the industry will increase the awareness of, and interest of acquisition candidates in, the Company and its acquisition program. Within the past several months, the Company has contacted the owners of a number of acquisition candidates, several of whom have expressed interest in having their businesses acquired by the Company.

     As consideration for future acquisitions, the Company intends to use various combinations of its Common Stock, cash and notes. The consideration for each future acquisition will vary on a case-by-case basis, with the major factors in establishing the purchase price being historical operating results, future prospects of the target and the ability of the target to complement the services offered by the Company. The Company believes that it can structure acquisitions as tax-free reorganizations by using its Common Stock as consideration, which will be attractive to those targeted business owners with a low tax basis in the stock of their businesses.

PROCESSING SERVICES AND PRODUCTS

     The Company engages in preproduction processing of steel, aluminum and specialty metals and acts as an intermediary between primary metals producers and end-users. The Company purchases metals from primary producers, maintains an inventory of various metals to allow rapid fulfillment of customer orders and performs customized processing services to the specifications provided by end-users and other customers. By providing these services, as well as offering inventory management and just-in-time delivery services, the Company enables its customers to reduce overall production costs and decrease capital required for raw materials inventory and metals processing equipment.

     The Company buys steel and aluminum from integrated mills and mini-mills and specialty metals from foundries. The Company purchases its raw materials in anticipation of projected customer requirements based on interaction and feedback from customers, market conditions, historical usage and industry research. Primary producers typically find it more cost effective to focus on large volume production and sale of steel, aluminum and specialty metals in standard sizes and configurations to large volume purchasers. For example, flat-rolled steel is normally sold by mills in coils typically weighing between 40,000 and 50,000 pounds. The Company processes the metals to the precise thickness, length, width, shape, temper and surface quality specified by its customers. Value-added processes provided by the Company include:

      o SHEARING AND CUTTING TO LENGTH -- the cutting of metals into pieces and along the width of a coil to create sheets or plates.

      o METALLURGY -- the analysis and testing of the physical and chemical composition of metals.

      o BLANKING -- the process in which flat-rolled metal is cut into precise two dimensional shapes by passing it through a press employing a blanking die.

      o FLAME AND PLASMA CUTTING -- the cutting of metals to produce various shapes according to customer-supplied drawings.

      o LEVELING -- the flattening of metals to uniform tolerances for proper machining.

      o SLITTING -- the cutting of coiled metals to specified widths along the length of the coil.

      o PICKLING -- a chemical treatment to improve surface quality by removing the surface oxidation and scale which develops on the metal shortly after it is hot-rolled.

      o   TEE-SPLITTING -- the splitting of metal beams.

      o EDGE TRIMMING -- a process which removes a specified portion of the outside edges of coiled metal to produce uniform width and round or smooth edges.

      o CAMBERING -- the bending of structural steel to improve load-bearing capabilities.

     Additional capabilities of the Company include precision roll forming (the process by which metals are bent and stretched into various shapes), machining and applications engineering. Using these capabilities, the Company uses processed metals to manufacture higher-value components, such as finished building products, and machines specialty metals into such items as bushings, pump parts and hydraulic cylinder parts.

     Once an order is received, the appropriate inventory is selected and scheduled for processing in accordance with the customer's requirements and specified delivery date. Orders are monitored by the Company's computer systems, including in certain locations, the use of bar coding to aid in, and reduce the cost of, tracking material. The Company's computer systems record the source of all metal shipped to customers. This enables the Company to identify the source of any metal which later is shown not to meet industry standards or that fails during or after manufacture. This capability is important to the Company's customers as it allows them to assign responsibility for non-conforming or defective metal to the mill or foundry that produced that metal. Many of the products and services provided by the Company can be ordered and tracked through EDI, a sophisticated electronic network that directly connects the Company's computer system to those of its customers.

     A majority of the Company's orders are filled within 24 hours. This is accomplished through the Company's special inventory management programs which permit the Company to deliver processed metals in accordance with the just-in-time inventory programs of its customers. The Company is required to carry sufficient inventory of raw materials to meet the short lead time and just-in-time delivery requirements of its customers.

     While the Company ships products throughout the United States, most of its customers are located within a 200-mile radius of the Company's facilities, thus enabling an efficient delivery system capable of handling a large number of short lead-time orders. The Company transports most of its products directly to its customers either through common or contract trucking companies or through its own trucks for short-distance and/or multi-stop deliveries.

     The following two case studies are examples of the types of value-added processes and services provided by two of the Founding Companies for their customers:

          Uni-Steel's largest customer is one of the world's largest elevator and escalator manufacturers. Uni-Steel sells a variety of steel products to this customer in customized lengths and performs the majority of its preproduction processing and just-in-time inventory management. Uni-Steel saws, shears, flame cuts, forms, punches and drills holes in the metal parts and delivers the product within 24 hours of ordering.

          Affiliated achieved substantial total production cost savings for a major manufacturer of electrical components. Until the fall of 1995, the customer bought all its steel directly from an integrated mill which required this customer to carry substantial amounts of inventory as well as its own processing equipment. Affiliated explained the benefits of its inventory management, processing, just-in-time delivery and other services. As an Affiliated customer, its steel inventory dropped from approximately two months' supply to an approximately three days' supply, and the customer realized a significant cash flow savings.

     The Acquired Companies have quality control systems to ensure product quality and traceability throughout processing. Quality controls include periodic supplier audits, customer approved quality standards, inspection criteria and metals source traceability. Two of the Acquired Companies' facilities are currently seeking ISO (International Standards Organization) 9002 certification. Williams received its ISO 9002 certification in October 1997. Management believes that the Company's emphasis on quality assurance is a distinct competitive advantage and is increasingly important to customers seeking to establish "partnering" relationships with their key suppliers.

SOURCES OF SUPPLY

     In recent years, steel and aluminum production in the United States has varied from period to period as mills attempt to match production to projected demand. Periodically, this has resulted in shortages of, or increased ordering lead times for, some steel or aluminum products as well as fluctuations in price. Typically, metals producers announce price changes only once or twice per year, often sufficiently in advance to allow the Company to order additional products prior to the effective date of a price increase or to defer purchases until effectiveness of a price decrease. The Company's purchasing decisions are based on its forecast of the availability of metal products, ordering lead times and pricing as well as its prediction of customer demand for specific products.

     The Company purchases steel and aluminum from domestic and foreign integrated mills and mini-mills and specialty metals from foundries. The Company's principal domestic steel suppliers are Nucor Corp., LTV Steel Co., Bethlehem Steel Corp. and National Steel Corp. Although most forms of steel and aluminum produced by mills can be obtained from a number of integrated mills or mini-mills, both domestically and internationally, there are a few products that are available from only a limited number of producers. Since most metals are shipped F.O.B. the mill, and the transportation of metals is a significant cost factor, the Company seeks to purchase metals to the extent possible from the nearest mill unless a more distant mill has a significantly lower price. The Company believes that it can purchase raw materials in sufficient quantities to permit it to realize purchasing economies and discounts from its suppliers. The Company believes it is not materially dependent on any one of its suppliers for raw materials and that its relationships with its suppliers are good.

SALES AND MARKETING; CUSTOMERS

     The Company believes that its commitment to consistent quality, service and just-in-time delivery has enabled it to develop and maintain long-term relationships with existing customers, while expanding its market penetration through the use of its sales and marketing program. The Company's sales and marketing program focuses on the identification of OEMs and other metals end-users that could achieve significant cost savings through the use of the Company's inventory management, processing, just-in-time delivery and other services. The typical target customer carries a significant inventory of unprocessed metal and performs most of its own processing. The Company uses a variety of methods to identify these target customers, including the utilization of databases, telemarketing, direct mail and participation in manufacturers' trade shows. Customer referrals and the knowledge of the Company's sales force about regional end-users also result in the identification of target customers. Once a target customer is identified, the Company's "outside" salespeople assume responsibility for visiting the appropriate person at the target, typically the purchasing manager or manager of operations. The Company's salesperson seeks to explain the potential cost savings achievable through the Company's services and the Company's commitment to service and quality.

     The Company employs a sales force consisting of "inside" and "outside" salespeople. "Inside" salespeople are primarily responsible for maintaining customer relationships, receiving and soliciting individual orders and responding to service and other inquiries by customers. Increasingly, these "inside" salespeople have been given responsibility for telemarketing to target customers. The Company's "outside" sales force is primarily responsible for identifying target customers and calling on them to explain the Company's services. The sales force is trained and knowledgeable about the characteristics and applications of various metals and applications as well as the manufacturing methods employed by the Company's customers. The Company believes that its high level of interaction with its customers provides it with meaningful feedback and information about sales opportunities. For example, Southern Alloy has shown customers that a component of a machine (such as hydraulic cylinder parts) would be less expensive and more effective if manufactured from Dura-Bar , a continuous cast iron product which is a registered trademark of Wells Manufacturing Company, Dura-Bar Division, because Dura-Bar has greater machinability and improved application performance characteristics.

     Nearly all sales by the Company are on a negotiated price basis. In some cases, sales are the result of a competitive bid process where a customer sends the Company and several competitors a list of products required, and the Company submits a bid on each product.

     The Company has a diverse customer base of more than 20,000 customers, with no single customer accounting for more than 10% of the Company's pro forma revenues in 1996. The Company believes that its long-term relationships with many of its customers contribute significantly to its success.

COMPETITION

     The Company is engaged in a highly-fragmented and competitive industry. Competition is based primarily on price, quality, service, timeliness and geographic proximity. The Company competes with a large number of other metals processors/service centers on a regional and local basis, some of which may have greater financial resources than the Company, and several of which are public companies. The Company also competes to a lesser extent with primary metals producers, who typically sell directly only to very large customers requiring regular shipments of large volumes of metals. The Company may also face competition for acquisition candidates from these public companies, most of whom have acquired a number of metals service center businesses during the past decade. Other smaller metals processors/service centers may also seek acquisitions from time to time.

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
     The Company believes that it will be able to compete effectively because of its significant number of locations, geographic dispersion, knowledgeable and trained sales force, integrated computer systems, modern equipment, broad-based inventory, combined purchasing volume and operational economies of scale. The Company intends to seek to differentiate itself from its competition in terms of service and quality by investing in systems and equipment and by offering a broad range of products and services as well as through its entrepreneurial culture and decentralized operating structure.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     The Company's operations are subject to a number of federal, state and local regulations relating to the protection of the environment and to workplace health and safety. In particular, the Company's operations are subject to extensive federal, state and local laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters. Hazardous materials the Company uses in its operations include lubricants, cleaning solvents and hydrochloric acid used in its pickling operations at three facilities.

     The Company's management believes that the Company is in substantial compliance with all such laws and does not currently anticipate that the Company will be required to expend any substantial amounts in the foreseeable future in order to meet current environmental or workplace health and safety requirements. However, some of the properties owned or leased by the Company are located in areas with histories of heavy industrial use, three of which are on or near sites listed on the CERCLA National Priority List. The Company believes that as many as three of the properties leased by the Founding Companies have been contaminated by pollutants which have migrated from neighboring facilities or have been deposited by prior occupants.

     Prior to entering into the agreements relating to the Mergers and the Subsequent Acquisitions, the Company evaluated the properties owned or leased by the Acquired Companies and engaged an independent environmental consulting firm to conduct or review assessments of environmental conditions at these properties. Although no environmental claims have been made against the Company and it has not been named as a potentially responsible party by the Environmental Protection Agency or any other party, it is possible that the Company could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under CERCLA or under analogous state laws. If so, the Company could incur substantial litigation costs to prove that it is not responsible for the environmental damage. The Company has obtained limited indemnities from the stockholders of the Acquired Companies (ranging from approximately $50,000 to $7.6 million per Acquired Company) whose facilities are located at the contaminated sites. The Company believes that these indemnities will be adequate to protect it from a material adverse effect on its financial condition should the Company be found to be responsible for a share of the clean-up costs. The limited indemnities are subject to certain deductible amounts, however, and there can be no assurance that these limited indemnities will fully protect the Company.

MANAGEMENT INFORMATION SYSTEMS

     Each of the Acquired Companies operates a management information system that is used to purchase, monitor and allocate inventory throughout its production facilities. The Company believes that these systems enable it to manage inventory costs effectively and to achieve appropriate inventory turnover rates. Many of these systems also include computerized order entry, sales analysis, inventory status, work-in-process status, bar-code tracking, invoicing and payment. These systems are designed to improve productivity for both the Company and its customers. Six of the Acquired Companies use EDI, through which they offer their customers a paperless process for order entry, shipment tracking, customer billing, remittance processing and other routine matters. In addition, several of the Acquired Companies have computer-aided drafting systems that control equipment used to perform some metals processing functions.

EMPLOYEES

     As of September 30, 1997, the Acquired Companies employed a total of approximately 2,000 persons. Approximately 275 employees at seven sites were members of one of six unions: the United Steelworkers of America; the International Association of Bridge, Structural, and Ornamental Ironworkers of America; the International Brotherhood of Teamsters; Local 40 of the Glass, Molders, Pottery, Plastic & Allied Workers International Union; United Auto Workers Local 771; or the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers. The Company's relationship with these unions generally has been satisfactory, but occasional work stoppages have occurred. Within the last five years, one work stoppage occurred at one facility, which involved 28 employees and lasted 10 days. The Company currently is a party to four collective bargaining agreements which expire at various times. Collective bargaining agreements expiring in 1997, 1998 and 1999 cover 38, 126 and nine employees, respectively. Historically, the Acquired Companies have succeeded in negotiating new collective bargaining agreements without a strike.

     From time to time, there are shortages of qualified operators of metals processing equipment. In addition, turnover among less skilled workers is relatively high. Following the Mergers, the Company intends to adopt "best practices" for its employee benefits programs and human relations functions.

FACILITIES AND VEHICLES

     The Company operates 31 metal processing facilities that are used to receive, warehouse, process and ship metals, only one of which is owned. These facilities utilize various metals processing and materials handling machinery. Texas Aluminum/Cornerstone operates four facilities where it processes metals into building products and operates 39 sales and distribution centers throughout the western, southwestern and southeastern United States. Southern Alloy has one facility located in Salisbury, North Carolina which has the capability of machining various specialty metals, such as continuous cast iron and bronze alloys, into components for manufacturing machinery and equipment. Many of the Company's facilities are capable of being utilized at higher capacities, if necessary. The Company is planning to expand three of its existing facilities over the next 12 months, with one expansion already under construction. The Company believes that its facilities after the planned expansions will be adequate for its expected needs over the next several years. See "Certain Transactions."

     The Company operates a fleet of owned or leased trucks and trailers as well as fork lifts and support vehicles. It believes these vehicles generally are well-maintained and adequate for the Company's current operations. The Company expects it will be able to purchase or lease vehicles at lower prices due to its combined purchasing and leasing volume.

RISK MANAGEMENT, INSURANCE AND LITIGATION

     The primary risks in the Company's operations are bodily injury, property damage and injured workers' compensation. Upon completion of this Offering, the Company intends to obtain and maintain liability insurance for bodily injury and third-party property damage and workers' compensation coverage which it considers sufficient to insure against these risks, subject to self-insured amounts.

     The Company is, from time to time, a party to litigation arising in the ordinary course of its business, most of which involves claims for personal injury or property damage incurred in connection with its operations. The Company is not currently involved in any litigation that the Company believes will have a material adverse effect on its financial condition or results of operations.

SAFETY

     The Company is committed to continuing the Acquired Companies' focus and emphasis on safety in the workplace. The Acquired Companies currently have a variety of safety programs in place, which may include regular weekly or monthly field safety meetings, bonuses based on an employee's or a team's safety record and training sessions to teach proper safety work procedures. The Company plans to establish "best practices" throughout its operations to ensure that all employees comply with safety standards established by the Company, its insurance carriers and federal, state and local laws and regulations. In addition, the Company intends to continue to promote the Acquired Companies' emphasis on an accident-free workplace.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the Company's directors and executive officers upon completion of this Offering.

                   NAME   AGE                POSITION
-----------------------   ---- -------------------------------------
Arthur L. French.......     57 Chairman of the Board, Chief
                               Executive Officer and President

Arnold W. Bradburd.....     72 Vice-Chairman of the Board, Chairman
                               and Chief Executive Officer of
                                 Interstate

J. Michael Kirksey.....     42 Senior Vice President, Chief
                               Financial Officer and Director

Stephen R. Baur........     32 Senior Vice President and Chief
                               Development Officer

John A. Hageman........     43 Senior Vice President, General
                               Counsel and Secretary

Terry L. Freeman.......     47 Vice President and Corporate
                               Controller

Keith E. St. Clair.....     40 Vice President and Treasurer

Mark Alper.............     52 Vice President -- Development,
                               President of Queensboro, Director

Michael E. Christopher.     37 Senior Vice President, President of
                               Texas Aluminum/Cornerstone, Director

Craig R. Doveala.......     45 President of Service Systems,
                               Director

William B. Edge........     38 President of Southern Alloy, Director

Patrick A. Notestine...     50 President of Affiliated, Director

Lester G. Peterson.....     56 President of Williams, Director

Richard A. Singer......     51 Senior Vice President, Chief
                               Executive Officer of
                                 Uni-Steel, Director

A. Leon Jeffreys.......     68 Director

Steven S. Harter.......     35 Director

Tommy E. Knight........     58 Director

Richard H. Kristinik...     58 Director

T. William Porter......     56 Director

     Arthur L. French has served as Chairman of the Board, Chief Executive Officer and President of the Company since December 1996 and has been involved in the organization of the Company, the acquisition of the Founding Companies and this Offering. From 1989 through 1996, Mr. French served as Executive Vice President and a director of Keystone International, Inc. ("Keystone"), a publicly-traded manufacturer of industrial valves and controls, with responsibility for domestic and international operations. From 1966 to 1989, Mr. French held various positions with Fisher Controls International, Inc., a control valve and instrumentation manufacturer, and served as its President and Chief Operating Officer and a director prior to joining Keystone. Mr. French is also a director of Innovative Valve Technologies, Inc., whose shares are listed on the NASDAQ.

     Arnold W. Bradburd is Vice-Chairman of the Board of the Company. He has been employed by Interstate since 1974, serving as Chairman of the Board and Chief Executive Officer since 1979. Mr. Bradburd has served as National Secretary of the Association of Steel Distributors and as Chairman of SSCI.

     J. Michael Kirksey has served as Senior Vice President, Chief Financial Officer and a director of the Company since March 1997. From 1995 through February 1997, Mr. Kirksey was Director -- Business Development and Acquisitions of Keystone. From 1993 to 1995, Mr. Kirksey was Vice President of Finance of Keystone for European operations based in Brussels, Belgium, and from 1989 to 1993, he was Vice President and Controller of Keystone. From 1976 to 1989, Mr. Kirksey was a certified public accountant with Arthur Andersen LLP.

     Stephen R. Baur is a Senior Vice President and Chief Development Officer of the Company. From July 1996 until joining the Company, Mr. Baur was a Senior Vice President of Notre. From November 1995 to June 1996, he was a consultant to a venture capital firm. From July 1988 through September 1995, he was a certified public accountant with Arthur Andersen LLP.

     John A. Hageman has served as Vice President, General Counsel and Secretary of the Company since April 1997. From 1987 through March 1997, Mr. Hageman was Senior Vice President of Legal Affairs, General Counsel and Secretary of Physician Corporation of America, a publicly-traded health maintenance organization. From 1981 to 1987, Mr. Hageman was a partner with Klenda, Mitchell, Austerman & Zuercher, a law firm in Wichita, Kansas.

     Terry L. Freeman has served as Vice President and Corporate Controller of the Company since April 1997. From February 1997 through March 1997, Mr. Freeman served as Controller of Maxxam Inc. ("Maxxam"), a publicly-traded aluminum, forest products operations and real estate investment and development company. From May 1994 to February 1997, he was Assistant Controller of Maxxam, and from June 1990 to May 1994, he was Director -- Financial Reporting of Maxxam. From December 1984 to June 1990, he was a certified public accountant with Deloitte & Touche LLP. From August 1980 to December 1984, Mr. Freeman was a certified public accountant with Arthur Andersen LLP.

     Keith E. St. Clair has served as Vice President and Treasurer of the Company since April 1997. From 1987 through March 1997, he served as Corporate Controller of Gundle/SLT Environmental, Inc.
("Gundle/SLT"), a publicly-traded manufacturer and installer of synthetic lining systems. From 1980 through 1986, Mr. St. Clair was a certified public accountant with Arthur Andersen LLP.

     Mark Alper is the Vice President -- Development and a director of the Company and President of Queensboro. He has been an employee of Queensboro since 1971 and President since 1995.

     Michael E. Christopher is a Senior Vice President and a director of the Company. He became Executive Vice President of Texas Aluminum in 1987, and President of Cornerstone in 1995, and became President of Texas Aluminum/Cornerstone in July 1997. Mr. Christopher currently serves as Vice President of the Board of Directors of the National Patio Enclosure Association.

     Craig R. Doveala is a director of the Company and the President of Service Systems. He has been President of Service Systems since 1990.

     William B. Edge is a director of the Company. He has been President of Southern Alloy since 1990.

     Patrick A. Notestine is a director of the Company and the President of Affiliated. He has been President of Affiliated since 1988.

     Lester G. Peterson is a director of the Company and the President of Williams. He has been President of Williams since 1981. Mr. Peterson is a member of the Wisconsin Board of the SSCI.

     Richard A. Singer is a Senior Vice President and a director of the Company and Chief Executive Officer of Uni-Steel. He has been President and Chief Executive Officer of Uni-Steel since 1972.

     A. Leon Jeffreys is the founder and has served as the Chairman of the Board of Directors of Jeffreys since inception. Mr. Jeffreys was elected to the Company's Board on October 21, 1997.

     Steven S. Harter has been a director of the Company since July 1996. Mr. Harter is the President of Notre. Prior to becoming the President of Notre, Mr. Harter was Senior Vice President of Notre Capital Ventures, Ltd. From April 1989 to June 1993, Mr. Harter was Director of Mergers and Acquisitions for Allwaste, Inc., a publicly-traded environmental services company. From May 1984 to April 1989, Mr. Harter was a certified public accountant with Arthur Andersen LLP. Mr. Harter also serves as a director of Coach USA, Inc. and Comfort Systems USA, Inc.

     Tommy E. Knight is a director of the Company. Mr. Knight was President and Chief Executive Officer of Brown and Root, Inc., a subsidiary of Halliburton Company, and one of the largest international construction firms in the world, from June 1992 until his retirement in December 1996. Prior to that time, he served in a variety of other capacities with Brown and Root, Inc. since joining Brown and Root, Inc. in 1964.

     Richard H. Kristinik is a director of the Company. Mr. Kristinik is the Chairman of the Board of Directors and Chief Executive Officer of Coach USA, Inc. and has served in that capacity since March 1996. Prior to that time, Mr. Kristinik was a partner with Arthur Andersen LLP from 1973 to March 1996, serving in its Houston office for all those years, except for the period from 1979 to 1984, when he served as Managing Partner of the Tulsa office, and the period from 1985 to 1989, when he served as Managing Partner of the Denver office.

     T. William Porter is a director of the Company. Mr. Porter has been a partner with Porter & Hedges, L.L.P., a law firm, since 1981 and currently serves as a director of Gundle/SLT and ITEQ, Inc., a manufacturer of specialized process equipment.

     The Board of Directors has been divided into three classes of five, five and four directors, respectively, with directors serving staggered three-year terms, expiring at the annual meeting of stockholders in 1998, 1999 and 2000, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring. The Company's Certificate of Incorporation permits the holders of the Restricted Common Stock to elect one director. Mr. Harter is the director elected by the holders of the Restricted Common Stock. All officers serve at the discretion of the Board of Directors.

     The Board of Directors has established an Acquisition Committee, Audit Committee, Compensation Committee, Nominating Committee and Executive Committee. The members of the Audit Committee are Messrs. Harter, Kristinik and Knight and the members of the Compensation Committee are Messrs. Knight, Harter and Porter.

DIRECTORS COMPENSATION

     Directors who are also employees of the Company or one of its subsidiaries will not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries will receive a fee of $2,000 for attendance at each Board of Directors' meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors' meeting). In addition, under the Company's 1997 Non-Employee Directors' Stock Plan, each non-employee director will automatically be granted an option to acquire 10,000 shares of Common Stock upon such person's initial election as a director, and an annual option to acquire 5,000 shares at each annual meeting of the Company's stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial election as a director. Each non-employee director also may elect to receive shares of Common Stock or credits representing "deferred shares" in lieu of cash directors' fees. See " -- 1997 Non-Employee Directors' Stock Plan." Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE

     The Company was incorporated in July 1996, and prior to the IPO conducted no operations and generated no net sales. The Company anticipates that during 1997 its most highly compensated executive officers (other than those employed by an Acquired Company) will be Messrs. French, Kirksey, Baur and Hageman.

     Each of Messrs. French and Kirksey have entered into an employment agreement with the Company providing for an annual base salary of $150,000. Messrs. Hageman and Baur have entered into employment agreements with the Company providing for an annual base salary of $130,000 and $100,000, respectively. Each employment agreement is for a term of three years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each of these agreements provide that, in the event of a termination of employment by the Company without cause, the employee will be entitled to receive from the Company an amount equal to one year's salary, payable in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement) during the initial three-year term, if the employee is not given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during such initial term. The non-competition provisions of the employment agreement do not apply to a termination without such notice. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum two times the amount he would receive pursuant to a termination without cause during such initial term. In such event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination. Each employment agreement contains a covenant not to compete with the Company for a period of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment.

     Each of Messrs. Bradburd, Christopher, Alper, Doveala, Edge, Jeffreys, Notestine, Peterson and Singer have entered into an employment agreement with his respective company providing for an annual base salary of $150,000. Each employment agreement is for a term of five years, and unless terminated or not renewed by the respective company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Each of these agreements provides that, in the event of a termination of employment by the respective company without cause during the first three years of the employment term (the "Initial Term"), the employee will be entitled to receive from the respective company an amount equal to his then current salary for the remainder of the Initial Term or for one year, whichever is greater. In the event of a termination of employment with cause during the final two years of the initial five-year term of the employment agreement, the employee will be entitled to receive an amount equal to his then current salary for one year. In either case, payment is due in one lump sum on the effective date of termination. In the event of a change in control of the Company (as defined in the agreement) during the Initial Term, if the employee is not given at least five days' notice of such change in control, the employee may elect to terminate his employment and receive in one lump sum three times the amount he would receive pursuant to a termination without cause during the Initial Term. The non-competition provisions of the employment agreement do not apply to a termination without such notice. In the event the employee is given at least five days' notice of such change in control, the employee may elect to terminate his employment agreement and receive in one lump sum two times the amount he would receive pursuant to a termination without cause during the Initial Term. In such event, the non-competition provisions of the employment agreement would apply for two years from the effective date of termination. Each employment agreement contains a covenant not to compete with the Company for a period of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment.

1997 LONG-TERM INCENTIVE PLAN

     No stock options were granted to, or exercised by or held by any executive officer in 1996. In April 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the
"Plan"). The purpose of the Plan is to provide directors, officers, key employees, consultants and other service providers with additional incentives by increasing their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options or non-qualified stock options ("NQSOs"), (ii) stock appreciation rights; (iii) restricted or deferred stock, (iv) dividend equivalents and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock.

     The Compensation Committee will administer the Plan and select the individuals who will receive awards and establish the terms and conditions of those awards. The maximum number of shares of Common Stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of 2,500,000 shares or 13% of the aggregate number of shares of Common Stock outstanding. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     At the closing of the IPO, NQSOs to purchase a total of 705,000 shares of Common Stock were granted as follows: 200,000 shares to Mr. French, 100,000 shares to Mr. Kirksey, 100,000 shares to Mr. Baur, 75,000 shares to Mr. Hageman, 50,000 shares to Mr. Freeman, 50,000 shares to Mr. St. Clair and 130,000 shares to other key employees of the Company. In addition, options to purchase 1,426,024 shares were granted to the employees of the Founding Companies at an exercise price equal to the initial public offering price per share. Further, options to purchase 1,056,500 shares of Common Stock, either have been or will be issued to certain employees of the Subsequent Acquisitions. Except for certain options previously issued by an Acquired Company, each of the foregoing options has an exercise price ranging from $10.00 to $14.875 per share. With respect to the foregoing, the Company expects to issue 130,000 options for Common Stock with an exercise price of $6.81 per share to certain employees of Wayne, in exchange for options that were issued and outstanding prior to the proposed acquisition of Wayne. The number and exercise price for such options were based upon the agreed exchange ratio for the capital stock of Wayne. These options will vest at the rate of 20% per year, commencing on the first anniversary of the date of issuance and will expire at the earlier of ten years from the date of grant or three months following termination of employment.

1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in April 1997, provides for (i) the automatic grant to each non-employee director serving at the consummation of the IPO of an option to purchase 10,000 shares, (ii) the automatic grant to each non-employee director of an option to purchase 10,000 shares upon such person's initial election as a director, and (iii) an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial election as a director. All options have an exercise price per share equal to the fair market value of the Common Stock on the date of grant and are immediately vested and expire on the earlier of ten years from the date of grant or one year after termination of service as a director. The Directors' Plan also permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" at future settlement dates, as selected by the director. The number of shares or deferred shares received will equal the number of shares of Common Stock which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     In connection with the formation of the Company, Metals USA issued to Notre a total of 3,367,914 shares of Common Stock for an aggregate cash consideration of $35,375. Mr. Harter is the President of Notre and a director of the Company. In April 1997, Notre exchanged 3,122,914 shares of Common Stock for 3,122,914 shares of Restricted Common Stock. See "Description of Capital Stock." Prior to the consummation of the IPO, Notre advanced to the Company funds necessary to effect the Mergers and the IPO. All of Notre's advances were repaid from the net proceeds of the IPO.

     From December 1996 through April 1997, the Company issued a total of 695,000 shares of Common Stock (as adjusted for a 135.81-to-one stock split) at $.01 per share to various members of management, as follows: Mr.
French -- 260,000 shares, Mr. Kirksey -- 120,000 shares, Mr. Baur -- 120,000 shares, Mr. Freeman -- 60,000 shares, Mr. St. Clair -- 60,000 shares and Mr. Hageman -- 75,000 shares. The Company also issued 690,500 shares of Common Stock at $0.01 per share to other employees of and consultants to the Company, including a total of 405,000 shares of Common Stock to persons who will become directors of the Company upon consummation of this Offering. The Company also granted options to purchase 10,000 shares of Common Stock under the Directors' Plan, effective upon the consummation of this Offering, to Mr. Harter, a director of the Company, and to Messrs. Knight, Kristinik and Porter.

     The aggregate consideration paid and to be paid by Metals USA for the Acquired Companies consists of approximately $69.2 million in cash, 19,650,983 shares of Common Stock, plus the assumption of $133.1 million of indebtedness. The consideration paid by Metals USA for each of the Acquired Companies was determined by negotiation between representatives of each Acquired Company and was based primarily upon the pro forma adjusted net income of each Acquired Company.

     Pursuant to the agreements that were entered into in connection with the Acquisitions, the principal stockholders of the Acquired Companies have agreed not to compete with the Company for five years, effective on the respective dates of acquisition.

LEASES OF REAL PROPERTY BY ACQUIRED COMPANIES

     Interstate leases the facilities located in Philadelphia, Pennsylvania and Baltimore, Maryland from Warehouse Real Estate Associates ("WREA"), a partnership controlled by Mr. Bradburd, the Vice-Chairman of the Company, and his wife. The leases are for an initial term of ten years and provide for a total annual rental of $234,000 during the initial five years, to be adjusted to an applicable current market rate during the second five years. At the conclusion of the initial lease term, Interstate has agreed to purchase the real estate from WREA at a price to be determined by averaging two or more independent appraisals. Additionally, Interstate pays all utility, taxes and insurance costs on the leased premises. The Company believes that the rent to be paid under the lease does not exceed fair market value.

     Queensboro leases two adjacent tracts of real property located in Wilmington, North Carolina from The Alper Company, a partnership of which Mr. Alper, a director of the Company, is a controlling person. The lease on one tract of real property is for a term of 20 years, expires in 2017 and provides for an annual rental of $40,000. The rent will be adjusted every five years in accordance with the Consumer Price Index ("CPI"). At the conclusion of the tenth year of the lease, Queensboro has the option to purchase the real property from The Alper Company for an amount equal to the average of three independent appraisals. If Queensboro does not exercise its option, the annual rental will be adjusted to reflect a ten year amortization of the fair market value of the property. The lease on the other tract of real property is for a term of 20 years, expires in 2017 and provides for an annual rental of $137,200. The rent will be adjusted every five years in accordance with the CPI. Queensboro will pay for all utilities, taxes and insurance on the leased properties. The Company believes that the rent for the properties does not exceed fair market value.

     Service Systems leases certain real property located in Horicon, Wisconsin from an entity owned in part by Mr. Doveala, a director of the Company. The lease for the real property expires in 2011 and provides for an annual rental of $420,000. The rental rate will be adjusted every three years in accordance with the CPI and will increase or decrease with changes in the prime rate. Additionally, Service Systems pays for all utilities, taxes and insurance on the leased premises. The Company believes that the rent for the property does not exceed fair market value. The purchase of the real property, the construction of improvements and the purchase of equipment was financed by the issuance of $5.0 million of industrial revenue bonds. Service Systems remains obligated to pay these industrial revenue bonds.

     Texas Aluminum leases certain real property located in Jackson, Mississippi from an entity controlled by Mr. Christopher, a Senior Vice President and director of the Company. The lease for the real property expires in 2012 and provides for rental of $3,500 per month. The rent will be adjusted every three years in accordance with the CPI. Additionally, Texas Aluminum pays for all utilities, taxes and insurance on the leased premises. Texas Aluminum also continues to lease from a number of entities owned by Mr. Christopher and/or related affiliates the following facilities, which are used for manufacturing and distribution services: (i) a warehouse in Lafayette, Louisiana for a term of 15 years at an annual rental of $24,000, (ii) three warehouses in Houston, Texas, each for terms of 15 years and an aggregate monthly rental of $27,280,
(iii) a facility in Las Vegas, Nevada for $16,500 per month for a term of 15 years, (iv) a facility in Atlanta, Georgia for $6,000 per month for a term of 15 years, (v) a facility in Beaumont, Texas for $2,500 per month for a term of 15 years, (vi) a building in Weslaco, Texas for $2,500 per month for a term of 15 years, and (vii) a building in Oklahoma City, Oklahoma for $7,000 per month for a term of 15 years. The Company believes that the rent for each of these properties does not exceed fair market value.

     Uni-Steel leases certain real property located in Enid, Oklahoma from Garfield Development, LLC, an entity owned in part by Mr. Singer, a director of the Company. The lease for the real property has a ten-year term and provides for an annual rental of $115,000. The rent rate will be adjusted every five years in accordance with the CPI. The Company believes that the rent for the properties does not exceed fair market value.

     Williams leases certain real property located in Milwaukee, Wisconsin from PP&W, L.L.C., an entity owned in part by Mr. Peterson, a director of the Company. The lease for the rental property expires on December 31, 2011, and provides for an annual rental of $278,050, which rental shall increase to $458,950 upon completion of improvements currently underway. The rent will be adjusted every five years in accordance with the CPI. Additionally, Williams pays for all utilities, taxes and insurance on the leased premises. The Company believes that the rent for the properties does not exceed fair market value.

OTHER TRANSACTIONS

     On or about July 11, 1997, Interstate purchased certain equipment from WREA for $530,000. WREA is controlled by Mr. Bradburd, the Vice-Chairman of the Company. The Company believes that the purchase price for the equipment does not exceed the fair market value thereof. Interstate has guaranteed bank loans to WREA. The balance of the loans guaranteed was $769,000 and $694,000 at December 31, 1995 and 1996, respectively. These guarantees were released prior to July 11, 1997.

     Queensboro provides administrative services to Southern Metals Recycling, Inc. ("Southern"), an entity owned in part by Mr. Alper, a director of the Company. In its last fiscal year, Queensboro provided services and billed Southern $344,000 for these services. The Company believes that the fees charged for such services represent the fair market value of such services.

     An entity owned in part by Mr. Christopher leases equipment to Texas Aluminum/Cornerstone under several leases totaling $96,000 per year. The leases expire December 31, 2011. Mr. Christopher is a director and officer of the Company.

     Texas Aluminum/Cornerstone holds two promissory notes from EmC Industries, LLC ("EmC") having balances as of June 30, 1997, in the amounts of $116,433 and $324,401, which are payable monthly and are due on May 1, 2001, and March 1, 2007, respectively. In November 1996, Texas Aluminum/Cornerstone sold certain machinery and equipment to EmC resulting in a gain of $242,000. Texas Aluminum/Cornerstone is leasing this machinery from EmC for $72,000 per year through December 2001. EmC is owned in part by Mr. Christopher, a director and officer of the Company. The indebtedness was in each case incurred in connection with the sale of equipment to EmC. The largest aggregate amount of indebtedness in each case at any time in the past three fiscal years on the notes is $142,795 and $330,000, respectively. The rates of interest charged on the loans are 8% and 7.5%, respectively. Texas Aluminum/Cornerstone holds a promissory note in the original principal amount of $120,279 from EmC issued June 1, 1996. The note was issued in connection with the sale of equipment to EmC and earns interest at a rate of 8%. The note is payable monthly and matures on May 1, 2001. The largest aggregate amount of indebtedness outstanding on the note at any time in the past three fiscal years is $120,279 and the amount outstanding as of December 31, 1996 was $108,866. Additionally, Texas Aluminum/Cornerstone leases certain roll-former machines from EmC for a monthly rental of $14,000.

     The Company has agreed to indemnify Notre for liabilities arising in connection with action taken by it in connection with its role as the organizer of Metals USA prior to July 11, 1997.

COMPANY POLICY

     Any future transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal, and must be approved in advance by a majority of disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of the Common Stock, as of November 13, 1997, by (i) each person known to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each Company director; (iii) each named executive officer; and (iv) all executive officers and directors as a group. All persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.

                                        SHARES BENEFICIALLY
                                               OWNED
                                       ----------------------
                                          NUMBER      PERCENT
                                       ------------   -------
Toby L. Jeffreys(1)..................     3,016,800     11.2%
Arnold W. Bradburd...................     1,967,814      7.3%
A. Leon Jeffreys(1)..................     1,576,391      5.8%
Steven S. Harter(2)..................     1,021,048      3.8%
Michael E. Christopher...............       648,837      2.4%
Richard A. Singer....................       487,706      1.8%
Lester G. Peterson...................       477,544      1.8%
Mark Alper...........................       416,137      1.5%
Patrick A. Notestine.................       398,703      1.5%
Craig R. Doveala.....................       334,497      1.2%
Arthur L. French.....................       223,846     *
J. Michael Kirksey(3)................       120,000     *
Stephen R. Baur(4)...................       120,000     *
William B. Edge......................       116,997     *
John A. Hageman(5)...................        75,000     *
Keith E. St. Clair(6)................        60,000     *
Terry L. Freeman.....................        60,000     *
Richard H. Kristinik(7)..............        30,000     *
T. William Porter(7).................        23,846     *
Tommy E. Knight(7)...................        20,000     *
                                       ------------   -------
All executive officers, directors and
  named directors as a group
  (20 persons)(8)....................     9,937,387     36.8%
                                       ============   =======

------------

 * Less than 1%

(1) Includes 1,247,779 shares of Common Stock held by Jeffreys Family Partnership, of which Mr. Toby Jeffreys and Mr. Leon Jeffreys are both general partners.

(2) Includes 10,000 shares of Common Stock issuable upon the exercise of options granted under the Directors' Plan.

(3) Includes 12,000 shares of Common Stock held by Mr. Kirksey's minor children and of which he is custodian.

(4) Includes 10,000 shares of Common Stock held by Mr. Baur's minor children and of which he is custodian.

(5) Includes 15,000 shares of Common Stock held by Mr. Hageman's minor children and of which he is custodian.

(6) Includes 4,000 shares of Common Stock held by Mr. St. Clair's minor children and of which he is custodian.

(7) Includes 10,000 shares of Common Stock issuable upon the exercise of options granted under the Directors' Plan.

(8) This amount has been adjusted to eliminate any duplication of beneficial ownership attributable to the 1,247,779 shares owned by the Jeffreys Family Partnership and the 10,000 shares described in note (2).

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 58,122,914 shares of capital stock, consisting of 50,000,000 shares of Common Stock, 3,122,914 shares of Restricted Common Stock and 5,000,000 shares of Preferred Stock ("Preferred Stock"). At September 30, 1997, the Company had outstanding 26,982,969 shares of Common Stock, including 3,122,914 shares of Restricted Common Stock and no shares of Preferred Stock. The following discussion is qualified in its entirety by reference to the Restated Certificate of Incorporation of Metals USA, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK AND RESTRICTED COMMON STOCK

     The holders of Common Stock are each entitled to one vote for each share held on all matters to which they are entitled to vote, including the election of directors. The holders of Restricted Common Stock, voting together as a single class, are entitled to elect one member of the Company's Board of Directors and to 0.55 of one vote for each share held on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Upon consummation of this Offering, the Board of Directors will be classified into three classes as nearly equal in number as possible, with the term of each class expiring on a staggered basis. The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company. Cumulative voting for the election of directors is not permitted. Any director, or the entire Board of Directors, may be removed at any time, with cause, by a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of Common Stock and Restricted Common Stock entitled to vote for the election of directors, provided, however, that only the holders of the Restricted Common Stock may remove the director such holders are entitled to elect.

     Subject to the rights of any then outstanding shares of Preferred Stock, holders of Common Stock and Restricted Common Stock are entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock and Restricted Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. Holders of Common Stock and holders of Restricted Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. Shares of Restricted Common Stock are not subject to any redemption provisions but are convertible into Common Stock, on the occurrence of certain events. All outstanding shares of Common Stock and Restricted Common Stock are fully paid and non-assessable.

     Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution which is a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holder (as defined in Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code of 1986, as amended)), (ii) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock, or (iii) in the event any person offers to acquire 15% or more of the total number of outstanding shares of Common Stock. After July 1, 1998, the Board of Directors may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the originally outstanding shares of Restricted Common Stock have been previously converted into shares of Common Stock.

     The Common Stock is listed on The New York Stock Exchange under the symbol "MUI." The Restricted Common Stock is not listed on any exchange.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock and Restricted Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and
(b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or
(b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     Pursuant to the Company's Certificate of Incorporation and as permitted by Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

     Additionally, the Certificate of Incorporation of the Company provides that directors and officers of the Company shall be, and at the discretion of the Board of Directors non-officer employees and agents may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of the Company, and further permits the advancing of expenses incurred in defense of claims.

     The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof. The Company's Bylaws provide that a special meeting of stockholders may be called only by the Chief Executive Officer, by a majority of the Board of Directors or by a majority of the Executive Committee of the Board of Directors. The Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting. To amend or repeal the Company's Bylaws, an amendment or repeal thereof must first be approved by the Board of Directors or by affirmative vote of the holders of at least 66 2/3% of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

     The Company's Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of the Company (the "Business Procedure"). The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Board of Directors to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Company's Bylaws. If the Chairman of the Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Company's Bylaws. If the Chairman of the Board of Directors determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

     Although the Company's Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Company's Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York, 525 Washington Blvd., Jersey City, New Jersey 07303.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company has outstanding 26,982,969 shares of Common Stock, of which 8,077,363 shares are freely tradable without restriction unless acquired by affiliates of the Company. None of the remaining outstanding shares of Common Stock or Restricted Common Stock has been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     In general, under Rule 144, if a period of at least one year has elapsed between the later of the date on which restricted securities were acquired from the Company or the date on which they were acquired from an affiliate, the holder of such restricted securities (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock (approximately 270,000 shares, which does not reflect the issuance of the shares contemplated by this registration statement) or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for a least three months prior to the sale is entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     The Company and its officers, directors and certain stockholders who beneficially own 14,882,023 shares in the aggregate have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after July 11, 1997 without the prior written consent of Alex. Brown & Sons Incorporated, except that the Company may issue Common Stock in connection with acquisitions or in connection with the Plan and the Directors' Plan (the "Plans") or upon conversion of shares of the Restricted Common Stock. See "Underwriting." In addition, all of the stockholders of the Founding Companies and the Company's officers, certain directors and certain stockholders, which beneficially own 14,882,023 shares of Common Stock, have agreed with the Company that they will not sell any of their shares for a period of one year after July 11, 1997. These stockholders, however, have the right, in the event the Company proposes to register under the Securities Act any Common Stock for its own account or for the account of others, subject to certain exceptions, to require the Company to include their shares in the registration, subject to the right of the Company to exclude some or all of the shares in the offering upon the advice of the managing underwriter. In addition, certain of such stockholders have certain limited demand registration rights to require the Company to register shares held by them following July 11, 1999.

     The Company is registering 10,000,000 shares of its Common Stock under the Securities Act for use by the Company in connection with future acquisitions. Of these shares, 1,292,363 were issued in connection with the Subsequent Acquisitions. After the effective date of such registration, these shares will generally be freely tradable when issued, unless acquired by persons who become affiliates of the Company or were affiliates of the acquired entity prior to the acquisition. In some instances, however, the Company may contractually restrict the sale of shares issued in connection with future acquisitions. The piggyback registration rights described above do not apply to the registration statement relating to these 10,000,000 shares.

     No prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the future ability of the Company to raise equity capital and complete any additional acquisitions for Common Stock.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed on for the Company by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of Metals USA, Jeffreys, Texas Aluminum/Cornerstone, Uni-Steel, and Southern Alloy included elsewhere in this Prospectus, and Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements of Affiliated at August 31, 1996, and for the fifty-two weeks then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at September 2, 1995, and for each of the two fifty-two week periods then ended, by Rubin, Brown, Gornstein & Co. LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. The combined financial statements of Interstate as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report which is included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of Queensboro included elsewhere in this Prospectus have been audited by McGladrey & Pullen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The financial statements of Harvey included elsewhere in this Prospectus have been audited by Klein, Bogakos, and Robertson, CPA's, Inc., independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The financial statements of Wayne included elsewhere in this Prospectus have been audited by Meaden & Moore, Ltd., independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement (which term shall encompass any and all amendments thereto) on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a web site that contains reports, proxy and information statements regarding registrants that file electronically with the SEC. The address of this web site is (http://www.sec.gov). Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC, upon payment of the prescribed fees.

     The Common Stock is listed on The New York Stock Exchange. Proxy Statments, reports and other information concerning the Company that are filed under the Exchange Act can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

                                        PAGE
METALS USA, INC. UNAUDITED PRO FORMA    -----
     Introduction to Unaudited Pro
      Forma Financial Statements.....     F-2
     Unaudited Pro Forma Balance
      Sheet..........................     F-3
     Unaudited Pro Forma Statement of
      Operations.....................     F-4
     Notes to Unaudited Pro Forma
      Financial Statements...........     F-6

METALS USA, INC. AND SUBSIDIARIES
     Report of Independent Public
      Accountants....................    F-11
     Consolidated Balance Sheets.....    F-12
     Consolidated Statements of
      Operations.....................    F-13
     Consolidated Statements of
      Stockholders' Equity...........    F-14
     Consolidated Statements of Cash
      Flows..........................    F-15
     Notes to Consolidated Financial
      Statements.....................    F-16

FOUNDING COMPANIES
  TEXAS ALUMINUM INDUSTRIES, INC. AND
     AFFILIATES
     Report of Independent Public
      Accountants....................    F-25
     Combined Balance Sheets.........    F-26
     Combined Statements of Income...    F-27
     Combined Statements of
      Stockholders' Equity and
      Members' Equity................    F-28
     Combined Statements of Cash
      Flows..........................    F-29
     Notes to Combined Financial
      Statements.....................    F-30

  INTERSTATE STEEL SUPPLY CO. AND
     AFFILIATES
     Independent Auditors' Report....    F-41
     Combined Balance Sheets.........    F-42
     Combined Statements of Income...    F-43
     Combined Statements of
      Stockholders' Equity and
      Partners' Capital..............    F-44
     Combined Statements of Cash
      Flows..........................    F-45
     Notes to Combined Financial
      Statements.....................    F-46

  QUEENSBORO STEEL CORPORATION
     Independent Auditors' Report....    F-50
     Balance Sheets..................    F-51
     Statements of Income............    F-52
     Statements of Stockholders'
      Equity.........................    F-53
     Statements of Cash Flows........    F-54
     Notes to Financial Statements...    F-55

  AFFILIATED METALS COMPANY
     Report of Independent
      Auditors.......................    F-61
     Report of Independent
      Auditors.......................    F-62
     Balance Sheets..................    F-63
     Statements of Operations........    F-64
     Statements of Stockholders'
      Equity.........................    F-65
     Statements of Cash Flows........    F-66
     Notes to Financial Statements...    F-67

                                        PAGE
                                        -----
  SOUTHERN ALLOY OF AMERICA, INC.
     Report of Independent Public
      Accountants....................    F-73
     Balance Sheets..................    F-74
     Statements of Operations........    F-75
     Statements of Stockholders'
      Equity.........................    F-76
     Statements of Cash Flows........    F-77
     Notes to Financial Statements...    F-78

  UNI-STEEL, INC.
     Report of Independent Public
      Accountants....................    F-83
     Balance Sheets..................    F-84
     Statements of Income............    F-85
     Statements of Stockholders'
      Equity.........................    F-86
     Statements of Cash Flows........    F-87
     Notes to Financial Statements...    F-88

  JEFFREYS STEEL COMPANY, INC.
     Report of Independent Public
      Accountants....................    F-94
     Balance Sheets..................    F-95
     Statements of Income............    F-96
     Statements of Stockholders'
      Equity.........................    F-97
     Statements of Cash Flows........    F-98
     Notes to Financial Statements...    F-99

  HARVEY TITANIUM, LTD.
     Report of Independent
      Auditors.......................   F-107
     Consolidated Balance Sheets.....   F-108
     Consolidated Statements of
      Income.........................   F-109
     Consolidated Statements of
      Stockholders' Equity...........   F-110
     Consolidated Statements of Cash
      Flows..........................   F-111
     Notes to Consolidated Financial
      Statements.....................   F-112

  WAYNE STEEL, INC.
     Independent Auditors Report.....   F-118
     Balance Sheets..................   F-119
     Statements of Income............   F-120
     Statements of Stockholders'
      Equity.........................   F-121
     Statements of Cash Flows........   F-122
     Notes to Financial Statements...   F-123

                                     F-1(a)

                    METALS USA, INC. AND ACQUIRED COMPANIES
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma financial statements give effect to the acquisitions by Metals USA, Inc. ("Metals USA") of the outstanding capital stock of Affiliated, Interstate, Texas Aluminum/Cornerstone, Queensboro, Southern Alloy, Uni-Steel, Service Systems and Williams (together, the
"Founding Companies") and the outstanding stock of Federal Bronze, Harvey, Jeffreys, Meier Metal and Wayne (together, the "Subsequent Acquisitions" and together with the Founding Companies, "the Acquired Companies"). The Founding Companies acquisitions (the "Mergers") occurred concurrently with the consummation of Metals USA's initial public offering of 5,900,000 shares of its Common Stock on July 11, 1997, and are accounted for using the "purchase" method of accounting. On August 12, 1997, the Company sold 885,000 of its common stock pursuant to an over allotment option with the underwriters. The sale by the Company of the 6,785,000 shares of its Common Stock is hereinafter referred to as the "IPO". The Subsequent Acquisitions were completed in two phases. On September 26, 1997, acquisitions were completed which included Federal Bronze, Harvey, Jeffreys and Meier Metal, with all except Jeffreys accounted for using the "purchase" method of accounting. On October 29, 1997, Metals USA entered into an agreement which, upon completion of certain regulatory approvals, would call for the acquisition of Wayne using the "poolings-of-interest" method of accounting.

     The unaudited pro forma balance sheet gives effect to the acquisition of Wayne as if it had occurred on September 30, 1997. The unaudited pro forma statements of operations give effect to the Mergers, the IPO and the Subsequent Acquisitions as if they had occurred on January 1, 1996.

     Metals USA has preliminarily analyzed the savings that it expects to be realized from reductions in salaries and certain benefits to the owners and reductions in lease cost resulting from renegotiations of certain leases. To the extent the owners of the Acquired Companies have agreed prospectively to reductions in salary, bonuses and benefits and the reduction in lease cost has been confirmed by lease agreements, these reductions have been reflected in the pro forma statement of operations. In addition, the Company has a five-year revolving credit facility of $150.0 million. Based on terms of the Credit Facility, the Company believes that its interest expense will be reduced. This reduction in interest expense has been reflected in the pro forma statements of operations partially offset by increased interest expense with respect to borrowings made to complete the Subsequent Acquisitions. It is anticipated that other potential cost savings will be realized which will be offset by costs related to Metals USA's new corporate management and by the costs associated with being a public company. However, because these factors cannot be accurately quantified at this time, they have not been included in the pro forma financial information of Metals USA.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what Metals USA's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of Metals USA's financial position or results of operations of Metals USA for any future period. Since the Acquired Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                                METALS USA, INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1997
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                            PRO FORMA
                                         CONSOLIDATED         WAYNE        ADJUSTMENTS        PRO FORMA
                                         -------------       -------       ------------       ----------
               ASSETS
Cash.................................      $  10,949         $2,224          $ --              $ 13,173
Accounts receivable..................         88,852         11,009            --                99,861
Inventory............................        124,486         22,718            --               147,204
Prepaid expenses.....................          2,468            278            --                 2,746
Deferred income taxes................          1,129           --              --                 1,129
Other................................          2,408             18            --                 2,426
                                         -------------       -------       ------------       ----------
   Total current assets..............        230,292         36,247            --               266,539
Property & equipment, net............         51,420         18,811            --                70,231
Goodwill.............................        122,563           --              --               122,563
Other................................          5,651            298            --                 5,949
                                         -------------       -------       ------------       ----------
   Total assets......................      $ 409,926         $55,356         $ --              $465,282
                                         =============       =======       ============       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.....................      $  55,952         $9,925          $ --              $ 65,877
Accrued liabilities..................          9,056          2,128            --                11,184
Income taxes payable.................          1,933             15            --                 1,948
Notes payable........................          1,000          2,157            --                 3,157
Current portion of long-term debt....          2,812          1,057            --                 3,869
Payable to stockholders..............            344           --              --                   344
Other................................            619           --              --                   619
                                         -------------       -------       ------------       ----------
   Total current liabilities.........         71,716         15,282            --                86,998
Long-term debt.......................        137,842         15,513            --               153,355
Deferred income taxes................          6,117           --              --                 6,117
Other................................          3,317           --              --                 3,317
                                         -------------       -------       ------------       ----------
   Total liabilities.................        218,992         30,795            --               249,787

Stockholders' equity:
 Common stock........................            270             37                 5               312
 Additional paid-in capital..........        169,360          1,124                (5)          170,479
 Unearned compensation...............         (1,535)          --              --                (1,535)
 Retained earnings (deficit).........         22,839         23,400            --                46,239
                                         -------------       -------       ------------       ----------
   Total stockholders' equity........        190,934         24,561            --               215,495
                                         -------------       -------       ------------       ----------
Total liabilities and stockholders'
 equity..............................      $ 409,926         $55,356         $ --              $465,282
                                         =============       =======       ============       ==========

                                METALS USA, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED DECEMBER 31, 1996
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                       TEXAS
                                                                     ALUMINUM/                    SOUTHERN
                                        AFFILIATED    INTERSTATE    CORNERSTONE     QUEENSBORO     ALLOY      UNI-STEEL    HARVEY
                                        ----------    ----------    ------------    ----------    --------    ---------    -------
Net sales............................    $ 84,587      $ 66,806       $ 40,651       $ 54,996     $10,815      $56,726     $45,510
Costs and expenses:
   Cost of sales.....................      72,952        47,902         27,146         38,912       7,084       45,069      35,007
   Operating and delivery............       5,604         8,243          6,386          8,355         709        5,696       1,910
   Selling, general & administrative
     expenses........................       3,296         5,391          3,539          3,870       2,850        3,018       4,476
   Depreciation and amortization.....         417           550            568            405         126          535         158
                                        ----------    ----------    ------------    ----------    --------    ---------    -------
Operating income.....................       2,318         4,720          3,012          3,454          46        2,408       3,959
Interest expense.....................       1,164           936            682            587         168          561         483
Other................................          78            10             (8)           (77)       (108 )       (193)         76
                                        ----------    ----------    ------------    ----------    --------    ---------    -------
Income before tax....................       1,076         3,774          2,338          2,944         (14 )      2,040       3,400
Taxes................................         402        --                456         --           --             770       1,463
                                        ----------    ----------    ------------    ----------    --------    ---------    -------
Net income...........................    $    674      $  3,774       $  1,882       $  2,944     $   (14 )    $ 1,270     $ 1,937
                                        ==========    ==========    ============    ==========    ========    =========    =======
Earnings per share...................
Shares used in computing pro forma
 earnings per share(1)...............

                                                     OTHER
                                                   ACQUIRED     METALS      PRO FORMA      PRO FORMA
                                        WAYNE      COMPANIES      USA      ADJUSTMENTS        1996
                                       --------    ---------   ---------   ------------    ----------
Net sales............................  $105,754    $135,091    $ 134,391     $ 11,256      $ 746,583
Costs and expenses:
   Cost of sales.....................    82,770     103,529      100,868        7,391        568,630
   Operating and delivery............     9,915      12,457       14,130           31         73,436
   Selling, general & administrative
     expenses........................     5,680      12,524       14,047      (10,302)        48,389
   Depreciation and amortization.....     1,141         967        2,339        3,570         10,776
                                       --------    ---------   ---------   ------------    ----------
Operating income.....................     6,248       5,614        3,007       10,566         45,352
Interest expense.....................       459       1,117        1,277          415          7,849
Other................................      (318)       (241 )        (66)         (28)          (875 )
                                       --------    ---------   ---------   ------------    ----------
Income before tax....................     6,107       4,738        1,796       10,179         38,378
Taxes................................       263          10        2,035       11,135         16,534
                                       --------    ---------   ---------   ------------    ----------
Net income...........................  $  5,844    $  4,728    $    (239)    $   (956)     $  21,844
                                       ========    =========   =========   ============    ==========
Earnings per share...................                                                          $0.70
                                                                                           ==========
Shares used in computing pro forma
 earnings per share(1)...............                                                      31,189,397
                                                                                           ==========

     (1) Includes (i) 3,367,914 shares issued to Notre, (ii) 1,385,500 shares issued to management of and consultants to Metals USA, (iii) 19,650,983 shares issued to owners of the Acquired Companies and (iv) 6,785,000 shares sold in the IPO. Excludes options to purchase 3,187,524 shares granted or to be granted upon consummation of the IPO and Subsequent Acquisitions.

                                METALS USA, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                       TEXAS
                                                                     ALUMINUM/                    SOUTHERN
                                        AFFILIATED    INTERSTATE    CORNERSTONE     QUEENSBORO     ALLOY      UNI-STEEL    HARVEY
                                        ----------    ----------    ------------    ----------    --------    ---------    -------
Net sales............................    $ 87,159      $ 55,348       $ 36,667       $ 46,881     $ 8,613      $48,186     $44,283
Costs and expenses:
   Cost of sales.....................      74,592        40,634         24,208         34,296       5,589       38,600      35,025
   Operating and delivery............       7,665         7,036          4,687          6,720         604        4,875       1,790
   Selling, general & administrative
     expenses........................       2,195         4,154          4,889          3,072       1,745        2,325       3,516
   Depreciation and amortization.....         457           269            556            342         113          368         148
                                        ----------    ----------    ------------    ----------    --------    ---------    -------
Operating income.....................       2,250         3,255          2,327          2,451         562        2,018       3,804
Interest expense.....................         913           467            640            449          74          406         672
Intercompany interest................         461           307            322            255          49          184       --
Other (income) expense...............         859           100           (149)            51         (16 )        (91)      --
                                        ----------    ----------    ------------    ----------    --------    ---------    -------
Income (loss) before taxes...........          17         2,381          1,514          1,696         455        1,519       3,132
Taxes................................           5           198            415            187         142          614       1,317
                                        ----------    ----------    ------------    ----------    --------    ---------    -------
Net income (loss)....................    $     12      $  2,183       $  1,099       $  1,509     $   313      $   905     $ 1,815
                                        ==========    ==========    ============    ==========    ========    =========    =======
Earnings per share...................
Shares used in computing pro forma
 earnings per share(1)...............

                                                    OTHER
                                                  ACQUIRED     METALS      PRO FORMA
                                        WAYNE     COMPANIES      USA      ADJUSTMENTS     PRO FORMA
                                       -------    ---------   ---------   ------------    ----------
Net sales............................  $99,977    $105,684    $  93,281     $    395      $ 626,474
Costs and expenses:
   Cost of sales.....................   79,811      81,082       68,350          113        482,300
   Operating and delivery............    8,912      10,097       10,147         (299)        62,234
   Selling, general & administrative
     expenses........................    3,720       9,802       14,534      (11,819)        38,133
   Depreciation and amortization.....      877         843        2,438        1,961          8,372
                                       -------    ---------   ---------   ------------    ----------
Operating income.....................    6,657       3,860       (2,188)      10,439         35,435
Interest expense.....................      571         727        1,861          (28)         6,752
Intercompany interest................    --            263       (1,841)      --             --
Other (income) expense...............      (61)       (161 )     (1,238)          71           (635 )
                                       -------    ---------   ---------   ------------    ----------
Income (loss) before taxes...........    6,147       3,031         (970)      10,396         29,318
Taxes................................      225          91        2,165        7,038         12,397
                                       -------    ---------   ---------   ------------    ----------
Net income (loss)....................  $ 5,922    $  2,940    $  (3,135)    $  3,360      $  16,921
                                       =======    =========   =========   ============    ==========
Earnings per share...................                                                     $    0.54
                                                                                          ==========
Shares used in computing pro forma
 earnings per share(1)...............                                                     31,189,397
                                                                                          ==========

     (1) Includes (i) 3,367,914 shares issued to Notre, (ii) 1,385,500 shares issued to management of and consultants to Metals USA, (iii) 19,650,983 shares issued to owners of the Acquired Companies and (iv) the 6,785,000 shares sold in the IPO. Excludes options to purchase 3,187,524 shares granted or to be granted upon consummation of the IPO and Subsequent Acquisitions.

                    METALS USA, INC. AND ACQUIRED COMPANIES
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  GENERAL:

     Metals USA, Inc. ("Metals USA") was founded to become a leading national value-added metals processor/service center, to manufacture higher-value components from processed metals and to pursue aggressively the consolidation of the highly-fragmented metals processing industry. Prior to the IPO, Metals USA had conducted no operations. Metals USA acquired the Founding Companies concurrently with the consummation of the IPO, with the Subsequent Acquisitions occurring on September 26, 1997 and October 29, 1997.

     The historical financial statements reflect the financial position and results of operations of the Acquired Companies and were derived from the respective Acquired Companies' financial statements where indicated. The periods included in these financial statements for the individual Founding Companies are as of and for the nine months ended September 30, 1997 and for the twelve months ended December 31, 1996.

2.  ACQUISITION OF ACQUIRED COMPANIES:

     Concurrently with and as a condition to the consummation of the IPO, Metals USA acquired all of the outstanding capital stock of the Founding Companies. These acquisitions were accounted for using the purchase method of accounting. The Subsequent acquisitions were completed in two phases. On September 26, 1997 acquisitions were completed which included Federal Bronze, Harvey, Jeffreys and Meier Metal, with all except Jeffreys accounted for using the purchase method of accounting. On October 29, 1997, Metals USA entered into an agreement which, upon completion of certain regulatory approvals, would call for the acquisition of Wayne using the pooling-of-interests method of accounting.

     The aggregate consideration paid and to be paid by Metals USA for the Acquired Companies consists of approximately $69.2 million in cash, 19,650,983 shares of Common Stock, plus the assumption of $133.1 million of indebtedness. The consideration paid by Metals USA for each of the Acquired Companies was determined by negotiation between representatives of each Acquired Company and was based primarily upon the pro forma adjusted net income of each Acquired Company.

3.  UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENT AS OF SEPTEMBER 30, 1997:

     The pro forma adjustment in the unaudited pro forma balance sheet gives effect to the issuance of Common Stock in exchange for the common stock of Wayne.

                    METALS USA, INC. AND ACQUIRED COMPANIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

4.  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS:
      TWELVE MONTHS ENDED DECEMBER 31, 1996

        (a) Reflects the reduction in certain related party rental and lease expenses which has been agreed prospectively.

        (b) Reflects the $8,302 reduction in salaries, bonuses and benefits to the owners of the Acquired Companies to which they have agreed prospectively and the reversal of the $3,636 non-cash compensation charge related to the issuance of 400,000 shares of common stock to management of and consultants to the Company offset by a $400 charge for recurring salary expenses of management.

        (c) Reflects the amortization of goodwill to be recorded as a result of the Mergers and Subsequent Acquisitions over a 40-year estimated life plus additional depreciation expense due to the allocation of a portion of the excess purchase price to property and equipment.

        (d) Reflects the assumed reductions in interest expense of $774 due to refinancing of the outstanding indebtedness in conjunction with the Mergers and $601 due to a reduction of $9,246 in outstanding indebtedness assumed to be paid with a portion of the IPO proceeds, offset by an assumed increase in interest expense of $1,583 due to financing the Subsequent Acquisitions.

        (e) Reflects the pre-acquisition results of operations for Cornerstone Patio (acquired August 1996), Cornerstone Aluminum (acquired February 1997) and Williams (acquired March 1996) as if the acquisitions were completed as of January 1, 1996.

        (f) Reflects certain other nonrecurring expenses with respect to the Subsequent Acquisitions, such as expenses associated with compensation plans which were terminated in conjunction with the acquisitions of their respective companies.

        (g) Reflects the incremental provision for federal and state income taxes for all entities being combined and other statements of operations adjustments.

     The following table summarizes unaudited pro forma statements of operations adjustments:

                                                                                                                      PRO FORMA
                                          (A)        (B)        (C)        (D)        (E)        (F)        (G)      ADJUSTMENTS
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   -----------
Net sales............................  $  --      $  --      $  --      $  --      $  11,256  $  --      $  --         $11,256
Costs and expenses:
Cost of sales........................     --         --         --         --          7,391     --         --           7,391
Operating and delivery...............       (514)    --         --         --            578        (33)    --              31
Selling, general and
  administrative.....................     --        (11,538)    --         --          1,822       (585)    --         (10,302)
Depreciation and amortization........     --         --          3,352     --            218     --         --           3,570
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   -----------
Income from operations...............        514     11,538     (3,352)    --          1,247        618     --          10,566
Other (income) expense:
    Interest (income) expense........     --         --         --            209        206     --         --             415
    Other (income) expense...........         97     --         --         --           (125)    --         --             (28)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   -----------
Income before income taxes...........        417     11,538     (3,352)      (209)     1,166        618     --          10,179
Provision for income taxes...........     --         --         --         --            459     --         10,676      11,135
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   -----------
Net income...........................  $     417  $  11,538  $  (3,352) $    (209) $     707  $     618  $ (10,676)    $  (956)
                                       =========  =========  =========  =========  =========  =========  =========   ===========

                    METALS USA, INC. AND ACQUIRED COMPANIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

4.  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS (CONTINUED):
      NINE MONTHS ENDED SEPTEMBER 30, 1997

        (a) Reflects the reduction in certain related party rental and lease expenses which has been agreed prospectively.

        (b) Reflects the $5,623 reduction in salaries, bonuses and benefits to the owners of the Founding Companies to which they have agreed prospectively and the reversal of the $6,048 non-cash compensation charge related to the issuance of 985,500 shares of common stock to management of and consultants to the Company offset by a $350 charge for recurring salary expenses of management.

        (c) Reflects the amortization of goodwill to be recorded as a result of these Mergers over a 40-year estimated life plus additional depreciation expense due to the allocation of a portion of the excess purchase price to property and equipment.

        (d) Reflects the assumed reductions in interest expense of $847 due to refinancing of the outstanding indebtedness in conjunction with the Mergers and $378 due to a reduction of $9,246 in outstanding indebtedness assumed to be paid with a portion of the IPO proceeds, offset by an assumed increased in interest expense of $1,166 due to financing the Subsequent Acquisitions.

        (e) Reflects the pre-acquisition results of Cornerstone Aluminum (acquired February 1997) as if the acquisition was completed as of January 1, 1997.

        (f) Reflects certain other nonrecurring expenses with respect to the Subsequent Acquisitions, such as expenses associated with compensation plans which were terminated in conjunction with the acquisitions of their respective companies.

        (g) Reflects the incremental provision for federal and state income taxes for all entities being combined and other statements of operations adjustments.

     The following table summarizes unaudited pro forma statements of operations adjustments:

                                                                                                                      PRO FORMA
                                          (A)        (B)        (C)        (D)        (E)        (F)        (G)      ADJUSTMENTS
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   -----------
Net sales............................  $  --      $  --      $  --      $  --      $     395  $  --      $  --         $   395
Costs and expenses:
Cost of sales........................     --         --         --         --            272       (159)    --             113
Operating and delivery...............       (282)    --                                   16        (33)    --            (299)
Selling, general and
  administrative.....................     --        (11,321)    --         --             68       (566)    --         (11,819)
Depreciation and amortization........     --         --          1,930     --             31     --         --           1,961
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   -----------
Income from operations...............        282     11,321     (1,930)    --              8        758     --          10,439
Other (income) expense:
    Interest (income) expense........     --         --         --            (59)        30     --         --             (28)
    Other (income) expense...........         73     --         --         --         --             (2)    --              71
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   -----------
Income before income taxes...........        209     11,321     (1,930)        59        (22)       760     --          10,396
Provision for income taxes...........     --         --         --         --         --         --          7,038       7,038
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   -----------
Net income...........................  $     209  $  11,321  $  (1,930) $      59  $     (22) $     760  $  (7,038)    $ 3,358
                                       =========  =========  =========  =========  =========  =========  =========   ===========

                    METALS USA, INC. AND ACQUIRED COMPANIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

5.  SUBSEQUENT EVENTS:

  NEW ACCOUNTING PRONOUNCEMENT

     In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128") which simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic
EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 in 1997 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Metals USA, Inc.

     We have audited the accompanying consolidated balance sheets of Metals USA, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Metals USA, Inc. and subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
November 3, 1997

                       METALS USA, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                   DECEMBER 31,
                                           ----------------------------    SEPTEMBER 30,
                                               1995            1996            1997
                                           ------------    ------------    -------------
                                                                            (UNAUDITED)
                 ASSETS
Current assets:

     Cash...............................     $    685        $  1,208        $  10,949
     Accounts receivable, net of
       allowance of $382, $259 and
       $1,946...........................       14,160          13,361           88,852
     Inventories........................       21,770          21,512          124,486
     Prepaid expenses...................          539             355            2,468
     Deferred income taxes..............          242             397            1,129
     Other..............................          222             579            2,408
                                           ------------    ------------    -------------
          Total current assets..........       37,618          37,412          230,292
Property and equipment, net.............       13,594          15,282           51,420
Goodwill, net...........................       --              --              122,563
Other assets............................        2,133           1,879            5,651
                                           ------------    ------------    -------------
          Total assets..................     $ 53,345        $ 54,573        $ 409,926
                                           ============    ============    =============

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term
       debt.............................     $    686        $  1,131        $   2,812
     Accounts payable...................        5,088           6,998           55,952
     Income taxes payable...............           37             482            1,933
     Accrued liabilities................        2,071           1,302            9,056
     Other current liabilities..........       --              --                1,963
                                           ------------    ------------    -------------
          Total current liabilities.....        7,882           9,913           71,716
Long-term debt, less current portion....       23,267          17,037          137,842
Deferred income taxes...................          266             326            6,117
Other long-term liabilities.............          388             461            3,317
                                           ------------    ------------    -------------
          Total liabilities.............       31,803          27,737          218,992
                                           ------------    ------------    -------------
Commitments and contingencies...........
Stockholders' equity:
     Preferred stock, $.01 par,
       5,000,000 shares authorized, none
       issued and outstanding...........       --              --              --
     Common stock, $.01 par value,
       53,122,914 shares authorized,
       4,023,583, 7,791,497 and
       26,982,969 shares outstanding,
       respectively.....................           40              78              270
     Additional paid-in capital.........          111           3,999          169,360
     Unearned compensation..............       (2,437)         (1,794)          (1,535)
     Retained earnings..................       23,828          24,553           22,839
                                           ------------    ------------    -------------
          Total stockholders' equity....       21,542          26,836          190,934
                                           ------------    ------------    -------------
          Total liabilities and
             stockholders' equity.......     $ 54,345        $ 54,573        $ 409,926
                                           ============    ============    =============

  The accompanying notes are an integral part of these consolidated financial statements.

                       METALS USA, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                           NINE MONTHS
                                                                                              ENDED
                                                 YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                          ---------------------------------------   -------------------------
                                             1994         1995           1996          1996          1997
                                          -----------  -----------   ------------   -----------  ------------
                                                                                           (UNAUDITED)
Net sales...............................  $   107,897  $   121,537    $  134,391    $   103,363  $    195,328

Operating cost and expenses:

     Cost of sales......................       81,904       93,421       100,868         77,834       147,632

     Operating and delivery.............       10,155       11,426        14,130         10,575        21,321

     Selling, general and
     administrative.....................        9,020        9,565        14,047          7,966        20,199

     Depreciation and amortization......        1,175        1,703         2,339          1,710         3,075
                                          -----------  -----------   ------------   -----------  ------------

Operating income........................        5,643        5,422         3,007          5,278         3,101

Other (income) expense:

     Interest expense...................        1,141        1,591         1,277            933         2,026

     Other income.......................         (205)        (222)          (66)           (39)         (315)
                                          -----------  -----------   ------------   -----------  ------------

Income before income taxes..............        4,707        4,053         1,796          4,384         1,390

Provision for income taxes..............        1,782        1,661         2,035          1,678         3,104
                                          -----------  -----------   ------------   -----------  ------------

Net income (loss).......................  $     2,925  $     2,392    $     (239)         2,706  $     (1,714)
                                          ===========  ===========   ============   ===========  ============

Earnings (loss) per share...............  $       .73  $       .59    $    (0.04)   $       .48  $       (.12)
                                          ===========  ===========   ============   ===========  ============

Shares used in computing earnings per
  share.................................    4,023,583    4,023,583     6,393,780      5,590,644    14,259,702
                                          ===========  ===========   ============   ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                       METALS USA, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                           COMMON    PAID-IN     RETAINED       UNEARNED
                                           STOCK     CAPITAL     EARNINGS     COMPENSATION     TOTAL
                                           ------    --------    ---------    ------------    --------
BALANCE, December 31, 1993..............   $  40     $      3     $ 18,545      $ (3,510)     $ 15,078
     Shares released under leveraged
       ESOP Plan........................    --          --          --               650           650
     Other adjustments..................    --          --             (34)       --               (34)
     Net income.........................    --          --           2,925        --             2,925
                                           ------    --------    ---------    ------------    --------
BALANCE, December 31, 1994..............      40            3       21,436        (2,860)       18,619
     Shares released under leveraged
       ESOP Plan........................    --            108       --               423           531
     Net income.........................    --          --           2,392        --             2,392
                                           ------    --------    ---------    ------------    --------
BALANCE, December 31, 1995..............      40          111       23,828        (2,437)       21,542
     Adjustment to conform fiscal
       year-ends........................    --             75          939           187         1,201
     Shares released under leveraged
       ESOP Plan........................    --            176       --               456           632
     Other adjustments..................    --          --              25        --                25
     Initial capitalization of Metals
       USA..............................       1        --          --                               1
     Shares issued in exchange for
       contributed services.............      33            1                     --                34
     Shares issued to members of
       management.......................       4        3,636       --            --             3,640
     Net income (loss)..................    --          --            (239)       --              (239)
                                           ------    --------    ---------    ------------    --------
BALANCE, December 31, 1996..............      78        3,999       24,553        (1,794)       26,836
     Shares issued to members of
       management (unaudited)...........      10        6,048       --            --             6,058
     Shares sold in connection with the
       IPO (unaudited)..................      68       58,532       --            --            58,600
     Shares issued in connection with
       the acquisition of the Founding
       Companies (unaudited)............     101       80,928       --            --            81,029
     Shares issued in connection with
       the Subsequent Acquisitions
       (unaudited)......................      13       19,757       --            --            19,770
     Shares released under leveraged
       ESOP Plan (unaudited)............    --             96       --               259           355
     Net income (loss) (unaudited)......    --          --          (1,714)       --            (1,714)
                                           ------    --------    ---------    ------------    --------
BALANCE, September 30, 1997
  (unaudited)...........................   $ 270     $169,360     $ 22,839      $ (1,535)     $190,934
                                           ======    ========    =========    ============    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       METALS USA, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                            NINE MONTHS
                                                                               ENDED
                                          YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                       -------------------------------  --------------------
                                         1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $   2,925  $   2,392  $    (239) $   2,706  $  (1,714)
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities --
      Provision for bad debts........        281        281        177        143        103
      Depreciation and
        amortization.................      1,175      1,703      2,339      1,710      3,075
      (Gain) loss on sale of property
        and equipment................        (77)       (41)        91         76        (35)
      Deferred income taxes..........       (104)       154        (95)       (95)      (118)
      Compensation charged against
        notes receivable.............        400     --         --         --         --
      Accrued retirement plan
        contributions................        723        629        860        661       (106)
      Compensation
        expense -- management
        shares.......................     --         --          3,636     --          6,048
      Changes in operating assets and
        liabilities, net of business
        acquisitions --
          Accounts and notes
            receivable...............     (4,116)     1,513        511       (537)    (3,721)
          Inventory..................     (3,745)    (1,114)    (4,791)    (5,408)     1,815
          Other assets...............       (137)       (52)      (207)      (159)       759
          Accounts payable...........      2,397        321        754      4,289     (2,017)
          Income taxes payable.......       (246)        (6)       166        (34)       989
          Accrued liabilities........        382        666       (637)         1        280
          Other operating............     --         --         --         --            542
                                       ---------  ---------  ---------  ---------  ---------
              Net cash provided by
                (used in) operating
                activities...........       (142)     6,446      2,565      3,353      5,900
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets.......         98        100        109         10        675
  Purchases of property..............     (2,617)    (5,237)    (3,701)    (3,221)    (3,766)
  Proceeds applied to cash value life
    insurance........................       (154)      (137)      (160)      (102)       (95)
  Issuance of notes receivable to
    affiliates.......................       (184)      (111)      (315)      (246)      (204)
  Collections on notes receivable
    from affiliates..................         23         30        283        283        414
  Purchase of businesses, net of
    acquired cash....................     --         (6,036)    --         --        (64,495)
                                       ---------  ---------  ---------  ---------  ---------
              Net cash (used in)
                investing
                activities...........     (2,834)   (11,391)    (3,784)    (3,276)   (67,471)
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of stock..................     --         --              5          1     58,610
  Borrowings on notes payable........      2,350        622        481        481     --
  Principal payments on notes
    payable..........................       (624)    (1,174)    (1,087)      (520)   (38,956)
  Borrowings on revolving credit
    facility.........................     44,351     45,278     44,631     30,993    106,228
  Payments on revolving credit
    facility.........................    (42,939)   (39,468)   (41,755)   (29,639)   (54,570)
  Borrowings on notes payable to
    affiliates.......................          4         13        213        213     --
  Principal payments on notes payable
    to affiliates....................       (129)       (21)      (396)      (396)    --
                                       ---------  ---------  ---------  ---------  ---------
              Net cash provided by
                financing
                activities...........      3,013      5,250      2,092      1,133     71,312
                                       ---------  ---------  ---------  ---------  ---------
NET INCREASE IN CASH.................         37        305        873      1,210      9,741
CASH, beginning of period............        343        380        335        335      1,208
                                       ---------  ---------  ---------  ---------  ---------
CASH, end of period..................  $     380  $     685  $   1,208  $   1,545  $  10,949
                                       =========  =========  =========  =========  =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for --
      Interest.......................  $     950  $   1,470  $   1,191  $     708  $   1,640
      Income taxes...................      2,295      1,484      1,869      1,712      1,350
  Noncash activities --
      Operating expenses added to
        note receivable from
        affiliates...................        400     --         --         --         --
      Interest expense added to notes
        payable to affiliates........          4         13          7          7     --
      Interest income added to note
        receivable from affiliates...         19         12         76         73         16
      Retirement plan contribution
        charged to unearned
        compensation and addition
        paid in capital..............        650        531        632        474        355
      Non-qualified plan contribution
        accrued......................         73         98        228        187       (461)
      Purchase of businesses for
        stock........................     --         --         --         --        100,799

  The accompanying notes are an integral part of these consolidated financial statements.

                       METALS USA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Metals USA, Inc., a Delaware corporation, ("Metals USA") was founded in July 1996 to become a leading national value-added metals processor service center to manufacture higher-value components from processed metals and to pursue aggressively the consolidation of the highly fragmented metals processing industry. Prior to its initial public offering ("IPO"), Metals USA had conducted no operations. Concurrently with the consummation of its IPO on July 11, 1997, Metals USA acquired, in separate merger transactions (the "Mergers") eight companies (the "Founding Companies") engaged in the processing of steel, aluminum and specialty metals, as well as the manufacture of metal components. Subsequent to that date, Metals USA has acquired or agreed to acquire five additional companies (the "Subsequent Acquisitions") in similar businesses.
(See Note 11) Included in the Subsequent Acquisitions was Jeffreys Steel Company, Inc. ("Jeffreys") which was accounted for using the "pooling-of-interests" method, resulting in a restatement of the Company's financial statements for all periods presented herein. References herein to the Company include Metals USA and its subsidiaries.

     Jeffreys is an Alabama corporation engaged in the wholesale and retail sale of steel. Jeffreys purchases steel products from manufacturers and processes steel to meet customers' specifications. Jeffreys operates eight steel service centers, three in Alabama, two in Florida, one in each of Mississippi, Louisiana and Georgia. Jeffreys also maintains a sales office in Fort Lauderdale, Florida. The customers of these service centers are concentrated in the southeastern states.

     Jeffreys has historically reported on a July 31 fiscal year-end. For purposes of the merger with Metals USA, the accompanying financial statements reflect Jeffreys on a calendar year-end basis effective January 1, 1996. The historical financial information of Jeffreys for the years ended July 31, 1994 and 1995 have been included in the Company's consolidated financial statements for the years ended December 31, 1994 and 1995. The net sales and net income of Jeffreys for the period from August 1, 1995, through December 31, 1995, were $50,989 and $939, respectively. The net income of Jeffreys for this transition period is included in the accompanying consolidated statements of stockholders' equity as an adjustment to retained earnings in order to conform their fiscal year to that of the Company.

     The following table summarizes the restated consolidated revenues, net income and per share data of the Company after giving effect to the acquisition of Jeffreys (in thousands of dollars except per share data):

                                                           YEARS ENDED DECEMBER 31,
                                        ---------------------------------------------------------------
                                                                                           1996
                                               1994                  1995           -------------------
                                        ------------------    ------------------                  NET
                                           NET       NET        NET        NET        NET        INCOME/
                                          SALES     INCOME     SALES      INCOME     SALES       (LOSS)
                                        ----------  ------    --------    ------    --------    -------
Net sales and net income --
    As previously reported...........   $  --       $--       $  --       $--       $  --       $(3,636)
    Acquisitions accounted for as
      "pooling-of-interests".......    107,897    2,925      121,537    2,392      134,391      3,397
                                        --------    ------    --------    ------    --------    -------
         As restated.................   $107,897    $2,925    $121,537    $2,392    $134,391    $  (239)
                                        ========    ======    ========    ======    ========    =======
Net income (loss) per share --
    As previously reported...........               $--                   $--                   $ (1.53)
    Acquisitions accounted for as
      "pooling-of-interests".......                 .73                   .59                    1.49
                                                    ------                ------                -------
         As restated.................               $ .73                 $ .59                 $  (.04)
                                                    ======                ======                =======

  USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from those estimates.

                       METALS USA, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

  INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of management, are necessary to present fairly the financial position of the Company at September 30, 1997, and the results of its operations and cash flows for the nine months ended September 30, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORIES -- Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method.

     PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

     INTANGIBLE ASSETS -- Intangible assets primarily represent goodwill which is being amortized over a forty-year life and various other intangible assets which are being amortized over their respective estimated useful lives. Accumulated amortization for such assets totaled $173 and $428 as of December 31, 1995 and 1996, respectively.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The fair value of the notes payable is estimated based on interest rates for the same or similar debt offered to the Company having the same or similar remaining maturities and collateral requirements. The carrying amounts of notes payable approximate fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash deposits, trade accounts and notes receivable. The Company places its cash with several financial institutions, limiting the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade accounts are within the machinists and fabricators, industrial/commercial contractors and transportation equipment manufacturers industries. Generally, credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. The Company periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     INCOME TAXES -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense represents the amount of taxes payable and the applicable changes in deferred tax assets and liabilities.

     EARNINGS PER SHARE -- Earnings per share was computed using the aggregate number of shares issued in connection with the acquisition of entities accounted for using the "pooling-of-interests" method of accounting for periods prior to July 3, 1996 (date of inception). Shares issued in connection with the organization of Metals USA, including shares issued to management, were considered to be issued and outstanding from the date of inception without regard to the date such shares were actually issued. Shares issued in connection with the IPO and entities acquired using the "purchase" method of accounting have been included in the computation only from their respective dates of issuance. Additionally, the effect of stock options were included in the computation only to the extent they were dilutive.

     RECENT ACCOUNTING PRONOUNCEMENTS -- The Financial Accounting Standards Board issued Statement of Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for

                       METALS USA, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
Long-Lived Assets to Be Disposed Of," in March 1995. SFAS No. 121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

     SFAS No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share ("SFAS No. 128"). For the Company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                           DECEMBER 31,
                                         ESTIMATED     --------------------
                                        USEFUL LIVES     1995       1996
                                        ------------   ---------  ---------
Land.................................                  $   1,099  $   1,288
Buildings and improvements...........     5-30 years       9,271     10,618
Machinery and equipment..............     7-10 years       6,035      7,641
Automobiles and trucks...............     3-10 years       3,390      4,430
                                                       ---------  ---------
                                                          19,795     23,977
Less -- Accumulated depreciation.....                     (6,201)    (8,695)
                                                       ---------  ---------
     Total...........................                  $  13,594  $  15,282
                                                       =========  =========

3.  INVENTORIES

     Inventories consist of the following:

                                                           DECEMBER 31,
                                                       --------------------
                                                         1995       1996
                                                       ---------  ---------
Carbon plates and sheets............................   $  11,298  $  10,256
Beams...............................................       3,388      4,541
Carbon tubular products.............................       2,923      2,355
Rolled finished bars/shapes.........................       2,441      2,567
Other...............................................       3,382      3,544
Less -- LIFO reserve................................      (1,662)    (1,751)
                                                       ---------  ---------
     Total..........................................   $  21,770  $  21,512
                                                       =========  =========

     The replacement cost of the Company's inventory exceeds the historical cost of the inventory, computed using the LIFO method of valuation, as reported in the accompanying financial statements. If the average cost method had been used for all inventories, the carrying value would have been $23,433 and

                       METALS USA, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
$23,263 at December 31, 1995 and 1996, respectively. Additionally, net income
(loss) would have been $2,369, $2,025 and $(176) for the years ended December 31, 1994, 1995 and 1996, respectively.

4.  LONG-TERM DEBT AND NOTES PAYABLE

                                           DECEMBER 31,
                                       --------------------
                                         1995       1996
                                       ---------  ---------
Revolving credit facility with
  interest at prime less 1.0%,
  maturing on December 31, 1998,
  secured by inventory and trade
  accounts receivable................  $  17,787  $  13,250
Notes payable to former employee
  stock ownership plan and trust
  members payable in annual
  installments including interest at
  prime with an 8.5% cap, through
  February 1998......................      2,861      2,118
Term loan payable to a bank in
  monthly installments of $46 which
  includes monthly payments of
  interest at 6.5%, due March 1,
  1999, secured by production and
  rolling equipment..................      1,736      1,097
Term loan payable to a bank in
  monthly installments of $17 plus
  monthly payments of interest
  computed at a floating rate. The
  rate at December 31, 1996, was
  7.7%, maturing on June 1, 1998,
  secured by certain equipment.......        605        293
Other long-term debt.................        964      1,410
                                       ---------  ---------
                                          23,953     18,168
Less -- Current portion..............       (686)    (1,131)
                                       ---------  ---------
                                       $  23,267  $  17,037
                                       =========  =========

     The Company's long-term notes were subject to mandatory redemption as follows:

Year ending December 31 --
     1997............................  $   1,131
     1998............................     16,955
     1999............................         82
                                       ---------
                                       $  18,168
                                       =========

     In connection with the Subsequent Acquisitions, the revolving credit facility and certain other obligations outstanding as of December 31, 1996 were repaid with the Company's new credit facility discussed in Note 11. In addition, the Company assumed and incurred additional debt in connection with the Subsequent Acquisitions resulting in long-term debt outstanding of $137.8 million as of September 30, 1997.

5.  DETAIL OF ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                              DECEMBER 31,
                                          --------------------
                                            1995       1996
                                          ---------  ---------
Accrued salaries and employee
  benefits..............................  $   1,434  $     972
Accrued ad valorem and sales taxes......        421        146
Accrued interest and other..............        216        184
                                          ---------  ---------
                                          $   2,071  $   1,302
                                          =========  =========

                       METALS USA, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

6.  INCOME TAXES

     The components of the provision for income taxes are as follows:

                                             YEARS ENDED DECEMBER 31,
                                          -------------------------------
                                            1994       1995       1996
                                          ---------  ---------  ---------
Federal --
     Current............................  $   1,642  $   1,315  $   1,832
     Deferred...........................        (92)       133        (82)
                                          ---------  ---------  ---------
                                              1,550      1,448      1,750
                                          ---------  ---------  ---------
State --
     Current............................        244        192        298
     Deferred...........................        (12)        21        (13)
                                          ---------  ---------  ---------
                                                232        213        285
                                          ---------  ---------  ---------
          Total provision...............  $   1,782  $   1,661  $   2,035
                                          =========  =========  =========

     The provision for income taxes differs from an amount computed at the statutory rates as follows:

                                             YEARS ENDED DECEMBER 31,
                                          -------------------------------
                                            1994       1995       1996
                                          ---------  ---------  ---------
Federal income tax at statutory rates... $ 1,619 $ 1,390 $ 1,849 State income taxes, net of federal
  income tax benefit....................         78         67         89
Nondeductible expenses (mainly meals and
  entertainment)........................         85        204         97
                                          ---------  ---------  ---------
                                          $   1,782  $   1,661  $   2,035
                                          =========  =========  =========

     The significant items giving rise to the deferred tax assets (liabilities) are as follows:

                                              DECEMBER 31,
                                          --------------------
                                            1995       1996
                                          ---------  ---------
Deferred tax assets --
     Allowance for doubtful accounts....  $     143  $      85
     Uniform capitalization of
      inventory.........................         72         58
     Nonqualified plan contribution.....         27        175
     Accrued expenses...................     --             72
     Other..............................     --              7
                                          ---------  ---------
          Total deferred tax assets.....        242        397
                                          ---------  ---------
Deferred tax liabilities --
     Property and equipment.............       (266)      (326)
                                          ---------  ---------
          Total deferred income tax
              liabilities...............       (266)      (326)
                                          ---------  ---------
          Net deferred tax assets.......  $     (24) $      71
                                          =========  =========

7.  STOCKHOLDERS' EQUITY

  COMMON STOCK AND PREFERRED STOCK

     Metals USA effected a 135.81-for-one stock split on April 21, 1997 for each share of common stock ("Common Stock") then outstanding. In addition, Metals
USA increased the number of authorized shares of Common Stock to 50,000,000 and the authorized shares of Restricted Common Stock to 3,122,914 and

                       METALS USA, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
authorized 5,000,000 shares of $.01 par value preferred stock, which may be designated in the future. The effects of the Common Stock split and the increase in the shares of authorized Common Stock have been retroactively reflected in the consolidated balance sheet and in the accompanying notes.

     In connection with its organization and initial capitalization, Metals USA issued 135,810 shares of Common Stock at $.01 per share to Notre Capital Ventures II ("Notre"). Notre incurred $34 of expenses on behalf of Metals USA for which 3,232,104 additional shares were issued to Notre in December 1996.

     In December 1996, 400,000 shares of Common Stock were sold to management at $.01 per share. During the first and second quarters of 1997, Metals USA issued a total of 985,500 shares of Common Stock to management of and consultants to Metals USA at a price of $.01 per share. As a result, Metals USA has recorded a non-recurring, non-cash compensation charge of $3,636 in 1996 and $2,813 and $4,725 in the first and second quarters of 1997, respectively, representing the difference between the amount paid for the shares and the estimated fair value of the shares on the date of sale as if the companies were combined. The second quarter of 1997 also includes a reduction in compensation expense of $1,490 representing a revision of the estimated fair value of the shares sold to management and consultants in 1996 and the first quarter of 1997.

  RESTRICTED COMMON STOCK

     In April 1997, Notre exchanged 3,122,914 shares of Common Stock for an equal number of shares of restricted voting common stock ("Restricted Common Stock"). The holder of Restricted Common Stock is entitled to elect one member of Metals USA's Board of Directors and to 0.55 of one vote for each share held on all other matters on which they are entitled to vote.

     Each share of Restricted Common Stock will automatically convert into Common Stock on a share-for-share basis (a) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder (as defined)), (b) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of Metals USA, or (c) in the event any person offers to acquire 15% or more of the total number of outstanding shares of Common Stock.

     After July 1, 1998, Metals USA may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the outstanding shares of Restricted Common Stock have been converted into shares of Common Stock.

  LONG-TERM INCENTIVE PLAN

     In April 1997, Metals USA's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Plan"), which provides for the granting or awarding of incentive or non-qualified stock options, stock appreciation rights, restricted or deferred stock, dividend equivalents and other incentive awards to directors, officers, key employees and consultants to Metals USA. The number of shares authorized and reserved for issuance under the Plan is the greater of 2,500,000 shares or 13% of the aggregate number of shares of Common Stock outstanding. The terms of the option awards will be established by the Compensation Committee of Metals USA's Board of Directors. Metals USA granted non-qualified stock options to purchase a total of 705,000 shares (unaudited) of Common Stock to key employees of Metals USA at the initial public offering price upon consummation of the IPO. In addition, Metals USA granted options to purchase a total of 1,426,024 shares (unaudited) of Common Stock to certain employees of the Founding Companies at the initial public offering price per share. These options will vest at the rate of 20% per year, commencing on the first anniversary of the IPO and will expire ten years from the date of grant or three months following termination of employment.

                       METALS USA, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

  NON-EMPLOYEE DIRECTORS STOCK PLAN

     Metals USA's 1997 Non-Employee Directors' Stock Plan (the "Director's Plan"), which was adopted by the Board of Directors and approved by Metals
USA's stockholders in April 1997, provides for (i) the automatic grant to each non-employee director serving at the consummation of the IPO of an option to purchase 10,000 shares, (ii) the automatic grant to each non-employee director of an option to purchase 10,000 shares upon such person's initial election as a director, and (iii) an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial election as a director. All options will have an exercise price per share equal to the fair market value of the Common Stock on the date of grant and are immediately vested and expire on the earlier of ten years from the date of grant or one year after termination of service as a director. The Director's Plan also permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" at future settlement dates, as selected by the director. The number of shares or deferred shares received will equal the number of shares of Common Stock which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees.

8.  EMPLOYEE BENEFIT PLAN

  PROFIT-SHARING PLAN

     Jeffreys has a profit-sharing plan that was adopted on July 29, 1988, and amended June 1, 1995, to include Section 401(k) options. Contributions to the plan are determined by the board of directors on an annual basis. All funds contributed under this plan are subject to a vesting schedule of 20 percent after two years of service, then 20 percent each additional year until 100 percent at six years. No contributions were made to this plan in the periods reported.

  EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

     Under the provisions of an employee stock ownership plan (ESOP) and its related trust, Jeffreys made annual contributions to the plan which were invested in stock of Jeffreys and other qualifying securities for the benefit of Jeffreys' employees.

     Under the provisions of the plan, employees had a put option which required Jeffreys to purchase their shares at fair market value. Additionally, Jeffreys had the right of first refusal for any shares sold by the employees. The plan provided for Jeffreys' purchases of employee shares to be paid in cash and with the issuance of a note payable. Effective September 26, 1997, the participation was frozen. Concurrent with the merger, ESOP shares were exchanged for Metals USA common stock and holders of such shares have the right to trade the stock, beginning September 26, 1998.

  LEVERAGED ESOP ARRANGEMENT

     The following disclosure has been restated to reflect the equivalent shares of Metals USA common stock that were issued in connection with the acquisition of Jeffreys.

     Jeffreys' ESOP purchased 735,384 shares of outstanding Jeffreys stock from a majority stockholder for $5.31 per share. The ESOP borrowed the funds to purchase such stock and Jeffreys guaranteed the repayment of this loan. Jeffreys will repay this loan, plus interest, through deductible contributions to the plan. As Jeffreys makes contributions to the plan, which reduces the principal on the note, the plan will release the corresponding shares related to the reduction in the note principal. At the point when these shares are no longer specifically secured by the note payable, they will be allocated to the individual participants of the plan and considered earned by those employees at that time. Jeffreys accounts for its

                       METALS USA, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
ESOP in accordance with Statement of Position (SOP) 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned compensation. As shares are released from collateral, Jeffreys reports compensation expense equal to the current estimated market price of the shares. ESOP share compensation expense was $650, $531 and $632 for the years ended July 31, 1994 and 1995, and December 31, 1996, respectively.

     Since the obligation is secured by the shares purchased and the note is guaranteed by Jeffreys, all amounts relating to this transaction are considered unearned compensation of the employees until such time the note is deemed paid and the corresponding shares are released to the individual participants of the plan. The balance of $2,437 and $1,794 in unearned compensation at July 31, 1995, and December 31, 1996, results from the leveraged ESOP stock purchase less the deemed release of shares at cost.

     The ESOP shares were as follows:

                                             TOTAL       SHARES       TOTAL
                                            SHARES       DEEMED     UNRELEASED
               YEAR ENDED                  ALLOCATED    RELEASED      SHARES
----------------------------------------   ---------    --------    ----------
December 31, 1995.......................     201,201     75,114       459,030
December 31, 1996.......................     276,354     84,669       374,361

     In accordance with SOP 93-6, additional paid-in capital is adjusted whenever the market value of the shares released is more or less than the cost of the shares released. The addition to paid-in capital attributable to this difference in market value and cost was $108 and $176 for the years ended December 31, 1995 and 1996, respectively.

  NONQUALIFIED DEFERRED COMPENSATION PLAN

     Jeffreys has a deferred compensation plan, which is considered an unfunded, nonqualified retirement plan, to provide supplemental retirement benefits to key employees who are precluded from participating in the ESOP due to the leveraged arrangement. The selective key employees will receive an annual contribution under this plan equal to 10 percent of their compensation. All contributions are deemed to have been used to purchase employee stock as of the most recent stock valuation. Each year, gains or losses are recognized as the stock value fluctuates.

     Jeffreys will pay all amounts directly to the employees participating in this plan, or their beneficiaries, in accordance with the payout provision of the plan. These benefits will be paid directly from the general assets of Jeffreys in either cash or Jeffreys stock. Concurrent with the merger, these benefits were settled with the issuance of Metals USA common stock.

9.  COMMITMENTS AND CONTINGENCIES

  OPERATING LEASE AGREEMENTS

     Jeffreys is obligated under certain long-term noncancelable lease agreements for office space, warehouse space and equipment as summarized below:

Year ending December 31 --
     1997...............................  $     196
     1998...............................         42
     1999...............................         29
     2000...............................         29
     2001...............................         29
     Thereafter.........................         21
                                          ---------
                                          $     346
                                          =========

                       METALS USA, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     Jeffreys paid approximately $362, $401 and $314 in rent expense during the years ended July 31, 1994 and 1995, and December 31, 1996, respectively, under operating leases. Certain of these leases are with affiliated individuals and companies (see Note 9).

  CONTINGENCIES

     Jeffreys has been named as one of three defendants in a lawsuit filed by Allen Management Associates, Inc., and Esalen Holdings, Inc., who owned the property leased by Jeffreys in Ft. Lauderdale, Florida. The plaintiffs are seeking damages of approximately $535 for breach of maintenance obligations under the sublease and damages for alleged environmental contamination of the property. Subsequent to the initial suit filed, the other defendants have filed cross-claims against Jeffreys. Jeffreys has filed a counterclaim and cross-claims against the other defendants and has filed an answer and affirmative defense concerning the suit. The trial date is scheduled for February 9, 1998. The Company has denied any liability and intends to vigorously defend its position. In the opinion of the Company's management, the final outcome of this matter should not materially affect the Company's financial position and results of operations.

     Jeffreys insures workers' compensation claims under a self-insurance program. The plan is subject to a stop-loss provision which provides conventional insurance policy coverage for losses above certain specified levels. Estimated claims incurred but not yet reported in connection with the self-insurance plans are accrued by Jeffreys.

10.  RELATED-PARTY TRANSACTIONS

     In 1995, Jeffreys entered into a lease agreement for an aircraft from the President of Jeffreys with payments of $13 per month which expired January 1997. Concurrent with the merger with the Company, Jeffreys rents the aircraft based on the number of flight hours.

     Notes receivable include $210 and $141 due from a related party at December 31, 1995 and 1996, respectively.

11.  SUBSEQUENT EVENTS (UNAUDITED)

     Metals USA acquired eight companies ("Founding Companies") effective with the completion of its IPO on July 11, 1997. The companies acquired were Texas Aluminum/Cornerstone group of companies, Interstate Steel Supply Co., Queensboro Steel Corporation, Affiliated Metals Company, Uni-Steel Incorporated, Southern Alloy of America, Inc., Williams Steel & Supply Co., Inc. and Steel Service Systems, Inc. The aggregate consideration paid by Metals USA to acquire the Founding Companies was approximately $27,826 in cash and 10,128,609 shares of Common Stock, excluding assumed indebtedness of $92,600.

     Metals USA has an unsecured $150,000 revolving credit facility which became available upon the closing of the IPO. Metals USA entered into the Credit Facility with the First National Bank of Chicago as agent, on July 15, 1997. The Credit Facility matures on July 15, 2002, bears interest at the bank's prime rate or LIBOR, at Metals USA's option, plus an applicable margin based on the ratio of funded debt to cash flows (as defined). An annual commitment fee of up to 1/4% is payable on any unused portion of the Credit Facility.

     The Credit Facility will be used to fund acquisitions, capital expenditures and working capital requirements. Under the terms of the Credit Facility Metals USA is required to comply with various affirmative and negative covenants including: (i) the maintenance of certain financial ratios, (ii) restrictions on additional indebtedness, (iii) restrictions on liens, guarantees and dividends,
(iv) obtaining the lenders' consent with respect to certain individual acquisitions, and (v) maintain a specified level of consolidated tangible net worth. In July 1997 and September 1997, Metals USA used a portion of the Credit Facility

                       METALS USA, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
together with the net proceeds from the IPO to retire substantially all of the indebtedness of the Acquired Companies.

     On August 12, 1997, Metals USA sold 885,000 shares of its common stock pursuant to the overallotment option granted to the underwriters in connection with the IPO. Metals USA realized net proceeds of approximately $8,231 from the sale.

     On September 26, 1997, Metals USA acquired four additional companies, including Harvey Titanium, Jeffrey Steel Company, Inc. Meier Metal Servicenters, Inc. and the business of Federal Bronze Products, Inc. On October 29, 1997, Metals USA entered into an agreement which, upon completion of certain regulatory approvals, would call for the acquisition of Wayne Steel, Inc. The aggregate consideration paid and to be paid by Metals USA for the Subsequent Acquisitions consists of approximately $41,406 in cash and 9,522,374 shares of Common Stock, excluding assumed indebtedness of $40,477. The consideration paid by Metals USA for each of the Acquired Companies was determined by negotiation between representatives of each Acquired Company and was based primarily upon the pro forma adjusted net income of each Acquired Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Texas Aluminum Industries, Inc.:

     We have audited the accompanying combined balance sheets of Texas Aluminum Industries, Inc., and the affiliated Cornerstone Companies (collectively the Companies), as of June 30, 1995 and December 31, 1996, and the related combined statements of income, stockholders' equity and members' equity and cash flows for the years ended June 30, 1994 and 1995, and December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Texas Aluminum Industries, Inc. and the affiliated Cornerstone Companies as of June 30, 1995 and December 31, 1996, and the results of their combined operations and their combined cash flows for the years ended June 30, 1994 and 1995, and December 31, 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
April 18, 1997

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
                            COMBINED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                        JUNE 30,    DECEMBER 31,      JUNE 30,
                                          1995          1996            1997
                                        --------    -------------    -----------
                                                                     (UNAUDITED)
               ASSETS
Current assets:
     Cash............................   $    359       $   156         $ 1,493
     Accounts and notes receivable,
       net of allowance of
       $519, $677 and $704...........      3,432         4,221           5,548
     Accounts and notes receivable
       from affiliates...............        993            81             111
     Inventory.......................      8,193        10,878          11,475
     Prepaid expenses................         47            38              32
     Deferred income taxes...........        591           754             477
                                        --------    -------------    -----------
          Total current assets.......     13,615        16,128          19,136

Property and equipment, net..........      3,712         4,058           4,425
Notes receivable from affiliates.....      --              465             454
Other assets.........................        715           576           1,190
Goodwill.............................        690           822           1,609
                                        --------    -------------    -----------
               Total assets..........   $ 18,732       $22,049         $26,814
                                        ========    =============    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of notes
       payable.......................   $    593       $   683         $ 1,159
     Current portion of notes payable
       and capital lease obligations
       to affiliates.................         54            77              22
     Accounts payable................      3,882         5,540           4,570
     Income taxes payable............        269           396          --
     Accrued liabilities.............      1,416         1,158           1,256
                                        --------    -------------    -----------
          Total current
             liabilities.............      6,214         7,854           7,007

Notes payable, less current
  portion............................      7,879         6,004          12,220
Notes payable and capital lease
  obligations payable to affiliates,
  less current portion...............        368         1,419           3,822
Deferred income taxes................        249           163             222
Other long-term liabilities..........         41           274             253
                                        --------    -------------    -----------
               Total liabilities.....     14,751        15,714          23,524
                                        --------    -------------    -----------
Commitments and contingencies
Stockholders' equity:
     Preferred stock.................        379           369             369
     Common stock....................      1,517         1,501           1,506
     Members' equity.................      --                1               1
     Additional paid-in capital......        198           188             188
     Retained earnings...............      2,199         4,560           1,513
          Less: treasury stock, at
             cost....................       (312)         (284)           (287)
                                        --------    -------------    -----------
          Total stockholders'
             equity..................      3,981         6,335           3,290
                                        --------    -------------    -----------
               Total liabilities and
                  stockholders'
                  equity.............   $ 18,732       $22,049         $26,814
                                        ========    =============    ===========

    The accompanying notes are an integral part of these combined financial statements.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
                         COMBINED STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                                               SIX MONTHS ENDED
                                       YEAR ENDED JUNE 30,     YEAR ENDED          JUNE 30,
                                       --------------------   DECEMBER 31,   --------------------
                                         1994       1995          1996         1996       1997
                                       ---------  ---------   ------------   ---------  ---------
                                                                                 (UNAUDITED)
Net sales............................  $  26,105  $  34,706     $ 40,651     $  18,966  $  23,776
Costs and expenses:
     Cost of sales...................     17,991     23,893       27,146        12,766     15,577
     Operating and delivery..........      5,621      5,863        6,386         3,094      3,011
     Selling, general and
       administrative................      1,654      2,810        3,539         2,032      3,961
     Depreciation and amortization...        346        517          568           284        386
                                       ---------  ---------   ------------   ---------  ---------
Operating income.....................        493      1,623        3,012           790        841
Other (income) expense:
     Interest expense................        444        837          682           357        573
     Other income....................       (169)      (143)          (8)           (1)       (96)
                                       ---------  ---------   ------------   ---------  ---------
Income before income taxes...........        218        929        2,338           434        364
Provision (benefit) for income
  taxes..............................         93        277          456            (3)        11
                                       ---------  ---------   ------------   ---------  ---------
Net income...........................  $     125  $     652     $  1,882     $     437  $     353
                                       =========  =========   ============   =========  =========

    The accompanying notes are an integral part of these combined financial statements.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
        COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND MEMBERS' EQUITY
         (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                          COMMON STOCK
                                       -------------------   CORNERSTONE   MEMBERS'   PREFERRED    PAID-IN    RETAINED    TREASURY
                                       CLASS A    CLASS B      COMMON       EQUITY      STOCK      CAPITAL    EARNINGS      STOCK
                                       --------   --------   -----------   --------   ----------   --------   ---------   ---------
Balance, June 30, 1993...............    $363      $1,239       $--          $--         $414        $254      $ 1,422      $(315)
    Purchase of 6,757 shares of Class
      B common stock at $16 per
      share..........................    --         --          --           --         --           --          --          (108)
    Purchase of 315 shares of
      preferred stock at $100 per
      share..........................    --         --          --           --         --           --          --           (31)
    Cancellation of treasury stock...    --           (74)      --           --           (21)        (44)       --           139
    Net income.......................    --         --          --           --         --           --            125      --
                                       --------   --------   -----------   --------   ----------   --------   ---------   ---------
Balance, June 30, 1994...............     363       1,165       --           --           393         210        1,547       (315)
    Purchase of 2,142 shares of Class
      B common stock at $16 per
      share..........................    --         --          --           --         --           --          --           (34)
    Purchase of 97 shares of
      preferred stock at $100 per
      share..........................    --         --          --           --         --           --          --           (10)
    Cancellation of treasury stock...    --           (21)      --           --           (14)        (12)       --            47
    Issuance of Cornerstone Metals
      Corporation common stock.......    --         --              5        --         --           --          --         --
    Issuance of Cornerstone Building
      Products, Inc. common stock....    --         --              5        --         --           --          --         --
    Net income.......................    --         --          --           --         --           --            652      --
                                       --------   --------   -----------   --------   ----------   --------   ---------   ---------
Balance, June 30, 1995...............     363       1,144          10        --           379         198        2,199       (312)
    Purchase of 249 shares of Class B
      common stock at $16 per
      share..........................    --         --          --           --         --           --          --            (4)
    Purchase of 37 shares of
      preferred stock at $100 per
      share..........................    --         --          --           --         --           --          --            (4)
    Issuance of Cornerstone Patio
      Concepts L.L.C. members'
      equity.........................    --         --          --              1       --           --          --         --
    Cancellation of treasury stock...    --           (16)      --           --           (10)        (10)       --            36
    Adjustment to conform fiscal year
      ends...........................    --         --          --           --         --           --            579      --
    Distributions to stockholders....    --         --          --           --         --           --           (100)     --
    Net income.......................    --         --          --           --         --           --          1,882      --
                                       --------   --------   -----------   --------   ----------   --------   ---------   ---------
Balance, December 31, 1996...........     363       1,128          10           1         369         188        4,560       (284)
    Issuance of Cornerstone Aluminum
      Company, Inc. common stock
      (unaudited)....................    --         --              5        --         --           --          --         --
    Purchase of 30 shares of
      preferred stock at $100 per
      share (unaudited)..............    --         --          --           --         --           --          --            (3)
    Distributions to stockholders
      (unaudited)....................    --         --          --           --         --           --         (3,400)     --
    Net income (unaudited)...........    --         --          --           --         --           --            353      --
                                       --------   --------   -----------   --------   ----------   --------   ---------   ---------
Balance, June 30, 1997 (unaudited)...    $363      $1,128       $  15        $  1        $369        $188      $ 1,513      $(287)
                                       ========   ========   ===========   ========   ==========   ========   =========   =========

                                         TOTAL
                                       ---------
Balance, June 30, 1993...............  $   3,377
    Purchase of 6,757 shares of Class
      B common stock at $16 per
      share..........................       (108)
    Purchase of 315 shares of
      preferred stock at $100 per
      share..........................        (31)
    Cancellation of treasury stock...     --
    Net income.......................        125
                                       ---------
Balance, June 30, 1994...............      3,363
    Purchase of 2,142 shares of Class
      B common stock at $16 per
      share..........................        (34)
    Purchase of 97 shares of
      preferred stock at $100 per
      share..........................        (10)
    Cancellation of treasury stock...     --
    Issuance of Cornerstone Metals
      Corporation common stock.......          5
    Issuance of Cornerstone Building
      Products, Inc. common stock....          5
    Net income.......................        652
                                       ---------
Balance, June 30, 1995...............      3,981
    Purchase of 249 shares of Class B
      common stock at $16 per
      share..........................         (4)
    Purchase of 37 shares of
      preferred stock at $100 per
      share..........................         (4)
    Issuance of Cornerstone Patio
      Concepts L.L.C. members'
      equity.........................          1
    Cancellation of treasury stock...     --
    Adjustment to conform fiscal year
      ends...........................        579
    Distributions to stockholders....       (100)
    Net income.......................      1,882
                                       ---------
Balance, December 31, 1996...........      6,335
    Issuance of Cornerstone Aluminum
      Company, Inc. common stock
      (unaudited)....................          5
    Purchase of 30 shares of
      preferred stock at $100 per
      share (unaudited)..............         (3)
    Distributions to stockholders
      (unaudited)....................     (3,400)
    Net income (unaudited)...........        353
                                       ---------
Balance, June 30, 1997 (unaudited)...  $   3,290
                                       =========

    The accompanying notes are an integral part of these combined financial statements.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
                       COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                            YEAR ENDED         YEAR ENDED      SIX MONTHS ENDED
                                             JUNE 30,         DECEMBER 31,         JUNE 30,
                                       --------------------   ------------   --------------------
                                         1994       1995          1996         1996       1997
                                       ---------  ---------   ------------   ---------  ---------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $     125  $     652     $  1,882     $     437  $     353
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
    Adjustment to conform fiscal year
      ends...........................     --         --              579        --         --
    Provision for bad debts..........        456        501          718           174        206
    Depreciation and amortization....        346        517          763           284        386
    (Gain) loss on sale of property
      and equipment..................        (11)        11         (266)       --         --
    Deferred income taxes............        (95)      (111)        (249)          (20)       336
    Changes in operating assets and
      liabilities, net of business
      acquisitions --
      Accounts and notes
         receivable..................     (1,196)      (100)        (783)       (1,182)    (1,106)
      Accounts and notes receivable
         from affiliates.............        124       (654)        (167)       --            (19)
      Inventory......................       (341)    (1,166)      (1,970)          (15)       239
      Other assets...................        (17)       (82)         (29)         (291)       (27)
      Accounts payable...............         39        393        1,476         1,166       (940)
      Accounts payable to
         affiliates..................         11        161       --            --         --
      Income taxes payable...........        (18)       171          127          (157)      (514)
      Accrued liabilities............        373        309         (269)          269         98
                                       ---------  ---------   ------------   ---------  ---------
         Net cash provided by (used
           in) operating activities..       (204)       602        1,812           665       (988)
                                       ---------  ---------   ------------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets.......        104         71          611           330     --
  Purchases of property..............       (438)      (606)        (739)         (167)      (270)
  Collections on notes receivable....        129        109          445           250     --
  Purchase of businesses, net of
    acquired cash....................     --         (2,500)        (150)       --         (1,300)
                                       ---------  ---------   ------------   ---------  ---------
         Net cash provided by (used
           in) investing activities..       (205)    (2,926)         167           413     (1,570)
                                       ---------  ---------   ------------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on notes payable........      2,566      2,518       --            --         --
  Principal payments on notes payable
    and capital leases...............     (1,745)      (322)        (746)         (110)       (81)
  Borrowings on revolving credit
    facility.........................      5,498      1,403        3,692         2,605      9,861
  Payments on revolving credit
    facility.........................     (6,005)    (1,299)      (5,160)       (4,108)    (4,850)
  Payments made to former ESOP
    members..........................        (92)       (63)         (89)          (17)       (90)
  Borrowings on notes payable to
    affiliates.......................     --            650        1,020           850      2,450
  Principal payments on notes payable
    to affiliates....................     --           (452)        (800)       --         --
  Issuance of common stock and
    members' equity..................     --             10            1        --              5
  Distribution to stockholders.......     --         --             (100)         (100)    (3,400)
                                       ---------  ---------   ------------   ---------  ---------
         Net cash provided by (used
           in) financing activities..        222      2,445       (2,182)         (880)     3,895
                                       ---------  ---------   ------------   ---------  ---------
NET INCREASE (DECREASE) IN CASH......       (187)       121         (203)          198      1,337
CASH, BEGINNING OF PERIOD............        425        238          359           147        156
                                       ---------  ---------   ------------   ---------  ---------
CASH, END OF PERIOD..................  $     238  $     359     $    156     $     345  $   1,493
                                       =========  =========   ============   =========  =========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
  Interest...........................  $     441  $     526     $    699     $     157  $     280
  Income taxes.......................        207        217          584            82         33
Non-cash investing and financing
  activities:
  Purchase of assets through
    assumption of debt...............  $  --      $      19     $    820     $     820  $   1,700
  Purchase of treasury stock through
    assumption of debt...............        102         35           32             4     --
  Sale of assets by issuing note
    receivable.......................     --         --              330        --         --

    The accompanying notes are an integral part of these combined financial statements.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of Texas Aluminum Industries, Inc. ("Texas Aluminum"), a Texas corporation, Cornerstone Metals Corporation ("CMC"), a Nevada Corporation, Cornerstone Building Products, Inc. ("CBP"), a Nevada corporation, and Cornerstone Patio Concepts, L.L.C. ("CPC"), a Nevada limited liability corporation. CMC, CBP and CPC are collectively referred to herein as "Cornerstone". Texas Aluminum and Cornerstone are under common control and ownership and are presented herein on a combined basis. Texas Aluminum and Cornerstone are collectively referred to as "Texas Aluminum/Cornerstone." Texas Aluminum/Cornerstone produces and distributes aluminum and steel building products consisting of windows, doors, insulated wall panels, canopies and awnings. These products are used by commercial and residential contractors in the construction of sun rooms, solariums, walkways, canopies and coverings, aluminum support structures, as well as for facia coverings for retail buildings. Texas Aluminum/Cornerstone's products are produced in five manufacturing plants. The products are marketed and sold to contractors, architects and wholesale distributors through 36 sales and distribution outlets across the United States, primarily concentrated in the Sunbelt.

     Texas Aluminum has historically reported on a June 30 fiscal year end, whereas Cornerstone has historically reported on a December 31 year end. For purposes of combined presentation, Texas Aluminum began reporting on a calendar year end basis effective January 1, 1996. Cornerstone began operations on April 1, 1995 as further discussed below. Accordingly, the year ended June 30, 1994 includes the operations of Texas Aluminum, the year ended June 30, 1995 includes the operations of Texas Aluminum for the twelve months ended June 30, 1995 combined with the operations of Cornerstone for the nine months ended December 31, 1995, and the year ended December 31, 1996 includes Texas Aluminum and Cornerstone for the twelve months ended December 31, 1996. The net sales and net income of Texas Aluminum for the period from July 1, 1995 through December 31, 1995 were $15,547 and $579, respectively. The net sales and net income of Cornerstone for the period from July 1, 1995 through December 31, 1995 were $3,671 and $165, respectively. The net income of Texas Aluminum for this transition period is included in the accompanying statements of stockholders' equity as an adjustment to retained earnings in order to conform the fiscal years of these combined companies.

     Intercompany transactions and ending balances among Texas Aluminum, CMC, CBP and CPC have been eliminated except for certain transactions and balances for the year ended June 30, 1995 which could not be eliminated due to the combining of year ends (See Note 12).

     Texas Aluminum/Cornerstone and its stockholders expect to enter into a definitive merger agreement with Metals USA, Inc. ("Metals USA") pursuant to which all of the Companies' outstanding shares of capital stock will be exchanged for cash and shares of Metals USA common stock concurrently with the consummation of the initial public offering (the "Offering") of Metals USA common stock.

     BUSINESS COMBINATIONS

     CMC and CBP are both S Corporations, as defined by the Internal Revenue Code, and were acquired April 1, 1995. Accordingly, the financial statements for 1995 include the nine-month period from the date of acquisition through December 31, 1995. CPC, a Limited Liability Corporation, was acquired in August, 1996. The aggregate consideration paid for CMC and CBP was $2,500 in cash and $828 in notes payable to the seller. The consideration paid for CPC was $150 in cash and $415 in notes payable to the seller. The accompanying combined balance sheet as of December 31, 1996, includes allocations of the respective purchase prices which resulted in goodwill recognized of $887.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     The following summarizes the assets acquired and liabilities assumed.

                                        JUNE 30,       DECEMBER 31,
                                          1995             1996
                                        ---------      -------------
Fair value of assets acquired, net of
  cash acquired......................    $  2,615         $   607
Goodwill and other intangibles.......         713             174
Liabilities assumed..................      --                (216)
Notes issued to sellers..............        (828)           (415)
                                        ---------      -------------
Cash paid, net of cash acquired......    $  2,500         $   150
                                        =========      =============

     The results of operations for CPC are included in the combined income statement from the date of acquisition.

     The following presents the unaudited results of operations for Texas Aluminum/Cornerstone for the years ended June 30, 1995 and December 31, 1996, as if CPC had been acquired as of April 1, 1995, the effective date Cornerstone began operations.

                                        JUNE 30,      DECEMBER 31,
                                          1995            1996
                                        --------      ------------
Unaudited pro forma sales............   $ 36,503        $ 42,041
Unaudited pro forma income before
  income taxes.......................        734           1,957

     In February 1997, the owners of Cornerstone, through a newly formed corporation, Cornerstone Aluminum Company, Inc. ("CAC"), acquired the business and assets of Amalgamated Building Components, Inc. CAC paid $1,300 in cash and issued $1,700 in notes payable to the former owner. CAC is headquartered in Tucson, Arizona with three additional locations in the western and southwestern United States.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of management, are necessary to present fairly the financial position of Texas Aluminum/Cornerstone at June 30, 1997, and the results of its operations and cash flows for the six months ended June 30, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS

     Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method for Texas Aluminum and the first-in, first-out ("FIFO") method for Cornerstone.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash equivalents approximate their fair value. The carrying amount of notes receivable approximates fair value at the applicable balance sheet dates. The fair value of such notes receivable was based on expected cash flows discounted using current rates at which similar loans would be made to borrowers with similar credit ratings. The fair value of the notes payable is estimated based on interest rates for the same or similar debt offered to Texas Aluminum/Cornerstone having the same or similar remaining maturities and collateral requirements. The carrying amounts of notes payable approximate fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Texas Aluminum/Cornerstone to concentrations of credit risk, consist principally of cash deposits and, trade accounts and notes receivable. Texas Aluminum/Cornerstone places its cash with several financial institutions limiting the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade accounts and notes receivable are within the home improvement and general construction industry. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Texas Aluminum/Cornerstone periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     INCOME TAXES

     Texas Aluminum accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS 109"). Under SFAS 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. The principal items resulting in the differences are different depreciation methods, use of the allowance method for bad debts, and different inventory capitalization methods. Valuation allowances are established when necessary to reduce deferred assets to the amount to be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

     Cornerstone, with the consent of its stockholders, elected to be taxed under sections of the federal and state income tax laws which provide that, in lieu of corporate income taxes, the stockholders separately account for Cornerstone's items of income, deductions, losses and credits on their individual income tax returns. The financial statements will not include a provision for income taxes (credits) as long as the S Corporation election remains in effect. As long as Cornerstone's S Corporation income tax election remains in effect, Cornerstone may, from time to time, pay dividends to its stockholders in amounts sufficient to enable the stockholders to pay the taxes due on their share of Cornerstone's items of income, deductions, losses, and credits which have been allocated to them for reporting on their individual income tax returns.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     GOODWILL AND OTHER INTANGIBLES

     Goodwill represents the excess of the consideration paid over the fair market value of assets acquired and is being amortized on the straight-line method over 40 years. Other intangibles include covenants not to compete, trademarks, patents and consulting agreements, which are being amortized over their respective lives ranging from 5-15 years. Accumulated amortization totaled $23 and $65 as of June 30, 1995 and December 31, 1996, respectively.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Texas Aluminum/Cornerstone adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                      ESTIMATED       JUNE 30,     DECEMBER 31,
                                     USEFUL LIVES       1995           1996
                                    --------------    --------     ------------
Land.............................                     $    423       $    410
Buildings and improvements.......    5 - 30 years        1,645          1,835
Machinery and equipment..........    7 - 10 years        6,102          6,162
Automobiles and trucks...........    3 - 10 years          643            643
                                                      --------     ------------
                                                         8,813          9,050
Less: accumulated depreciation...                       (5,101)        (4,992)
                                                      --------     ------------
     Total.......................                     $  3,712       $  4,058
                                                      ========     ============

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

3.  SUMMARY OF LONG-TERM FINANCING ARRANGEMENTS

     Notes payable to non-affiliates consist of the following:

                                       JUNE 30,   DECEMBER 31,    JUNE 30,
                                         1995         1996          1997
                                       --------   ------------   -----------
                                                                 (UNAUDITED)
Revolving credit facility with
  interest at prime plus .25%
  maturing on October 29, 1998,
  secured by inventory, trade
  accounts and notes receivable, and
  equipment and personally guaranteed
  by stockholders....................  $  3,128     $  2,753       $ 5,800
Revolving credit facility with
  interest at prime plus .5%,
  maturing on May 15, 1998, secured
  by inventory, trade accounts and
  notes receivable and equipment, and
  personally guaranteed by
  stockholders.......................     1,405          311         1,550
Revolving credit facility with
  interest at prime plus .25%
  maturing in May, 1998, secured by
  inventory, trade accounts and notes
  receivable and equipment and
  personally guaranteed by
  stockholders.......................     --          --               950
Term loan payable to a bank in
  quarterly installments of $63 plus
  monthly payments of interest at
  7.86%, due October 29, 1998,
  secured by inventory, trade
  accounts and notes receivable, and
  equipment and personally guaranteed
  by stockholders....................     2,175        1,800         1,675
Term loan payable to a bank in
  monthly installments of $17 plus
  monthly payments of interest at
  prime plus .5%, due June 30, 2000,
  secured by inventory, trade
  accounts and notes receivable and
  equipment, and personally
  guaranteed by stockholders.........       900          700           600
Notes payable to individuals in
  annual installments of $240 plus
  accrued interest, beginning
  February 10, 1997 and maturing on
  February 10, 2002, secured by
  certain property...................     --          --             1,734
Note payable to individuals in
  monthly installments of $13
  including interest, maturing on
  July 1, 1998, at which time the
  note can be extended 20 months at
  prime plus 2%......................       795          701           651
Note payable to individual in annual
  installments of $100 plus accrued
  interest at 8%, beginning August 5,
  1997 and maturing on August 5,
  2000, unsecured....................     --             314           314
Note payable to individuals in annual
  installments of $25 including
  interest, beginning August 5, 1997
  and maturing on August 5, 2000,
  unsecured..........................     --             100           100
Other long-term debt.................        69            8             5
                                       --------   ------------   -----------
                                          8,472        6,687        13,379
Less: current portion................      (593)        (683)       (1,159)
                                       --------   ------------   -----------
                                       $  7,879     $  6,004       $12,220
                                       ========   ============   ===========

     The maximum credit available under the Texas Aluminum revolving credit facility was increased from $4,000 to $7,000 in February 1997 and the due dates of the revolver and the term loan were extended to October 29, 1998. The maximum credit available under the Cornerstone revolving credit facility was increased from $2,000 to $3,000 in February 1997 and the due dates of the revolver and the term loan were

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

extended to May 15, 1998 and June 30, 2000, respectively. The terms of the loan agreements, which provide the revolvers and the term loans to Texas Aluminum/Cornerstone, include certain restrictive covenants of which Texas Aluminum/Cornerstone was in compliance as of December 31, 1996. The prime rate of interest at June 30, 1995 and December 31, 1996 was 9% and 8.25%, respectively.

     Notes payable and capital lease obligations to affiliates consists of the following:

                                       JUNE 30,   DECEMBER 31,    JUNE 30,
                                         1995         1996          1997
                                       --------   ------------   -----------
                                                                 (UNAUDITED)
Notes payable to former employee
  stock ownership plan and trust
  members payable in annual
  installments including interest at
  7% and 9%, through October 1999,
  secured by treasury stock (See Note
  7).................................  $    172     $     90       $--
Capital lease obligation to an
  affiliated company with monthly
  installments payable through
  December 2011 (See Note 12)........     --             806           794
Note payable to an affiliated company
  in monthly installments of interest
  only at 8%, maturing on July 31,
  2000, unsecured....................       100       --            --
Notes payable to stockholders,
  accruing interest at prime, due at
  various dates from October 1998
  through February 2002, unsecured...       150          250         2,650
Note payable to an affiliated
  corporation in monthly installments
  of interest only at 8.5%, paid in
  the first quarter 1997,
  unsecured..........................     --             350           400
                                       --------   ------------   -----------
                                            422        1,496         3,844
Less: current portion................       (54)         (77)          (22)
                                       --------   ------------   -----------
                                       $    368     $  1,419       $ 3,822
                                       ========   ============   ===========

     Texas Aluminum/Cornerstone's long-term notes payable and capital lease obligations are subject to mandatory redemption as follows:

                                                           AFFILIATES
YEAR ENDING                           NON-        ------------------------------
DECEMBER 31,                       AFFILIATES     NOTES PAYABLE    CAPITAL LEASE
-------------                      -----------    -------------    -------------
  1997..........................     $     683       $     49         $    96
  1998..........................         5,541            191              96
  1999..........................           325            100              96
  2000..........................           138        --                   96
  2001..........................       --                 350              96
  Thereafter....................       --             --                  960
                                   -----------    -------------    -------------
                                     $   6,687       $    690         $ 1,440
                                   ===========    =============
Less: amounts representing
interest........................                                         (634)
                                                                   -------------
Present value of capital lease
  obligations...................                                      $   806
                                                                   =============

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

4.  INVENTORIES

     Inventories consist of the following:

                                        JUNE 30,      DECEMBER 31,
                                          1995            1996
                                        --------      ------------
Aluminum coil and roll-formed
aluminum.............................   $  2,325        $  3,430
Aluminum extrusions..................      2,246           3,163
Steel coil and roll-formed steel.....        242             358
Miscellaneous purchased and
manufactured goods...................      3,380           3,927
                                        --------      ------------
                                        $  8,193        $ 10,878
                                        ========      ============

     The replacement cost of Texas Aluminum's inventory exceeds the historical cost of the inventory, computed using the LIFO method of valuation, as reported in the accompanying financial statements. If the FIFO method had been used for all inventories, their carrying value would have been $11,818 and $14,314 at June 30, 1995 and December 31, 1996, respectively. Additionally, net income would have been $286, $1,219 and $1,837 for the years ended June 30, 1994 and 1995 and December 31, 1996, respectively.

5.  DETAIL OF ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                        JUNE 30,      DECEMBER 31,
                                          1995            1996
                                        --------      ------------
Accrued salaries and benefits........   $    683        $    425
Accrued ad valorem and sales taxes...        337             447
Other................................        396             286
                                        --------      ------------
                                        $  1,416        $  1,158
                                        ========      ============

6.  INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                     YEAR ENDED
                                       ---------------------------------------
                                              JUNE 30,
                                       ----------------------     DECEMBER 31,
                                          1994        1995            1996
                                       ----------  ----------     ------------
Federal:
     Current.........................  $      165  $      338       $    578
     Deferred........................         (84)        (99)          (196)
                                       ----------  ----------     ------------
                                               81         239            382
                                       ----------  ----------     ------------
State:
     Current.........................          23          50            107
     Deferred........................         (11)        (12)           (33)
                                       ----------  ----------     ------------
                                               12          38             74
                                       ----------  ----------     ------------
          Total provision............  $       93  $      277       $    456
                                       ==========  ==========     ============

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     The provision for income taxes differs from an amount computed at the statutory rates as follows:

                                                     YEAR ENDED
                                       --------------------------------------
                                              JUNE 30,
                                       ----------------------    DECEMBER 31,
                                          1994        1995           1996
                                       ----------  ----------    ------------
Federal income tax at statutory
  rates..............................  $       76  $      325      $    818
State income taxes...................          12          38            74
Effect of S Corporation income.......      --             (89)         (454)
Nondeductible expenses (mainly meals
  and entertainment).................           5           3            18
                                       ----------  ----------    ------------
                                       $       93  $      277      $    456
                                       ==========  ==========    ============

     The significant items giving rise to the deferred tax assets and (liabilities) as of June 30, 1995 and December 31, 1996 are as follows:

                                        JUNE 30,     DECEMBER 31,
                                          1995           1996
                                        --------     ------------
Deferred tax assets --
     Allowance for doubtful
       accounts......................   $    199       $    220
     UNICAP inventory................        380            402
     Other accrued expenses..........         82            197
                                        --------     ------------
          Total deferred tax
             assets..................        661            819
                                        --------     ------------
Deferred tax liabilities --
     Bases differences in property
       and equipment.................       (249)          (163)
     Other...........................        (70)           (65)
                                        --------     ------------
          Total deferred income tax
             liabilities.............       (319)          (228)
                                        --------     ------------
          Net deferred tax assets....   $    342       $    591
                                        ========     ============

7.  COMPANY STOCK

     Texas Aluminum has three classes of stock which include Class A voting common stock, Class B non-voting common stock and cumulative, participating preferred stock. The cumulative, participating preferred stock includes a conversion right which can be exercised by the holder in the event of the sale or transfer of more than fifty percent of the common stock or assets of the corporation or the consolidation, merger or other reorganization or similar transfer of a majority of the corporation's assets or common stock. The conversion option allows the holder to convert a preferred share into two shares of Class A voting common stock.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     Texas Aluminum and Cornerstone's capital structure consists of:

                                        JUNE 30,      DECEMBER 31,
                                          1995            1996
                                        --------      ------------
Texas Aluminum:
     Preferred stock, cumulative and
       participating, authorized
       100,000 shares, $100 par
       value; 3,790 and 3,693 shares
       issued and outstanding........   $    379        $    369
     Common stock Class A voting,
       authorized 5,000,000 shares,
       no par value; 159,570 shares
       issued and outstanding........        363             363
     Common stock Class B non-voting,
       authorized 5,000,000 shares,
       $10 par value; 114,441 and
       112,827 shares issued and
       outstanding...................      1,144           1,128
     Treasury stock, 15,326 and
       13,961 shares of Class B
       common stock, respectively,
       and 667 and 608 shares of
       preferred stock shares,
       respectively..................       (312)           (284)
Cornerstone:
     CMC common stock, authorized
       1,000 shares, no par value;
       1,000 shares issued and
       outstanding...................          5               5
     CBP common stock, authorized
       1,000 shares, no par value;
       1,000 shares issued and
       outstanding...................          5               5
     CPC members' equity.............         --               1

     Treasury stock transactions are a result of employees exercising their put options on shares awarded through the employee stock ownership plan. Texas Aluminum cancels treasury stock and the corresponding Class B common stock or preferred stock when the related note payable is fully paid (See Note 8).

8.  EMPLOYEE BENEFIT PLANS

  401(K) DEFERRED PROFIT SHARING PLAN AND TRUST

     Texas Aluminum adopted a 401(k) salary deferral/savings plan effective July 1, 1989, for the benefit of all its employees. Employees electing to participate in the plan may contribute up to 15% of annual compensation, limited to the maximum amount that can be deducted for income tax purposes each year.

     Texas Aluminum, at its discretion, has the option to match the employee's contribution each plan year. Texas Aluminum elected to make contributions of $24, $23 and $22 for the years ended June 30, 1994 and 1995 and December 31, 1996, respectively.

  EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

     Texas Aluminum had an employee stock ownership plan and trust. Under the provisions of this plan, Texas Aluminum made annual contributions to the plan which were invested in stock and other qualifying securities of Texas Aluminum for the benefit of Texas Aluminum's employees. Effective July 1, 1989, the ESOP was frozen. As a result, all participants' accounts became fully vested on that date.

     Under the provisions of the plan, employees received a put option which required Texas Aluminum to purchase their shares at fair market value. Additionally, Texas Aluminum had the right of first refusal for any shares sold by the employee. The plan provided for Texas Aluminum purchases of employee shares to be paid in cash and with the issuance of a note payable.

     In January 1997, Texas Aluminum terminated the plan and gave its employees the option to receive a cash distribution, roll their account balances into an IRA account, or have the account distributed in Texas Aluminum stock.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     Texas Aluminum's practice has generally been to purchase shares from employees at $16 per share for the Class B non-voting common stock and $100 per share for the cumulative, participating preferred stock. The distribution under the termination is based on these prices. Management believes that these prices approximate fair value and has obtained valuations from independent appraisers to assist them in their determination. In March 1997, Gene C. Elkins, a shareholder of Texas Aluminum, purchased the shares tendered by employees who opted for a cash distribution. The remaining employees received shares of Texas Aluminum stock. The put options were terminated upon the execution of these transactions.

9.  COMMITMENTS

  OPERATING LEASE AGREEMENTS

     Texas Aluminum/Cornerstone is obligated under certain long-term non-cancelable lease agreements for office space, warehouse space and equipment as summarized below:

   YEAR ENDING
   DECEMBER 31,
   -------------
      1997.................................  $   1,706
      1998.................................      1,358
      1999.................................      1,044
      2000.................................        480
      2001 and thereafter..................        322
                                             ---------
                                             $   4,910
                                             =========

     Texas Aluminum/Cornerstone paid approximately $1,300, $1,700 and $1,700 in rent expense during the years ended June 30, 1994 and 1995 and December 31, 1996, respectively, under operating leases. Certain of these leases are with affiliated individuals and companies (see Note 12).

10.  DIVESTITURE OF A RETAIL DIVISION

     On June 30, 1993, Texas Aluminum divested its retail division under a licensing agreement, whereby the Company transferred certain assets and existing sales in exchange for $100 and the licensing agreement. The license grants the licensee the right to sell certain proprietary products under the name of Air Vent and/or Air Vent Awning Company. In accordance with the agreement, Texas Aluminum is entitled to receive monthly license fees of $9 beginning on August 1, 1993, and continuing for a five-year period. These fees are included in other income in the accompanying statements of income.

     Under the terms of the agreement, the licensee has agreed to purchase the merchandise used to market and install the products exclusively from Texas Aluminum. During the term of the agreement, Texas Aluminum has agreed not to compete with the licensee in the retail market in the state of Texas.

     As part of the license agreement, Texas Aluminum granted an option for the sale of the stock of Air Vent Awning Company for a purchase price of $100. This option has a one year term and is extendable up to four successive one-year terms. Consideration for these options is $5 per quarter which shall be applied towards the purchase price.

11.  LICENSING AGREEMENT

     Texas Aluminum entered into a licensing agreement in July 1992, whereby it is required to pay licensing fees to a third party on the sale of certain products. Texas Aluminum has capitalized $94 in costs incurred in connection with obtaining the licensing agreement which are being amortized over the life of the agreement. The unamortized balance of capitalized licensing costs was $78 and $66 as of June 30, 1995 and December 31, 1996, respectively. Total licensing fees paid for the years ended June 30, 1994 and 1995, and December 31, 1996 were $36, $43 and $64, respectively.

                 TEXAS ALUMINUM INDUSTRIES, INC. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

12.  RELATED-PARTY TRANSACTIONS

     Texas Aluminum/Cornerstone has various transactions with affiliated individuals and companies as follows:

     FACILITY AND EQUIPMENT LEASES

     Texas Aluminum/Cornerstone leases certain facilities and equipment from affiliated individuals and companies. Lease payments made to these affiliated individuals and companies during the years ended June 30, 1994 and 1995 and December 31, 1996 were $306, $541 and $697, respectively.

     In June 1996, Texas Aluminum sold certain equipment with a net book value of $143 to an affiliated company. This equipment is being leased to Cornerstone for $48 per year through December 2011. Also in June 1996, Cornerstone sold certain equipment with a net book value of $120 to the same affiliated company. This equipment is being leased to Texas Aluminum for $48 per year through December 2011. These leases are being accounted for as capital leases. In November 1996, Texas Aluminum sold certain machinery and equipment to this affiliated company resulting in a gain of $242. Texas Aluminum is leasing this machinery from the affiliated company for $72 per year through December 2001. The resulting gain has been deferred and will be recognized over the term of the lease.

     NOTES RECEIVABLE

     Texas Aluminum/Cornerstone has unsecured notes receivable from an affiliated corporation of $546 as of December 31, 1996, which is included in accounts and notes receivable from affiliates. This note accrues interest at 8% and is due June 1, 2001.

     Texas Aluminum/Cornerstone believes the related party transactions are on terms no more or less favorable than what could have been obtained from third parties.

     INTERCOMPANY ELIMINATIONS

     The balance sheet as of June 30, 1995 and the statement of income for the year ended June 30, 1995, include certain intercompany balances and transactions between Texas Aluminum and Cornerstone which have not been eliminated due to the conforming of year ends, as follows:

Affiliated receivables...............  $     993
Affiliated management fee expense....  $      60

13.  SUBSEQUENT EVENTS (UNAUDITED)

     Certain transactions occurred subsequent to year end as follows:

          i) On July 11, 1997, Metals USA, Inc. purchased all of the issued and outstanding equity securities of Texas Aluminum/Cornerstone, through the issuance of common stock and cash pursuant to a definitive merger agreement dated May 1997.

          ii) Prior to the merger, Cornerstone made cash distributions of approximately $2,000 which represents Cornerstone's estimated S Corporation accumulated adjustment account. Cornerstone funded this $2,000 distribution through short-term borrowings.

          iii) Texas Aluminum/Cornerstone made a cash distribution of $1,400 to its stockholders to cover their tax liabilities due to Cornerstone's S Corporation status.

          iv)  Discretionary bonuses totalling $1,600 were made to stockholders.

          v) A stockholder and an affiliated entity purchased the shares of Texas Aluminum's common and preferred stock which were tendered by the Company's employees upon termination of the ESOP plan (See Note 8).

          vi) Two stockholders made loans to the Company totalling $2,500 to help fund potential future acquisitions.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Interstate Steel Supply Company and Affiliates

     We have audited the accompanying combined balance sheets of Interstate Steel Supply Company and Affiliates as of December 31, 1996 and 1995 and the related statements of income, stockholders' equity and partners' capital and cash flows for each of the three years in the period ended December 31, 1996. The individual companies and partnership which comprise the Company are under common ownership and common management (see Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements present fairly, in all material respects, the combined financial position of Interstate Steel Company and Affiliates at December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                         DELOITTE & TOUCHE LLP

April 11, 1997
Philadelphia, Pennsylvania

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
                            COMBINED BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                           DECEMBER 31,
                                       --------------------     JUNE 30,
                                         1995       1996          1997
                                       ---------  ---------    -----------
                                                               (UNAUDITED)
               ASSETS
Current assets:
     Cash and cash equivalents.......  $      83  $     168      $   385
     Accounts receivable -- trade,
       less allowance of $225, $300
       and $351......................      7,864      6,821        8,905
     Inventories.....................      8,755     11,403       10,726
     Prepaid expenses and other
       current assets................         69        191          754
                                       ---------  ---------    -----------
          Total current assets.......     16,771     18,583       20,770
Property and equipment, net..........      3,447      3,325        3,331
Other assets.........................        987      1,116        1,225
                                       ---------  ---------    -----------
          Total assets...............  $  21,205  $  23,024      $25,326
                                       =========  =========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable................  $   1,401  $   1,866      $ 2,779
     Accrued liabilities.............        941      1,051          782
     Lines of credit.................     11,100     10,100       11,600
     Current portion of long-term
       debt..........................         93         94           75
                                       ---------  ---------    -----------
          Total current
             liabilities.............     13,535     13,111       15,236
Long-term debt.......................        817        723          581
                                       ---------  ---------    -----------
          Total liabilities..........     14,352     13,834       15,817
                                       ---------  ---------    -----------
Stockholders' equity:
     Common stock; 200,000 shares,
       $1.00 par value authorized,
       35,500 issued and
       outstanding...................         36         36           36
     Common stock; 2,000 shares, no
       par value authorized, 2,000
       issued and outstanding........          2          2            2
     Additional paid-in capital......         72         72           72
     Retained earnings...............      6,739      9,072        9,237
     Partners' capital...............      1,502      1,506        1,660
     Treasury stock..................     (1,498)    (1,498)      (1,498)
                                       ---------  ---------    -----------
          Total stockholders'
             equity..................      6,853      9,190        9,509
                                       ---------  ---------    -----------
          Total liabilities and
             stockholders' equity....  $  21,205  $  23,024      $25,326
                                       =========  =========    ===========

    The accompanying notes are an integral part of these combined financial statements.

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
                         COMBINED STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                                          SIX MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,            JUNE 30,
                                       -------------------------------  --------------------
                                         1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
Net sales............................  $  49,299  $  61,375  $  66,806  $  34,110  $  35,774
Costs and expenses:
     Cost of sales...................     37,283     44,868     47,902     24,303     26,161
     Operating and delivery..........      6,197      7,916      8,243      4,185      4,554
     Selling, general and
       administrative expenses.......      4,187      5,279      5,391      2,777      2,663
     Depreciation and amortization...        483        561        550        280        193
                                       ---------  ---------  ---------  ---------  ---------
     Operating income................      1,149      2,751      4,720      2,565      2,203
Other (income) expense:
     Interest expense, net...........        792        908        936        474        426
     Other, net......................         (1)         1         10         10         (2)
                                       ---------  ---------  ---------  ---------  ---------
Income before income taxes...........        358      1,842      3,774      2,081      1,779
Provision for income taxes...........     --         --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------
Net income...........................  $     358  $   1,842  $   3,774  $   2,081  $   1,779
                                       =========  =========  =========  =========  =========

    The accompanying notes are an integral part of these combined financial statements.

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
       COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
                           (IN THOUSANDS OF DOLLARS)

                                              COMMON STOCK
                                           ------------------    ADDITIONAL
                                           $1 PAR     NO PAR       PAID-IN      RETAINED     TREASURY     PARTNERS'
                                            VALUE      VALUE       CAPITAL      EARNINGS       STOCK      CAPITAL     TOTAL
                                           -------    -------    -----------    ---------    ---------    --------    ------
January 1, 1994.........................    $  36      $   2        $  72        $ 5,688      $(1,498)     $1,116     $5,416
Dividends and distributions.............     --         --          --              (228)       --            (80)      (308)
Net income..............................     --         --          --               239        --            119        358
                                           -------    -------    -----------    ---------    ---------    --------    ------
Balance, December 31, 1994..............       36          2           72          5,699       (1,498)      1,155      5,466
Dividends and distributions.............     --         --          --              (705)       --          --          (705)
Contributions...........................     --         --          --             --           --            250        250
Net income..............................     --         --          --             1,745        --             97      1,842
                                           -------    -------    -----------    ---------    ---------    --------    ------
Balance, December 31, 1995..............       36          2           72          6,739       (1,498)      1,502      6,853
Dividends and distributions.............     --         --          --            (1,437)       --          --        (1,437)
Net income..............................     --         --          --             3,770        --              4      3,774
                                           -------    -------    -----------    ---------    ---------    --------    ------
Balance, December 31, 1996..............       36          2           72          9,072       (1,498)      1,506      9,190
Dividends and distributions
  (unaudited)...........................     --         --          --            (1,460)       --          --        (1,460)
Net income (unaudited)..................     --         --          --             1,625        --            154      1,779
                                           -------    -------    -----------    ---------    ---------    --------    ------
Balance, June 30, 1997 (unaudited)......    $  36      $   2        $  72        $ 9,237      $(1,498)     $1,660     $9,509
                                           =======    =======    ===========    =========    =========    ========    ======

    The accompanying notes are an integral part of these combined financial statements.

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
                       COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                             SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,            JUNE 30,
                                          -------------------------------  --------------------
                                            1994       1995       1996       1996       1997
                                          ---------  ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income..........................  $     358  $   1,842  $   3,774  $   2,081  $   1,779
    Adjustments to reconcile net income
      to net cash provided by (used in)
      operating activities:
         Depreciation and
           amortization.................        483        561        550        280        193
         Loss (gain) on sale of
           assets.......................          2         10     --         --             (6)
         Changes in operating assets and
           liabilities:
             Accounts receivable, net...       (695)      (768)     1,041        611     (2,084)
             Inventories................     (1,272)    (1,315)    (2,648)    (5,352)       677
             Prepaid expenses and other
               assets...................        112          6       (121)      (720)      (672)
             Accounts payable and
               accrued liabilities......         (3)       158        575      1,495        644
             Other assets...............       (119)      (178)      (129)    --         --
                                          ---------  ---------  ---------  ---------  ---------
             Net cash provided by (used
               in) operating
               activities...............     (1,134)       316      3,042     (1,605)       531
                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property and
      equipment.........................       (571)      (533)      (428)      (130)      (193)
    Proceeds from sales of property and
      equipment.........................         10          6     --         --         --
    Other, net..........................         11     --         --         --         --
                                          ---------  ---------  ---------  ---------  ---------
             Net cash used in investing
               activities...............       (550)      (527)      (428)      (130)      (193)
                                          ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) on
      line-of-credit....................      1,225        750     (1,000)     2,950      1,500
    Principal payments on long-term
      obligations.......................       (239)      (259)       (93)       (48)      (161)
    Proceeds from issuance of long-term
      obligations.......................        900     --         --         --         --
    Distributions to shareholders and
      partners..........................       (308)      (564)    (1,436)    (1,138)    (1,460)
    Capital contributions...............     --            250     --         --         --
                                          ---------  ---------  ---------  ---------  ---------
             Net cash provided by (used
               in) financing
               activities...............      1,578        177     (2,529)     1,764       (121)
                                          ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................       (106)       (34)        85         29        217
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD................................        223        117         83         83        168
                                          ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD................................  $     117  $      83  $     168  $     112  $     385
                                          =========  =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid for interest..............  $     847  $     964  $     930  $     449  $     500

    The accompanying notes are an integral part of these combined financial statements.

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Interstate Steel Supply Company and Affiliates ("Interstate") is comprised of the following companies under common control and ownership; Interstate Steel Supply Company (a Pennsylvania Subchapter "S" corporation) and its affiliates, Interstate Steel Supply Company of Pittsburgh (a Pennsylvania Subchapter "S" corporation), Interstate Steel Processing Company
(a Pennsylvania Subchapter "S" corporation), Interstate Steel Supply Company of Maryland (a Maryland Subchapter "S" corporation) and Warehouse Real Estate Associates (a Pennsylvania partnership). All intercompany transactions and balances have been eliminated in the accompanying combined financial statements.

     Interstate is a carbon structural steel service center with operations in Baltimore, MD, Philadelphia and Pittsburgh, PA. Interstate services customers primarily in the Northeast and Midatlantic regions of United States, ranging from Virginia to Maine and west through Eastern Ohio. Interstate supplies structural steel for steel buildings, bridges, shopping malls, shipbuilding, railroad switch and gear manufacturers and electric power generating plants. Approximately one-half of net sales include value-added processing services such as saw cutting, shearing, flame cutting, cambering and tee-splitting.

     Interstate (exclusive of Warehouse Real Estate Associates, see Note 8) and its shareholders expect to enter into a definitive merger agreement with Metals USA, Inc. ("Metals USA") pursuant to which all of Interstate's outstanding shares of capital stock will be exchanged for cash and shares of Metals USA common stock concurrently with the consummation of the initial public offering (the "Offering") of Metals USA common stock.

     RECLASSIFICATIONS

     Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform to the 1996 presentation. These reclassifications have no effect on previously reported net income or stockholders' equity.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of management, are necessary to present fairly the financial position of Interstate at June 30, 1997, and the result of its operations and cash flows for the six months ended June 30, 1996, and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS

     Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out ("LIFO") method.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation for buildings and equipment are based upon the estimated useful lives of the various classes of assets, using the straight-

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

line and the declining balance method, respectively. Leasehold improvements are amortized over the shorter of their useful lives or the term of the lease using the straight-line method.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash equivalents approximate their fair value. The fair value of the line-of-credit facilities and long-term debt are estimated based on interest rates for the same or similar debt offered to Interstate having the same or similar remaining maturities and collateral requirements. The carrying amounts of the line-of-credit facility and long-term debt approximates their fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Interstate to concentrations of credit risk, consist principally of cash deposits and, trade account and note receivables. Concentrations of credit risk with respect to trade accounts receivable are within the Northeast and Midatlantic United States. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Interstate periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     INCOME TAXES

     Interstate elected to be taxed under sections of the federal and state income tax laws which provide that, in lieu of corporation income taxes, the stockholders separately account for Interstate's items of income, deductions, losses and credits on their individual income tax returns. The financial statements will not include a provision for income taxes (credits) as long as the S Corporation election remains in effect. As long as Interstate's S Corporation income tax election remains in effect, Interstate may, from time-to-time, pay dividends to its stockholders in amounts sufficient to enable the stockholders to pay the taxes due on their share of Interstate's items of income, deductions, losses, and credits which has been allocated to them for reporting on their individual income tax returns. Taxes on partnership income accrue to the partners and, accordingly, are not reflected in the financial statements.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Interstate adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

2.  INVENTORIES

     Interstate utilizes the LIFO method of inventory accounting. If the first-in first-out, ("FIFO") method had been used for all inventories, their carrying value would have been $11,466 and $13,487 at December 31, 1995 and 1996, respectively. Additionally, net income would have been $1,030, $2,475 and $3,146 for the years ended December 31, 1994, 1995 and 1996, respectively. During the years ended December 31, 1994 and 1996, Interstate recorded favorable adjustments to cost of goods sold of approximately $90 and $627, respectively. The adjustments were due to the lower costs associated with the reduced quantities (for certain items) that prevailed in prior periods compared to the cost prevailing in 1994 and 1996.

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                           DECEMBER 31,
                                         ESTIMATED     --------------------
                                        USEFUL LIVES     1995       1996
                                        ------------   ---------  ---------
Land.................................        --        $     488  $     488
Buildings............................       40 years       3,694      3,725
Machinery and equipment..............     5-25 years       2,539      2,753
Automobiles and trucks...............      3-7 years       1,034      1,105
Office equipment and furniture.......     3-10 years         678        739
Leasehold improvements...............     3-10 years         333        333
                                                       ---------  ---------
                                                           8,766      9,143
Less: accumulated amortization.......                     (5,319)    (5,818)
                                                       ---------  ---------
                                                       $   3,447  $   3,325
                                                       =========  =========

4.  LINE-OF-CREDIT

     Interstate has unsecured $14,500 demand line-of-credit facilities with two banks. The line-of-credit facilities bear interest at rates between 6.75% and 8.25% at December 31, 1996. The line-of-credit agreements require Interstate to meet and maintain certain nonfinancial covenants, including the maintenance of life insurance policies on the sole stockholder of Interstate Steel Supply Company in the amount of $3,000, with Interstate Steel Supply Company as the designated beneficiary.

5.  LONG-TERM DEBT

                                           DECEMBER 31,
                                       --------------------
                                         1995       1996
                                       ---------  ---------
Note payable to bank, interest at
  prime plus 0.25% (8.50% at
  December 31, 1996), payable in
  monthly installments of $6
  (plus interest); matures in 2006;
  secured by certain buildings and
  equipment..........................  $     769  $     694
Note payable to PIDC, interest at
  7.0%, payable in installments of
  $2; matures in 2006................        141        123
                                       ---------  ---------
                                             910        817
Less: current maturities.............        (93)       (94)
                                       ---------  ---------
                                       $     817  $     723
                                       =========  =========

     Long-term debt consists of notes payable issued by Warehouse Real Estate Associates to purchase premises and equipment and to make improvements at the facilities leased to the two operating companies; the buildings and equipment are collateral. At December 31, 1996, future principal payments of long-term debt are as follows:

1997.................................  $      94
1998.................................         95
1999.................................         97
2000.................................         98
2001.................................        100
Thereafter...........................        333
                                       ---------
                                       $     817
                                       =========

6.  EMPLOYEE BENEFIT PLANS

     Interstate maintains profit-sharing plans which provide for voluntary Company contributions at the discretion of the Board of Directors of up to 15% of the salaries of eligible employees. Contributions of $260, $405 and $472 have been charged to operations for the years ended December 31, 1994, 1995 and 1996, respectively.

                   INTERSTATE STEEL SUPPLY CO. AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

7.  MAJOR CUSTOMERS AND SUPPLIERS

     During 1996, Interstate had two customers, each of which accounted for approximately 10% of net sales. Interstate did not have any major customers that accounted for more than 10% of net sales in 1995 or 1994.

     Interstate primarily acquires structural and plate steel, its most significant inventory, from three suppliers. Those suppliers made up 19%, 17%, and 10%, respectively, in purchases for the fiscal year ending December 31, 1996. The same suppliers accounted for 10%, 13.5%, and 20%, respectively, in total steel purchased for the year ended December 31, 1995.

8.  SUBSEQUENT EVENT (UNAUDITED)

     On July 11, 1997, Metals USA, Inc. purchased all of the issued and outstanding equity securities of Interstate, through the issuance of common stock and cash pursuant to a definitive merger agreement dated May 1997.

     Prior to the merger, Interstate made a cash distribution of approximately $5,250 which represented Interstate's estimated S Corporation accumulated adjustment account. Had these distributions been made at December 31, 1996 or June 30, 1997, the effect on Interstate's balance sheet would have been to increase liabilities by $5,250, and decrease stockholder's equity by $5,250. Interstate funded this distribution by using its existing credit facilities.

     As described in Note 1, Warehouse Real Estate Associates will not be a party to the merger. Following the sale of equipment described below, approximately $1,800 of property and equipment, debt of $817 and other obligations of approximately $133 which are included in the combined balance sheet at December 31, 1996 will remain with Warehouse Real Estate Associates. Concurrent with the merger, Interstate entered into agreements with Warehouse Real Estate Associates to purchase certain equipment from Interstate Steel Supply Company in exchange for an existing note receivable, having a carrying value of $530 at December 31, 1996. The value of the equipment approximates the value of the note. Additionally, an affiliate of Interstate entered into a 10 year lease with Warehouse Real Estate Associates with respect to certain real property where Interstate conducts its operations for an annual lease payment of $233. This annual lease amount will remain in effect for five years. At the end of year five the annual rental will be redetermined. An affiliate of Interstate has agreed to purchase the real estate at the end of year ten for the then appraised fair market value of such property.

     Prior to the merger, Interstate Steel Supply Company dividended a life insurance policy to its sole stockholder, which had a book value at June 30, 1997 of approximately $1,183.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Queensboro Steel Corporation
Wilmington, North Carolina

     We have audited the accompanying balance sheets of Queensboro Steel Corporation as of
December 31, 1996 and 1995, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Queensboro Steel Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          McGladrey & Pullen, LLP

Wilmington, North Carolina
February 25, 1997, except for Note 11 as to
                which the date is April 18, 1997

                          QUEENSBORO STEEL CORPORATION
                                 BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                           DECEMBER 31,
                                       --------------------    JUNE 30,
                                         1995       1996         1997
                                       ---------  ---------   -----------
                                                              (UNAUDITED)
               ASSETS
Current assets:
     Cash............................  $       5  $       5     $     7
     Accounts receivable:
          Trade, less allowance of
             $20, $20 and $20........     10,249      8,390       8,533
          Other......................        108        173          81
     Inventories.....................      6,217      8,574       9,504
     Costs and estimated earnings in
       excess of billings on
       uncompleted contracts.........        406        971       1,310
     Prepaid expenses and other
       current assets................        184        165         197
                                       ---------  ---------   -----------
          Total current assets.......     17,169     18,278      19,632
Property and equipment, net..........      3,085      4,638       4,748
Other assets.........................        281        307         306
                                       ---------  ---------   -----------
          Total assets...............  $  20,535  $  23,223     $24,686
                                       =========  =========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable................  $   2,857  $   3,007     $ 2,383
     Accrued liabilities.............        517        625       1,661
     Billings in excess of costs and
       estimated earnings on
       uncompleted contracts.........        228        842         522
     Current portion of long-term
       debt..........................         10     --          --
                                       ---------  ---------   -----------
          Total current
             liabilities.............      3,612      4,474       4,566
Long-term debt.......................      8,884      8,551      15,170
Deferred compensation................        359        410         438
                                       ---------  ---------   -----------
          Total liabilities..........     12,855     13,435      20,174
                                       ---------  ---------   -----------
Stockholders' equity:
     Capital stock, 200,000 shares
       authorized:
       Class A voting, $10 par value,
          18,666 shares issued and
          outstanding................        187        187         187
       Class B non-voting, $10 par
          value, 78,666 shares issued
          and outstanding............        787        787         787
     Additional paid-in capital......        870        870         870
     Retained earnings...............      5,758      7,944       2,668
     Unrealized gain on securities...         78     --          --
                                       ---------  ---------   -----------
          Total stockholders'
             equity..................      7,680      9,788       4,512
                                       ---------  ---------   -----------
          Total liabilities and
             stockholders' equity....  $  20,535  $  23,223     $24,686
                                       =========  =========   ===========

   The accompanying notes are an integral part of these financial statements.

                          QUEENSBORO STEEL CORPORATION
                              STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                                          SIX MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,            JUNE 30,
                                       -------------------------------  --------------------
                                         1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
Net sales............................  $  50,795  $  60,322  $  54,996  $  29,135  $  31,222
Costs and expenses:
     Cost of sales...................     37,996     45,945     38,912     21,196     22,810
     Operating and delivery..........      7,408      8,080      8,355      4,110      4,623
     Selling, general and
       administrative expenses.......      3,656      3,839      3,870      1,954      2,163
     Depreciation and amortization...        369        362        405        186        236
                                       ---------  ---------  ---------  ---------  ---------
     Operating income................      1,366      2,096      3,454      1,689      1,390
Other (income) expense:
     Interest expense................        465        612        587        294        366
     Other income....................        (63)       (67)       (77)        18     --
                                       ---------  ---------  ---------  ---------  ---------
Net income...........................  $     964  $   1,551  $   2,944  $   1,377  $   1,024
                                       =========  =========  =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                          QUEENSBORO STEEL CORPORATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                                                            UNREALIZED
                                            COMMON STOCK        ADDITIONAL                    GAIN ON          TOTAL
                                        --------------------      PAID-IN      RETAINED     INVESTMENT     STOCKHOLDERS'
                                        CLASS A     CLASS B       CAPITAL      EARNINGS     SECURITIES        EQUITY
                                        --------    --------    -----------    ---------    -----------    -------------
Balance, December 31, 1993...........    $  187      $  787        $ 870        $ 4,290       $--             $ 6,134
     Net income......................     --          --           --               964        --                 964
     Dividends.......................     --          --           --              (138)       --                (138)
                                        --------    --------    -----------    ---------    -----------    -------------
Balance, December 31, 1994...........       187         787          870          5,116        --               6,960
     Net income......................     --          --           --             1,551        --               1,551
     Dividends.......................     --          --           --              (909)       --                (909)
     Investment securities received
       from insurance cooperative....     --          --           --             --               78              78
                                        --------    --------    -----------    ---------    -----------    -------------
Balance, December 31, 1995...........       187         787          870          5,758            78           7,680
     Net income......................     --          --           --             2,944        --               2,944
     Dividends.......................     --          --           --              (758)       --                (758)
     Donation of investment
       securities received from
       insurance cooperative.........     --          --           --             --              (78)            (78)
                                        --------    --------    -----------    ---------    -----------    -------------
Balance, December 31, 1996...........       187         787          870          7,944        --               9,788
     Net income (unaudited)..........     --          --           --             1,024        --               1,024
     Dividends (unaudited)...........     --          --           --            (6,300)       --              (6,300)
                                        --------    --------    -----------    ---------    -----------    -------------
Balance, June 30, 1997 (unaudited)...    $  187      $  787        $ 870        $ 2,668       $--             $ 4,512
                                        ========    ========    ===========    =========    ===========    =============

   The accompanying notes are an integral part of these financial statements.

                          QUEENSBORO STEEL CORPORATION
                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                          SIX MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,            JUNE 30,
                                       -------------------------------  --------------------
                                         1994       1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $     964  $   1,551  $   2,944  $   1,377  $   1,024
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
    Depreciation and amortization....        369        362        405        186        236
    Loss (gain) on sale of assets....         (1)         2          4     --         --
    Increase in deferred
      compensation...................         54         40         51         25         28
    Changes in operating assets and
      liabilities:
      Accounts receivable, net.......     (1,225)    (2,930)     1,702      1,325        (51)
      Inventories....................     (2,241)     1,552     (2,358)    (1,615)      (930)
      Prepaid expenses and other
         assets......................        (69)       (63)        99        (75)       (31)
      Accounts payable and accrued
         liabilities.................        925       (173)       258       (881)       412
      Billings related to cost and
         estimated earnings on
         uncompleted contracts.......        721        212         49        534       (659)
                                       ---------  ---------  ---------  ---------  ---------
         Net cash provided by (used
           in) operating activities..       (503)       553      3,154        876         29
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property and
      equipment......................       (896)    (1,519)    (1,962)    (1,215)      (346)
    Proceeds from sales of property
      and equipment..................          2         16          7     --         --
    Other, net.......................         (7)        (1)         2     --         --
                                       ---------  ---------  ---------  ---------  ---------
         Net cash used in investing
           activities................       (901)    (1,504)    (1,953)    (1,215)      (346)
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on revolving
      line-of-credit.................    (61,087)   (40,844)   (43,543)   (30,648)   (29,346)
    Borrowings on revolving
      line-of-credit.................     62,755     42,829     40,210     32,609     35,965
    Borrowings on long-term debt.....     --         --          3,000     --         --
    Financing costs..................     --         --           (100)    --         --
    Principal payments on long-term
      debt...........................       (125)      (125)       (10)    --         --
    Dividends paid...................       (138)      (909)      (758)      (570)    (6,300)
                                       ---------  ---------  ---------  ---------  ---------
         Net cash provided by (used
           in) financing activities..      1,405        951     (1,201)     1,391        319
                                       ---------  ---------  ---------  ---------  ---------
NET INCREASE IN CASH.................          1     --         --          1,052          2
CASH BEGINNING OF PERIOD.............          4          5          5          5          5
                                       ---------  ---------  ---------  ---------  ---------
CASH END OF PERIOD...................  $       5  $       5  $       5  $   1,057  $       7
                                       =========  =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid for interest...........  $     466  $     601  $     559  $     300  $     364
SUPPLEMENTAL SCHEDULE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
    Investment securities received
      (donated)......................  $  --      $     (78) $      78  $  --      $  --
    Note received in settlement of an
      account receivable.............     --         --            156     --         --

   The accompanying notes are an integral part of these financial statements.

                          QUEENSBORO STEEL CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Queensboro Steel Corporation ("Queensboro") is a heavy carbon steel service center and structural fabricator with operations in Wilmington and Greensboro, North Carolina and Norfolk, Virginia. Queensboro markets its products primarily in the Southeast region of the United States. Sales consist principally of beams, angles, channels, sheet, plate, bar, tubing and fabricated steel for buildings. Value-added processing includes shearing, bending, drilling, tee-splitting, rolling, cambering, burning and coil processing. Queensboro's diversified customer base includes shipbuilding, transportation, building construction, pulp and paper mills, chemical, public utility, farm equipment, crane manufacturing, plant maintenance and other industries.

     Queensboro and its shareholders expect to enter into a definitive merger agreement with Metals USA, Inc. ("Metals USA") pursuant to which all of Queensboro's outstanding shares of capital stock will be exchanged for cash and shares of Metals USA common stock concurrently with the consummation of the initial public offering (the "Offering") of Metals USA common stock.

     RECLASSIFICATIONS

     Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform to the 1996 presentation. These reclassifications have no effect on previously reported net income or stockholders' equity.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of managment, are necessary to present fairly the financial position of Queensboro at June 30, 1997, and the results of its operations and cash flows for the six months ended June 30, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out ("LIFO") method.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

                          QUEENSBORO STEEL CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     LONG-TERM CONTRACTS

     Sales are recorded at the time products and materials are shipped or as services are provided. Income from fabrication contracts are recognized by applying estimated percentages-of-completion to the total estimated profit for the respective contracts, commencing at the time the contracts are at least one-tenth complete. The percentage-of-completion is determined by relating the actual cost of work performed through year end to the total estimated cost of the respective contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income, and are recognized in the period in which the revisions are determined. Contract costs include direct materials, direct labor and related overhead.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the long-term debt is estimated based on interest rates for the same or similar debt offered to Queensboro having the same or similar remaining maturities and collateral requirements. The carrying amounts of long-term debt approximates fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Queensboro to concentrations of credit risk, consist principally of trade account receivables. Concentrations of credit risk with respect to trade accounts receivable are within the Southeast region of the United States. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Queensboro periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     INCOME TAXES

     Queensboro, with the consent of its stockholders, elected to be taxed under sections of the federal and state income tax laws which provide that, in lieu of corporation income taxes, the stockholders separately account for Queensboro's items of income, deductions, losses and credits on their individual income tax returns. The financial statements will not include a provision for income taxes (credits) as long as the S Corporation election remains in effect. As long as Queensboro's S Corporation income tax election remains in effect, Queensboro may, from time-to-time, pay dividends to its stockholders in amounts sufficient to enable the stockholders to pay the taxes due on their share of Queensboro's items of income, deductions, losses, and credits which has been allocated to them for reporting on their individual income tax returns.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Queensboro adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

                          QUEENSBORO STEEL CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

2.  TRADE RECEIVABLES

     Trade receivables consist of the following:

                                           DECEMBER 31,
                                       --------------------
                                         1995       1996
                                       ---------  ---------
Steel service center:
     Trade receivables...............  $   4,686  $   4,016
Fabrication division:
     Contract receivables:
          Contracts in progress......      4,325      2,656
          Completed contracts........        324        732
          Retained...................        914        986
                                       ---------  ---------
                                       $  10,249  $   8,390
                                       =========  =========

3.  INVENTORIES

     Inventories of the steel service center consist primarily of unprocessed steel and are carried at the lower of cost or market using the last-in, first-out (LIFO) method. Inventories of the fabrication division ($340 and $366 at December 31, 1995 and 1996, respectively) approximate the lower of cost or market using the first-in, first-out (FIFO) method. If the FIFO cost method of inventory valuation had been used for all inventories at December 31, 1995 and 1996, inventories would have been $8,086 and $9,776 and net income for the years ended December 31, 1994, 1995 and 1996, would have been $1,324, $1,882 and $2,279, respectively.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                           DECEMBER 31,
                                         ESTIMATED     --------------------
                                        USEFUL LIVES     1995       1996
                                        ------------   ---------  ---------
Land.................................        --        $     120  $     120
Buildings............................       40 years       2,315      3,608
Machinery and equipment..............     5-12 years       3,639      5,266
Automobiles, trucks and trailers.....     3- 5 years         800        872
Construction in progress.............        --            1,227     --
                                                       ---------  ---------
                                                           8,101      9,866
Less: accumulated depreciation.......                     (5,016)    (5,228)
                                                       ---------  ---------
                                                       $   3,085  $   4,638
                                                       =========  =========

                          QUEENSBORO STEEL CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

5.  CONTRACTS IN PROCESS

     Information with respect to contracts in process is as follows:

                                           DECEMBER 31,
                                       --------------------
                                         1995       1996
                                       ---------  ---------
Costs incurred on uncompleted
  contracts..........................  $  21,397  $  17,550
Estimated earnings...................      1,962      2,934
                                       ---------  ---------
                                          23,359     20,484
Less: billings to date...............     23,181     20,355
                                       ---------  ---------
                                       $     178  $     129
                                       =========  =========
Included in accompanying balance
  sheets under the following
  captions:
     Costs and estimated earnings in
       excess of billings on
       uncompleted contracts.........  $     406  $     971
     Billings in excess of costs and
       estimated earnings on
       uncompleted contracts.........       (228)      (842)
                                       ---------  ---------
                                       $     178  $     129
                                       =========  =========

6.  LONG-TERM DEBT

     Long-term obligations consist of the following:

                                           DECEMBER 31,
                                       --------------------
                                         1995       1996
                                       ---------  ---------
Revolving line-of-credit, interest at
  prime plus 0.125%, interest payable
  monthly, principal and unpaid
  interest due June 30, 1998; secured
  by accounts receivable and
  inventory..........................  $   8,884  $   5,551
Industrial revenue bonds.............     --          3,000
Industrial revenue bond, interest at
  65% of commercial prime borrowing
  rates ranging from 6.5% to 11%,
  payable in monthly installments of
  $10 (plus interest); matured in
  January 1996.......................         10     --
                                       ---------  ---------
                                           8,894      8,551
Less: current maturities.............        (10)    --
                                       ---------  ---------
                                       $   8,884  $   8,551
                                       =========  =========

     REVOLVING LINE-OF-CREDIT

     Queensboro has a $10,000 committed revolving line-of-credit facility with a bank whereby Queensboro may borrow the lesser of (i) $10,000 or (ii) 80% of eligible accounts receivable plus 60% of inventories. The agreement provides, among other things, for restrictions on additional borrowings, capital expenditures, investing, and the payment of dividends. The agreement also requires the maintenance of certain working capital and debt-to-equity ratios, minimum net worth, and furnishing periodic financial statements.

     Additionally, Queensboro's cash accounts are tied directly to the revolving line-of-credit such that the line is increased automatically when checks presented to the bank for payment exceed the funds available in Queensboro's bank accounts. At December 31, 1995 and 1996, outstanding checks approximating $1,507 and $604, respectively, have been classified as long-term debt on the balance sheet.

                          QUEENSBORO STEEL CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     INDUSTRIAL REVENUE BONDS

     Queensboro secured financing for the construction and equipping of its current steel processing facility located in Greensboro, North Carolina with industrial revenue bonds. These industrial revenue bonds were issued by Guilford County Industrial Facilities and Pollution Control Financing Authority and the proceeds loaned to Queensboro on identical terms. As required by the terms of the bond agreement, Queensboro has provided an irrevocable bank letter-of-credit for up to $3,043 as security for the industrial revenue bonds, which expires May 15, 1997. The future maturities of the industrial revenue bonds have been classified in accordance with established sinking fund requirements in anticipation that the letter-of-credit will be renewed at the expiration date.

     Queensboro has the option to have interest determined on a weekly, flexible or fixed rate basis. The bonds were issued and have remained on a weekly rate basis. The rate at December 31, 1996 was 4.45%. Interest is payable in arrears on May 1, and November 1. Beginning May 1, 1998, the bond sinking fund requirements will be payable in annual installments of $300 through May 1, 2008, except for 1998, 2002 and 2006, for which years the installments will be $200. Additional conditional mandatory redemption features exist for such items as taxability of the bonds and expiration of the letter-of-credit agreement. Optional prepayment features also exist.

     This letter of credit agreement, as amended, contains various covenant requirements similar to those of the revolving line-of-credit described above and is collateralized by accounts receivable, inventory and equipment.

     The prime rate at December 31, 1996, was 8.25%.

     At December 31, 1996, future principal payments of long-term debt are as follows:

1997.................................  $  --
1998.................................      5,751
1999.................................        300
2000.................................        300
2001.................................        300
Thereafter...........................      1,900
                                       ---------
                                       $   8,551
                                       =========

7.  EMPLOYEE BENEFIT PLANS

     Queensboro participates in a multi-employer 401(k) profit-sharing plan with a related corporation, which covers all employees at least twenty-one years of age who have completed at least 1,000 hours of service in a twelve-month period subsequent to employment. The Plan allows for employee contributions through salary reduction of up to 15% of total compensation. The employer will match these contributions at rate of 25%, up to 4% of the employees' total compensation. Employer matching contributions were $37, $39 and $40 for 1994, 1995 and 1996, respectively. The discretionary profit-sharing contributions were $50, $65 and $25 in 1994, 1995 and 1996, respectively.

8.  DEFERRED COMPENSATION AND LIFE INSURANCE

     In connection with a deferred compensation plan between Queensboro and certain key employees, provision has been made for the future compensation which is payable upon their death or retirement. At December 31, 1995 and 1996, $242 and $239, respectively, has been accrued under these contracts.

     The deferred compensation is to be paid to the individuals or their beneficiaries over a period of ten years commencing with the first business day of the calendar month following the month of retirement or death.

                          QUEENSBORO STEEL CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     The employment agreements with the employees mentioned in the preceding paragraphs also provide that death benefits totaling $335 at December 31, 1996, will be paid to their beneficiaries in the event these employees should die while they are employees of Queensboro. Queensboro is the owner and beneficiary of life insurance policies with a total face value of $853 on these employees. In the event that a death benefit related to the employees mentioned above should become payable, such benefit shall be in lieu of all deferred compensation.

     Queensboro also entered into a salary continuation agreement during 1992 which provides 50% salary continuation payments for up to ten years to the wife of an officer upon death of that officer. The liability accrued for these payments is $117 and $171 at December 31, 1995 and 1996, respectively.

9.  LEASE COMMITMENTS

     Queensboro has leased facilities and equipment under non-cancelable long-term agreements, which have initial or remaining non-cancelable terms in excess of one year as of December 31, 1996. Total rent expense related to such leases aggregated $499, $417, and $417 for the years ended December 31, 1994, 1995 and 1996, respectively.

     The future minimum rental commitments at December 31, 1996, under the leases described above are due in future years as follows: 1997--$280; 1998--$93.

10.  RELATED PARTY TRANSACTIONS

     At December 31, 1995 and 1996, Queensboro had a receivable from a corporation related through common ownership of $32 and $34, respectively. Queensboro provides certain administrative services to the affiliated corporation, for which it billed $274 in 1994, $370 in 1995 and $344 in 1996.

     Queensboro leases fabrication shop facilities from an affiliated partnership under operating lease terms (see Note 9). Lease expense was $137 in 1994, 1995 and 1996.

11.  SUBSEQUENT EVENT

     On April 4, 1997, Queensboro further amended its bank line-of-credit agreement (see Note 6) to extend the termination date to June 30, 1998. The debt is classified as noncurrent as a result of this extension.

     Queensboro made a cash distribution on April 11, 1997, of approximately $5,040 which represents Queensboro's estimated S corporation accumulated adjustment account. To affect this transaction, Queensboro also entered into a ninety-day, $3,000 bank loan collateralized by the accounts receivable and inventory and personal guarantees of certain shareholders. Had these transactions been made at December 31, 1996, the effect on Queensboro's balance sheet would have been to increase liabilities by $5,040 and decrease stockholders' equity by $5,040. These transactions caused covenant violations with respect to the debt disclosed in Note 6. On April 18, 1997, the bank waived these covenants through July 11, 1997. Queensboro expects, on or before July 11, 1997, the above mentioned merger will have been consummated or the guarantors will satisfy the $3,000 debt.

12.  SUBSEQUENT EVENTS (UNAUDITED)

     On July 11, 1997, Metals USA, Inc. purchased all of the issued and outstanding equity securities of Queensboro, through the issuance of common stock and cash pursuant to a definitive merger agreement dated May 1997.

     Queensboro dividended its Wilmington facility to its stockholders concurrently with the Merger. An affiliate of Queensboro entered into a long-term lease for the facility which calls for annual lease payments of $40. At December 31, 1996 the carrying value of the facility was approximately $601. Additionally, immediately prior to the Merger, Queensboro transferred the salary continuation agreement described in the last paragraph of Note 8 to an entity that is not a party to the Merger.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  Affiliated Metals Company

     We have audited the accompanying balance sheet of Affiliated Metals Company as of August 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the fifty-two weeks then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Affiliated Metals Company at August 31, 1996 and the results of its operations and its cash flows for the fifty-two weeks then ended in conformity with generally accepted accounting principles.

                                                         ERNST & YOUNG LLP

St. Louis, Missouri
October 4, 1996

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Affiliated Metals Company
Granite City, Illinois

     We have audited the accompanying balance sheet of Affiliated Metals Company as of September 2, 1995 and the related statements of operations, stockholder's equity and cash flows for the fifty-two weeks ended September 3, 1994 and September 2, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Affiliated Metals Company as of September 2, 1995 and the results of its operations and its cash flows for the fifty-two weeks ended September 3, 1994 and September 2, 1995 in conformity with generally accepted accounting principles.

                                                         RUBIN, BROWN, GORNSTEIN
& CO. L.L.P.

St. Louis, Missouri
October 19, 1995

                           AFFILIATED METALS COMPANY
                                 BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                        SEPTEMBER 2,   AUGUST 31,     MAY 31,
                                            1995          1996          1997
                                        ------------   ----------   ------------
                                                                    (UNAUDITED)
               ASSETS
Current assets:
     Cash............................     $      2      $     10      $ --
     Accounts receivable, less
       allowances for doubtful
       accounts
       of $30 at September 2, 1995,
       August 31, 1996 and
       May 31, 1997..................        7,013         7,074        11,955
     Inventories.....................        6,810        10,658        14,582
     Prepaid expenses and other
       current assets................          125           130           257
                                        ------------   ----------   ------------
          Total current assets.......       13,950        17,872        26,794
Property and equipment, net..........        2,699         7,940         8,195
Other assets.........................          705           649           686
                                        ------------   ----------   ------------
          Total assets...............     $ 17,354      $ 26,461      $ 35,675
                                        ============   ==========   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Bank overdraft..................     $     23      $    143      $  1,386
     Accounts payable................        5,860         7,154         9,248
     Accrued liabilities.............          494           529           467
     Current portion of long-term
       debt..........................          407        10,358           771
                                        ------------   ----------   ------------
          Total current
             liabilities.............        6,784        18,184        11,872
Long-term debt.......................        8,018         4,337        19,949
Deferred income taxes................          622           599           582
Redeemable preferred stock, $119.048
  par value; 1,680 shares authorized;
  840, 600 and 0 shares issued and
  outstanding
  at September 2, 1995, August 31,
  1996 and May 31, 1997,
  respectively.......................          100            71        --
Common stock purchase warrant........       --            --            --
Stockholders' equity:
     Common stock, $0.01 par value;
       100,000 authorized;
       6,000 shares issued and
       outstanding...................       --            --            --
     Additional paid-in capital......           50            50            50
     Retained earnings...............        1,780         3,220         3,222
                                        ------------   ----------   ------------
          Total stockholders'
             equity..................        1,830         3,270         3,272
                                        ------------   ----------   ------------
               Total liabilities and
                  stockholders'
                  equity.............     $ 17,354      $ 26,461      $ 35,675
                                        ============   ==========   ============

   The accompanying notes are an integral part of these financial statements.

                           AFFILIATED METALS COMPANY
                            STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)

                                                                                       THIRTY-NINE WEEKS
                                                  FIFTY-TWO WEEKS ENDED                      ENDED
                                        ------------------------------------------    --------------------
                                        SEPTEMBER 3,    SEPTEMBER 2,    AUGUST 31,    JUNE 1,     MAY 31,
                                            1994            1995           1996         1996        1997
                                        ------------    ------------    ----------    --------    --------
                                                                                          (UNAUDITED)
Net sales............................     $ 63,046        $ 78,976       $ 81,002     $ 60,830    $ 75,369

Costs and expenses:

     Cost of sales...................       54,600          68,481         67,924       49,882      64,371

     Operating and delivery
       expenses......................        4,316           5,060          5,871        5,243       7,011

     Selling, general and
       administrative expenses.......        2,352           2,803          3,431        2,236       2,163

     Depreciation and amortization...          304             313            300          264         516
                                        ------------    ------------    ----------    --------    --------
Operating income.....................        1,474           2,319          3,476        3,205       1,308

Other expense:

     Interest expense................          735           1,058          1,011          815       1,220

     Other, net......................           37              22             38           45          96
                                        ------------    ------------    ----------    --------    --------
Income (loss) before income taxes....          702           1,239          2,427        2,345          (8)

Credit (provision) for income
  taxes..............................         (297)           (497)          (979)        (927)         13
                                        ------------    ------------    ----------    --------    --------
Net income...........................     $    405        $    742       $  1,448     $  1,418    $      5
                                        ============    ============    ==========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                           AFFILIATED METALS COMPANY
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                          COMMON STOCK      ADDITIONAL                      TOTAL
                                        ----------------      PAID-IN      RETAINED     STOCKHOLDERS'
                                        SHARES    AMOUNT      CAPITAL      EARNINGS        EQUITY
                                        ------    ------    -----------    ---------    -------------

Balance, August 31, 1993.............    6,000    $ --         $  50        $   665        $   715

     Dividends paid, redeemable
       preferred.....................     --        --         --               (21)           (21)

     Net income......................     --        --         --               405            405
                                        ------    ------         ---       ---------    -------------
Balance, September 3, 1994...........    6,000      --            50          1,049          1,099

     Dividends paid, redeemable
       preferred.....................     --        --         --               (11)           (11)

     Net income......................     --        --         --               742            742
                                        ------    ------         ---       ---------    -------------
Balance, September 2, 1995...........    6,000      --            50          1,780          1,830

     Dividends paid, redeemable
       preferred.....................     --        --         --                (8)            (8)

     Net income......................     --        --         --             1,448          1,448
                                        ------    ------         ---       ---------    -------------
Balance, August 31, 1996.............    6,000      --            50          3,220          3,270

     Dividends paid, redeemable
       preferred (unaudited).........     --        --         --                (3)            (3)

     Net income (unaudited)..........     --        --         --                 5              5
                                        ------    ------         ---       ---------    -------------
Balance, May 31, 1997 (unaudited)....    6,000    $ --         $  50        $ 3,222        $ 3,272
                                        ======    ======         ===       =========    =============

   The accompanying notes are an integral part of these financial statements.

                           AFFILIATED METALS COMPANY
                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                                        THIRTY-NINE WEEKS
                                                   FIFTY-TWO WEEKS ENDED                      ENDED
                                        --------------------------------------------   --------------------
                                        SEPTEMBER 3,     SEPTEMBER 2,     AUGUST 31,    JUNE 1,    MAY 31,
                                            1994             1995            1996        1996       1997
                                        -------------    -------------    ----------   ---------  ---------
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................      $   405          $   742        $  1,448    $   1,418  $       5
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
      Depreciation and
         amortization................          304              313             300          264        516
      Loss on sale of assets.........            3           --                  10       --             87
      Deferred tax provision
         (benefit)...................          (20)             (45)             (1)         (17)       (17)
      Changes in operating assets and
         liabilities:
           Accounts receivable,
             net.....................         (890)          (2,020)            (61)         127     (4,881)
           Inventories...............         (190)              61          (3,848)      (2,712)    (3,924)
           Prepaid expenses and other
             assets..................         (116)              54             (27)         (61)      (164)
           Accounts payable..........         (525)           2,786           1,293       (1,597)     2,094
           Accrued liabilities.......          (70)             245              35          237        (62)
           Other.....................           (7)             (22)         --           --         --
                                        -------------    -------------    ----------   ---------  ---------
             Net cash provided by
               (used in) operating
               activities............       (1,106)           2,114            (851)      (2,341)    (6,346)
                                        -------------    -------------    ----------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and
    equipment........................         (310)            (615)         (5,553)      (4,311)    (1,148)
  Proceeds from sales of property and
    equipment........................            5           --                  58       --            290
  Other, net.........................          (36)          --              --           --         --
                                        -------------    -------------    ----------   ---------  ---------
             Net cash used in
               investing
               activities............         (341)            (615)         (5,495)      (4,311)      (858)
                                        -------------    -------------    ----------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) on bank
    overdraft........................          783           (1,259)            120          300      1,243
  Principal payments on long-term
    debt.............................         (198)            (523)           (668)        (456)      (515)
  Proceeds from issuance of long-term
    debt.............................        1,412              325           6,939        6,834      6,540
  Purchase of redeemable preferred
    stock............................         (529)             (29)            (29)         (21)       (71)
  Dividends paid on redeemable
    preferred
    stock............................          (21)             (11)             (8)          (7)        (3)
                                        -------------    -------------    ----------   ---------  ---------
             Net cash provided by
               (used in) financing
               activities............        1,447           (1,497)          6,354        6,650      7,194
                                        -------------    -------------    ----------   ---------  ---------
NET INCREASE (DECREASE) IN CASH......       --                    2               8           (2)       (10)
CASH BEGINNING OF PERIOD.............       --               --                   2            2         10
                                        -------------    -------------    ----------   ---------  ---------
CASH END OF PERIOD...................      $--              $     2        $     10    $  --      $  --
                                        =============    =============    ==========   =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest (net of
    amount capitalized of $153 in
    1996)............................      $   784          $ 1,054        $    991    $     800  $   1,163
  Cash paid for income taxes.........          389              370           1,083          802     --

   The accompanying notes are an integral part of these financial statements.

                           AFFILIATED METALS COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Affiliated Metals Company ("Affiliated") is a high-volume flat rolled steel processor, with operations in Granite City, Illinois and a newly constructed facility in Butler, Indiana. The operating plants are strategically located near primary steel producers. Affiliated purchases wide, coiled hot rolled, cold rolled and galvanized flat rolled steel from primary producers and pickles (hot rolled) and slits coils to narrower widths. Principal customers include; consumer durable goods manufacturers, commercial transportation, appliance, furniture, pallet rack, and automotive industries as well as independent stamping operations. Service areas include Missouri, Kansas, Texas, Oklahoma, Tennessee, Kentucky, Indiana, Mississippi, Alabama, Georgia, Iowa, Illinois and Nebraska.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     ACCOUNTING PERIOD

     Affiliated's fiscal year is the fifty-two or fifty-three week period ending the Saturday nearest to August 31. The results of operations and cash flows include fifty-two weeks of activity for the periods ended August 31, 1996, September 2, 1995, and September 3, 1994.

     INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Affiliated at May 31, 1997, the results of its operations and cash flows for the thirty-nine weeks ended June 1, 1996 and May 31, 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is primarily determined using the specific identification method. Raw materials generally represent 80% to 90% of Affiliated's inventories.

     PROPERTY AND EQUIPMENT

     Property and equipment, including capitalized interest, is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line and accelerated methods at rates based upon the estimated useful lives of the various classes of assets.

     OTHER ASSETS

     Other assets consists primarily of goodwill, net of accumulated amortization. Goodwill is being amortized over a thirty year period using the straight line method. Affiliated periodically evaluates the propriety of the carrying amount of goodwill using expected undiscounted cash flows. At September 2, 1995 and August 31, 1996 goodwill, net of accumulated amortization was $622 and $599, respectively.

                           AFFILIATED METALS COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the long-term debt is estimated based on interest rates for the same or similar debt offered to Affiliated having the same or similar remaining maturities and collateral requirements. The carrying amounts of long-term debt approximate fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Affiliated to concentrations of credit risk, consist principally of cash deposits and, trade account receivables. Affiliated places its cash with several financial institutions limiting the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade accounts receivable are within the midwest and Great Lakes regions of the United States. Affiliated had a credit risk concentration since two customers accounted for approximately 27% of accounts receivable at August 31, 1996. For the fifty-two weeks ended September 3, 1994, three customers accounted for 16.3%, 17.2%, and 11.1% of sales, respectively. For the fifty-two weeks ended September 2, 1995 and August 31, 1996 two of the same three customers accounted for 16.9% and 20.2%, and 14.5% and 14.0% of sales, respectively. Management performs ongoing credit evaluations of its customers and provides allowances as deemed necessary. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Affiliated periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Affiliated adopted SFAS No. 121 on September 1, 1997. The impact of adopting this standard did not have a material impact on the results of operations.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                          ESTIMATED       SEPTEMBER 2,     AUGUST 31,
                                        USEFUL LIVES          1995            1996
                                        -------------     ------------     ----------
Land.................................        --             $     46        $    561
Buildings............................        39 years         --               2,350
Machinery and equipment..............     10-30 years          2,897           5,407
Automobiles and trucks...............         7 years            151             148
Office equipment and furniture.......       5-7 years            299             373
Leasehold improvements...............      7-39 years            105             109
                                                          ------------     ----------
                                                               3,498           8,948
Less: accumulated depreciation and
  amortization.......................                           (799)         (1,008)
                                                          ------------     ----------
     Total...........................                       $  2,699        $  7,940
                                                          ============     ==========

                           AFFILIATED METALS COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

3.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                        SEPTEMBER 2,     AUGUST 31,
                                            1995            1996
                                        ------------     ----------
Note payable, interest at 8.75%,
  payable in monthly installments of
  $30 (plus interest) commencing
  September 1996; matures August
  2001; secured by certain machinery
  and equipment and personal
  guarantees of common
  stockholders.......................     $ --            $   1,770
Note payable, interest at prime plus
  1.0%, payable in 59 monthly
  installments of $25 (plus
  interest), matures November, 1999;
  secured by accounts receivable,
  inventories, machinery and
  equipment, assignment of life
  insurance proceeds on officers'
  policies, and personal guarantees
  of common stockholders.............        1,250              905
Construction note payable, interest
  at prime plus 1.0%, interest
  payable monthly, principal payment
  due March, 1997; secured by certain
  machinery and equipment, certain
  land, building, and personal
  guarantees of common
  stockholders.......................       --                2,432
Note payable, interest at 9.75%,
  payable in monthly installments of
  $5 (plus interest); secured by
  certain machinery and equipment;
  refinanced in February, 1996.......          244           --
Revolving line-of-credit, interest at
  prime plus 0.5%, interest payable
  monthly, expires August, 1997
  secured by substantially all assets
  of Affiliated, assignment of life
  insurance proceeds on officers'
  policies, and personal guarantees
  of common stockholders.............        6,747            9,421
Notes payable to estate of former
  stockholder, interest at prime plus
  1.0%, payable in monthly
  installments of $2 (plus interest),
  principal payment due March 1999;
  secured by personal guarantees of
  common stockholders................          102               74
Notes payable, interest at rates
  ranging from 7.5% to 10.25%,
  payable in monthly installments
  ranging from $0.3 to $0.8, through
  July, 1999.........................           82               93
                                        ------------     ----------
                                             8,425           14,695
Less: current maturities.............         (407)         (10,358)
                                        ------------     ----------
                                          $  8,018        $   4,337
                                        ============     ==========

     Affiliated has obtained financing agreements from its lender that will convert the construction note to a term loan note payable and a Small Business Administration ("SBA") note payable in amounts up to $1,600 and $1,000, respectively. The new notes will be secured by certain machinery and equipment, certain land and building, and personal guarantees of common stockholders. The term loan note payable will bear interest at a fixed rate based on prime plus 0.5% at closing during the first five years and will adjust after year five and will be payable in monthly installments of principal and interest over a ten-year period from the date of conversion. The SBA note payable will bear interest at a rate yet to be determined and will be payable in monthly installments of principal and interest over a 20-year period from the date of conversion. Because Affiliated had the intent and ability to convert the construction note payable on a long-term basis, the August 31, 1996 classification and future maturities have been presented under the terms of the new agreements.

                           AFFILIATED METALS COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     Affiliated's revolving line of credit provides for borrowings up to $12,000 (limited to a borrowing base defined in the agreement as a percentage of eligible accounts receivable and inventories). The revolving line of credit agreement requires that all cash receipts of Affiliated be deposited directly into a lockbox account and applied against the line of credit. Funds are then drawn from the line of credit as checks are disbursed. Additionally, the agreement requires, among other things, that Affiliated maintain certain minimum ratios, including net income, tangible net worth, leverage, cash flow coverage, and limits on capital expenditures. At August 31, 1996, future principal payments of long-term debt, as adjusted to reflect the financing agreements, are as follows:

1997.................................  $   10,358
1998.................................         928
1999.................................         905
2000.................................         573
2001.................................         538
Thereafter...........................       1,393
                                       ----------
                                       $   14,695
                                       ==========

4.  REDEEMABLE PREFERRED STOCK

     Redeemable preferred stock consists of 1,680 shares of authorized at a par value of $119.048 per share. Shares issued and outstanding at August 31, 1996 and September 2, 1995, were 600 and 840 respectively. The stock is subject to mandatory redemption of 20 shares per month beginning in March 1992 and continuing for 84 months. In both fiscal 1996 and fiscal 1995, 240 shares were redeemed at a price of $119.048 per share. Dividends are calculated cumulatively (but not compounded) on a daily basis at the rate of 1% over prime. Dividends are paid on each redemption date.

5.  COMMON STOCK PURCHASE WARRANT

     In March 1992, in connection with a Securities Purchase Agreement related to the purchase of Affiliated, Affiliated issued one warrant to an investor in consideration for $100. The warrant is exercisable at an exercise price of $.01 per share into 34.4% or 3,146 shares of Affiliated's common stock on a fully diluted basis. The holder of the warrant also may put the warrant or a portion thereof to Affiliated through November 1999, unless it would cause Affiliated to be in default of its debt covenants. The put price is determined by the ownership percentage of the warrants multiplied by the greater of either fair value of Affiliated, a multiple of earnings before income taxes, interest, and depreciation and amortization, and book value, all as defined in the agreement.

     In addition, the agreement provides the holder of the warrant with certain registration rights under the Securities Act of 1933 (the "Securities Act") to cause Affiliated to register the shares of common stock to be received from the exercise of the warrant. The agreement also provides the holder of the warrant with certain "piggyback" registration rights which allow the holder of the warrant to register his common stock in the event Affiliated files a registration statement under the Securities Act.

                           AFFILIATED METALS COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

6.  INCOME TAXES

     Affiliated has implemented Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS 109"), which provides for a liability approach to accounting for income taxes.

     The provisions for federal and state income taxes are as follows:

                                                  FIFTY-TWO WEEKS ENDED
                                        ------------------------------------------
                                        SEPTEMBER 3,    SEPTEMBER 2,    AUGUST 31,
                                            1994            1995           1996
                                        ------------    ------------    ----------
Federal:
     Current.........................     $    260        $    442       $    796
     Deferred........................          (16)            (37)            (1)
                                        ------------    ------------    ----------
                                               244             405            795
State:...............................
     Current.........................           57             100            184
     Deferred........................           (4)             (8)        --
                                        ------------    ------------    ----------
                                                53              92            184
                                        ------------    ------------    ----------
Total provision......................     $    297        $    497       $    979
                                        ============    ============    ==========

     The components of deferred income tax liabilities and assets are as follows:

                                        SEPTEMBER 3,      AUGUST 31,
                                            1995             1996
                                        ------------      ----------
Deferred income tax liabilities:
     Property and equipment..........     $    634         $    666
                                        ------------      ----------
          Total deferred income tax
             liabilities.............          634              666
                                        ------------      ----------
Deferred income tax assets:
     Allowance for doubtful
       accounts......................           12               12
     Other, net......................           44               77
                                        ------------      ----------
          Total deferred income tax
             assets..................           56               89
                                        ------------      ----------
Net deferred tax liabilities.........     $    578         $    577
                                        ============      ==========

     A reconciliation of the difference between the federal statutory tax rates and the effective tax rates as a percentage of net income is as follows:

                                                  FIFTY-TWO WEEKS ENDED
                                        ------------------------------------------
                                        SEPTEMBER 2,    SEPTEMBER 3,    AUGUST 31,
                                            1994            1995           1996
                                        ------------    ------------    ----------
U.S. federal statutory rate..........       34.0%           34.0%          34.0%
State income taxes, net of Federal
  tax benefit........................        4.8             4.8            5.0
Other................................        3.5             1.3            1.3
                                        ------------    ------------    ----------
                                            42.3%           40.1%          40.3%
                                        ============    ============    ==========

                           AFFILIATED METALS COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

7.  EMPLOYEE BENEFIT PLANS

     Affiliated sponsors a qualified contributory profit sharing plan and 401(k) plan. The plan covers substantially all full-time employees who have met certain eligibility requirements. The plan may be amended or terminated at any time by the Board of Directors. Affiliated, although not required to, has provided contributions to the plan during each of the fifty-two weeks ended September 3, 1994,
September 2, 1995 and August 31, 1996, of $89, $100 and $141, respectively.

8.  COMMITMENTS AND CONTINGENCIES

  LEASE COMMITMENTS

     Affiliated leases its corporate office and one of its production facilities. The lease expires on May 31, 1998 and calls for a monthly rental payment of $9. The lease also provides for an additional five-year renewal option.

     Rent expense for all operating leases for the fifty-two weeks ended September 3, 1994, September 2, 1995 and August 31, 1996 was $126, $125 and $128, respectively.

9.  SUBSEQUENT EVENT (UNAUDITED)

     On July 11, 1997, Metals USA, Inc. purchased all of the issued and outstanding equity securities of Affiliated, through the issuance of common stock and cash pursuant to a definitive merger agreement dated May 1997.

     In February 1997, Affiliated amended its revolving credit facility, which reduced the interest to prime, increased the available borrowing up to $16,000 and extended the maturity to August 31, 1998. Additionally, Affiliated also entered into an agreement to extend until September 1997 the financing agreements discussed in Note 3 related to the construction loan payable.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Southern Alloy of America, Inc.

     We have audited the accompanying balance sheets of Southern Alloy of America, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Alloy of America, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Charlotte, North Carolina
April 30, 1997.

                        SOUTHERN ALLOY OF AMERICA, INC.
                                 BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                           DECEMBER 31,
                                       --------------------     JUNE 30,
                                         1995       1996          1997
                                       ---------  ---------    -----------
                                                               (UNAUDITED)
               ASSETS
Current assets:
     Cash and cash equivalents.......  $      57  $  --          $--
     Accounts receivable:
          Trade, less allowances of
             $18, $13 and $11........      1,483      1,262        1,405
          Affiliates.................      1,020        945       --
     Inventories.....................      1,050      1,063        1,440
     Prepaid expenses and other
     current assets..................         22         63          136
                                       ---------  ---------    -----------
          Total current assets.......      3,632      3,333        2,981
Property and equipment, net..........        456        353          303
Other assets.........................         84         68           21
                                       ---------  ---------    -----------
          Total assets...............  $   4,172  $   3,754      $ 3,305
                                       =========  =========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
              (DEFICIT)
Current liabilities:
     Accounts payable................  $   1,602  $   1,450      $ 1,790
     Accrued liabilities.............         97         68          118
     Revolving line-of-credit........      1,424      1,424        1,604
     Notes payable...................     --         --           --
     Current portion of obligations
     under capital lease.............         68         25           26
     Current portion of long-term
     debt............................         38         24            9
                                       ---------  ---------    -----------
          Total current
          liabilities................      3,229      2,991        3,547
Obligations under capital lease, less
  current portion....................         69         44           30
Long-term debt, less current
portion..............................         24     --           --
                                       ---------  ---------    -----------
          Total liabilities..........      3,322      3,035        3,577
                                       ---------  ---------    -----------
Stockholders' equity (deficit):
     Common stock 100,000 shares
       authorized; 19,500, 17,200 and
       19,500 shares issued and
       outstanding at December 31,
       1995 and 1996 and June 30,
       1997, respectively............         20         17           20
     Additional paid-in capital......        410        608          608
     Retained earnings (deficit).....        420         94         (900)
                                       ---------  ---------    -----------
          Total stockholders' equity
          (deficit)..................        850        719         (272)
                                       ---------  ---------    -----------
               Total liabilities and
                  stockholders'
                  equity.............  $   4,172  $   3,754      $ 3,305
                                       =========  =========    ===========

   The accompanying notes are an integral part of these financial statements.

                        SOUTHERN ALLOY OF AMERICA, INC.
                            STATEMENTS OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)

                                       YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                               31,                 JUNE 30,
                                       --------------------  --------------------
                                         1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------
                                                                 (UNAUDITED)
Net sales............................  $  12,018  $  10,815  $   5,877  $   5,568
Costs and expenses:
     Cost of sales...................      7,669      7,084      3,811      3,596
     Operating and delivery..........        902        709        373        392
     Selling, general and
       administrative expenses.......      2,806      2,850      1,504      1,343
     Depreciation and amortization...        108        126         62         78
                                       ---------  ---------  ---------  ---------
Operating income ....................        533         46        127        159
Other (income) expense:
     Interest expense................        252        168         85         71
     Interest income.................       (146)      (108)       (69)       (17)
                                       ---------  ---------  ---------  ---------
Income (loss) before income taxes....        427        (14)       111        105
Provision (benefit) for income
taxes................................     --         --         --         --
                                       ---------  ---------  ---------  ---------
Net income (loss)....................  $     427  $     (14) $     111  $     105
                                       =========  =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                        SOUTHERN ALLOY OF AMERICA, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                                                 TOTAL
                                           COMMON STOCK        ADDITIONAL      RETAINED      STOCKHOLDERS'
                                        ------------------       PAID-IN       EARNINGS         EQUITY
                                        SHARES      AMOUNT       CAPITAL       (DEFICIT)       (DEFICIT)
                                        -------     ------     -----------     ---------     -------------
Balance, January 1, 1995.............    19,500      $ 20         $ 410         $   183         $   613
     Distributions to owners.........     --         --           --               (190)           (190)
     Net income......................     --         --           --                427             427
                                        -------     ------     -----------     ---------     -------------
Balance, December 31, 1995...........    19,500        20           410             420             850
     Purchase of common stock........    (2,300)       (3)          (48)           (197)           (248)
     Distributions to owners.........     --         --           --               (115)           (115)
     Stock options...................     --         --             246           --                246
     Net loss........................     --         --           --                (14)            (14)
                                        -------     ------     -----------     ---------     -------------
Balance, December 31, 1996...........    17,200        17           608              94             719
     Sale of common stock
       (unaudited)...................     2,300         3         --              --                  3
     Distributions to owners
       (unaudited)...................     --         --           --             (1,099)         (1,099)
     Net income (unaudited)..........     --         --           --                105             105
                                        -------     ------     -----------     ---------     -------------
Balance, June 30, 1997 (unaudited)...    19,500      $ 20         $ 608         $  (900)        $  (272)
                                        =======     ======     ===========     =========     =============

   The accompanying notes are an integral part of these financial statements.

                        SOUTHERN ALLOY OF AMERICA, INC.
                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                            YEAR ENDED         SIX MONTHS ENDED
                                           DECEMBER 31,            JUNE 30,
                                       --------------------  --------------------
                                         1995       1996       1996       1997
                                       ---------  ---------  ---------  ---------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................  $     427  $     (14) $     111  $     105
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Depreciation....................        108        125         62         78
     Grant of stock option...........     --            246        246     --
     Gain on sale of assets..........         (9)       (71)       (71)    --
     Changes in operating assets and
       liabilities:
       Accounts receivable, net......       (113)       221          2       (143)
       Inventories...................        (90)       (13)      (222)      (377)
       Prepaid expenses and other
          assets.....................        (10)       (41)      (159)       (73)
       Other long-term assets........         25         17         28         47
       Accounts payable..............        529       (152)       182        340
       Accrued liabilities...........        (57)       (29)       (36)        50
                                       ---------  ---------  ---------  ---------
          Net cash provided by
             operating activities....        810        289        143         27
                                       ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property and
       equipment.....................        (99)       (23)       (16)       (28)
     Proceeds from sales of property
       and equipment.................          8         71         71     --
                                       ---------  ---------  ---------  ---------
          Net cash provided by (used
             in) investing
             activities..............        (91)        48         55        (28)
                                       ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase on revolving
       line-of-credit................        156     --            243        180
     Net increase (decrease) in notes
       payable.......................     --         --            202     --
     Net advances (to) from officers
       and affiliates................       (535)        75       (178)       945
     Payments on capital lease
       obligations...................        (63)       (68)       (35)       (13)
     Principal payments on long-term
       obligations...................        (30)       (38)       (19)       (15)
     Redemption of common stock......     --           (248)      (248)    --
     Sale of common stock............     --         --         --              3
     Dividends paid..................       (190)      (115)      (220)    (1,099)
                                       ---------  ---------  ---------  ---------
          Net cash provided by
             (used in) financing
             activities..............       (662)      (394)      (255)         1
                                       ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................         57        (57)       (57)    --
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD..........................     --             57         57     --
                                       ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF
PERIOD...............................  $      57  $  --      $  --      $  --
                                       =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Cash paid for interest..........  $      26  $     159  $      84  $      81

   The accompanying notes are an integral part of these financial statements.

                        SOUTHERN ALLOY OF AMERICA, INC.
                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Southern Alloy of America, Inc. ("Southern Alloy"), a North Carolina corporation, is a specialty metal service center located in Salisbury, North Carolina specializing in ferrous and non-ferrous continuous, centrifugal and static cast bar stock. Southern Alloy performs a number of metal processing services, including precision saw cutting, precision and semi-finished machining, drilling and milling operations. Southern Alloy's customers are comprised of original equipment manufacturers and machine shops servicing the fluid power, power transmission, material handling and textile machinery industries. Market areas are principally located in the Southeastern United States.

     Southern Alloy and its shareholders expect to enter into a definitive merger agreement with Metals USA, Inc. ("Metals USA") pursuant to which all of Southern Alloy's outstanding shares of capital stock will be exchanged for cash and shares of Metals USA common stock concurrently with the consummation of the initial public offering (the "Offering") of Metals USA common stock.

     RECLASSIFICATIONS

     Certain amounts in the 1995 financial statements have been reclassified to conform to the 1996 presentation. These reclassifications have no effect on previously reported net income or stockholders' equity.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of management, are necessary to present fairly the financial position of Southern Alloy at June 30, 1997, and the results of its operations and cash flows for the six months ended June 30, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is primarily determined using the specific identification method.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash surrender value of life insurance policies approximate their fair value. The fair value of the long-term debt is estimated based on interest rates for the same or similar debt offered

                        SOUTHERN ALLOY OF AMERICA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

to Southern Alloy having the same or similar remaining maturities and collateral requirements. The carrying amounts of long-term debt approximate fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Southern Alloy to concentrations of credit risk, consist principally of cash deposits and, trade account and note receivables. Concentrations of credit risk with respect to trade accounts receivable are within the Southeastern United States. Additionally, Southern Alloy has one customer that accounts for approximately 10% of net sales. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Southern Alloy periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     INCOME TAXES

     Southern Alloy, with the consent of its stockholders, elected to be taxed under sections of the federal and state income tax laws which provide that, in lieu of corporation income taxes, the stockholders separately account for Southern Alloy's items of income, deductions, losses and credits on their individual income tax returns. The financial statements will not include a provision for income taxes (credits) as long as the S Corporation election remains in effect. As long as Southern Alloy's S Corporation income tax election remains in effect, Southern Alloy may, from time-to-time, pay dividends to its stockholders in amounts sufficient to enable the stockholders to pay the taxes due on their share of Southern Alloy's items of income, deductions, losses, and credits which has been allocated to them for reporting on their individual income tax returns.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Southern Alloy adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            DECEMBER 31,
                                          ESTIMATED     --------------------
                                        USEFUL LIVES      1995       1996
                                        -------------   ---------  ---------
Machinery and equipment..............     3-7 years     $   1,112  $     962
Furniture and fixtures...............     3-7 years           173        176
Leasehold improvements...............      5 years             85         85
                                                        ---------  ---------
                                                            1,370      1,223
Less: accumulated depreciation.......                        (914)      (870)
                                                        ---------  ---------
                                                        $     456  $     353
                                                        =========  =========

                        SOUTHERN ALLOY OF AMERICA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

3.  LINE OF CREDIT

     At December 31, 1995, Southern Alloy had a line of credit with Freemont Financial Corporation. On January 3, 1996, Southern Alloy entered into an agreement with NationsBank of Georgia, N.A. which was to expire on January 1, 1997. The original agreement was terminated and Southern Alloy entered into a new line-of-credit agreement with NationsBank N.A. ("NationsBank"), which expires on July 31, 1997. This agreement provides a maximum borrowing limit of $2,000 with interest payable monthly at the bank's prime rate (8.25% at December 31, 1996). The borrowing base under the new NationsBank line of credit is limited to 80% of eligible receivables as defined by the agreement plus 50% of the eligible inventory. Southern Alloy had $75 of unused availability under the line-of-credit at December 31, 1996. The line is secured by accounts receivable, inventory, equipment and guarantees of Southern Investments, The Development Group, Inc. (both of which are affiliates of Southern Alloy) and stockholders of Southern Alloy.

     The new NationsBank agreement contains restrictive covenants which, among other things, require Southern Alloy to maintain certain financial ratios, limit capital expenditures and bonuses and restrict future indebtedness. At December 31, 1996, Southern Alloy was in compliance with, or had obtained all necessary waivers regarding instances of non-compliance with the terms of the loan agreement.

4.  LONG-TERM DEBT

     Long-term obligations consist of three notes payable to Amada Cutting Technologies, Inc. The notes bear interest at rates ranging from 9.0% to 9.4% and are payable in monthly installments totaling $4 through April 1997, and $1 from May 1997 to December 1997. The notes are secured by related equipment.

5.  OBLIGATIONS UNDER CAPITAL LEASE

     Southern Alloy leases certain shop equipment under capital leases through 1999, which bear interest at rates ranging from 9.0% to 11.27%.

     Future minimum payments under capital leases as of December 31, 1996, are as follows:

1997.................................  $      30
1998.................................         30
1999 and thereafter..................         18
                                       ---------
                                              78
Less: interest portion...............          9
                                       ---------
Capital lease obligation.............         69
Less: current portion................         25
                                       ---------
                                       $      44
                                       =========

     The cost of equipment under capital leases amounted to approximately $256 and $135 at December 31, 1995 and 1996, respectively. Accumulated amortization amounted to $107 and $65 at December 31, 1995 and 1996, respectively.

6.  EMPLOYEE BENEFIT PLANS

     Southern Alloy sponsors a defined contribution 401(k) profit-sharing plan for employees who have attained at least 21 years of age and one year of service. Company contributions to the plan, which are determined annually at the discretion of the Board of Directors, amounted to $12 and $16 in 1995 and 1996, respectively.

                        SOUTHERN ALLOY OF AMERICA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

7.  COMMITMENTS AND CONTINGENCIES

  GUARANTEE

     Southern Alloy had guaranteed a line-of-credit agreement for SOMAR, Inc. (an affiliate of Southern Alloy). The outstanding balance under this agreement amounted to approximately $1,200 at December 31, 1995. As of August 12, 1996, Southern Alloy was no longer a guarantor on this line of credit.

8.  STOCK OPTIONS

     In February 1996, Southern Alloy purchased 2,300 shares from a primary stockholder of Southern Alloy for $248.

     In September 1996, 2,300 stock options were issued to two directors of Southern Alloy (one of which also serves as an officer) at an option price of $1.00 per share. The options were exercisable at any time through September 2001. The deemed value for accounting purposes at the date of grant was $108.00 per share. Accordingly, $246 of compensation expense was recorded at the date of grant.

     In January 1997, the directors exercised their options and purchased 2,300 shares of Southern Alloy for $2.

9.  RELATED-PARTY TRANSACTIONS

     Southern Investments (a partnership), The Development Group, Inc. and Engineered Machine Technologies, Inc. are affiliated with Southern Alloy through common ownership. SOMAR, Inc. was affiliated with Southern Alloy through common ownership through August 12, 1996. On that date, SOMAR, Inc. was sold to an unaffiliated company.

     Southern Alloy leases commercial real estate from Southern Investments under a non-cancelable operating lease. Rent expense related to this lease amounted to $130 and $103 in 1995 and 1996, respectively.

     Southern Alloy leases certain automobiles and operating equipment from Southern Investments on a month-to-month basis. Rent expense related to these leases amounted to $136 and $198 for 1995 and 1996, respectively.

     During the years ended December 31, 1995 and 1996, Southern Alloy made loans to or borrowed from SOMAR, Inc., Southern Investments, The Development Group, Inc., Engineered Machine Technologies, Inc. and officers. Following is a schedule of net receivable balances due from or payable to affiliated companies at December 31, 1995 and 1996:

                                             DUE FROM
                                           (PAYABLE TO)
                                       --------------------
                                         1995       1996
                                       ---------  ---------
SOMAR, Inc...........................  $     563  $  --
Engineered Machine Technologies,
  Inc................................        334        640
Southern Investments.................        125        130
The Development Group, Inc...........        (16)         7
Officers and affiliates..............         14        168
                                       ---------  ---------
                                       $   1,020  $     945
                                       =========  =========

                        SOUTHERN ALLOY OF AMERICA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     Following is a summary of interest income from affiliated companies for the years ending December 31:

                                         1995       1996
                                       ---------  ---------
SOMAR, Inc...........................  $     109  $      57
Engineered Machine Technologies,
  Inc................................         37         51
                                       ---------  ---------
                                       $     146  $     108
                                       =========  =========

     Southern Alloy leases certain office space and equipment under non-cancelable operating leases with initial or remaining lease terms in excess of one year. Certain office and equipment leases contain renewal options and purchase options at fair market value at the end of the lease term. Following is a schedule of future minimum lease payments under non-cancelable leases as of December 31, 1996:

                                        RELATED
                                        PARTIES       OTHERS       TOTAL
                                        --------      -------      ------
1997.................................    $  193       $     7      $  200
1998.................................       128             7         135
1999.................................        77             4          81
2000.................................        77             4          81
2001.................................        77             1          78
Thereafter...........................        77         --             77
                                        --------      -------      ------
                                         $  629       $    23      $  652
                                        ========      =======      ======

10.  SUBSEQUENT EVENTS (UNAUDITED)

     On July 11, 1997, Metals USA, Inc. purchased all of the issued and outstanding equity securities of Southern Alloy, through the issuance of common stock and cash pursuant to a definitive merger agreement dated May 1997.

     Prior to the merger, Southern Alloy made a distribution of receivables from affiliates with a carrying value of approximately $842. This distribution exceeded Southern Alloy's estimated S Corporation accumulated adjustment account.

     Concurrent with the Merger, Southern Alloy entered into an agreement with a related party to lease certain real property for an annual lease payment of $48. This lease runs through 2012, and provides for periodic increases in the annual lease payment every five years equal to the cumulative change in the Consumer Price Index. Additionally, Southern Alloy entered into a lease for certain equipment from a related party on a month to month basis for $4 per month. Southern Alloy believes these lease arrangements are no less favorable than could be obtained from unaffiliated third parties.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Uni-Steel, Inc.:

     We have audited the accompanying balance sheet of Uni-Steel, Inc., an Oklahoma Corporation, as of September 30, 1996, and the related statement of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Uni-Steel, Inc. as of September 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
March 28, 1997

                                UNI-STEEL, INC.
                                 BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                        SEPTEMBER 30,     JUNE 30,
                                            1996            1997
                                        -------------    -----------
                                                         (UNAUDITED)
               ASSETS
Current assets:
     Cash and cash equivalents.......      $   203         $   346
     Accounts receivable, less
      allowance of $122 and $250.....        6,586           7,459
     Accounts
      receivable -- affiliates.......          261          --
     Inventories.....................        9,947          11,242
     Current portion of note
      receivable.....................           25              17
     Deferred income taxes...........          127             123
     Prepaid expenses and other
      current assets.................           22              25
                                        -------------    -----------
          Total current assets.......       17,171          19,212
Property and equipment, net..........        3,176           3,153
Notes receivable, net of current
  portion............................        1,212           1,174
Other assets.........................          355             533
Goodwill.............................          344             336
                                        -------------    -----------
          Total assets...............      $22,258         $24,408
                                        =============    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable................      $ 3,165         $ 1,838
     Accounts
     payable -- affiliates...........          121          --
     Accrued liabilities.............          419             395
     Note payable to shareholders....           36          --
     Line of credit..................        7,100           9,100
     Current portion of long-term
      debt...........................          174             358
     Income taxes payable............           92              42
                                        -------------    -----------
          Total current
             liabilities.............       11,107          11,733
Long-term debt, net of current
  portion............................          413           1,034
Deferred income taxes................          788             753
                                        -------------    -----------
          Total liabilities..........       12,308          13,520
                                        -------------    -----------
Commitments and contingencies
Redemption value of 36,533 shares of
  common stock $1.00 par value
  subject to mandatory redemption....        4,201           4,597
Stockholders' equity:
     Common stock $1.00 par value,
      500,000 shares authorized,
      63,467 shares issued (net of
      36,533 shares subject to
      redemption)....................           63              63
     Additional paid-in capital......        1,104             708
     Retained earnings...............        5,743           6,681
     Less: treasury stock, at cost...       (1,161)         (1,161)
                                        -------------    -----------
     Total stockholders' equity......        5,749           6,291
                                        -------------    -----------
          Total liabilities and
             stockholders' equity....      $22,258         $24,408
                                        =============    ===========

   The accompanying notes are an integral part of these financial statements.

                                UNI-STEEL, INC.
                              STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                         NINE MONTHS ENDED
                                         YEAR ENDED           JUNE 30,
                                        SEPTEMBER 30,   --------------------
                                            1996          1996       1997
                                        -------------   ---------  ---------
                                                            (UNAUDITED)
Net sales............................      $54,620      $  40,442  $  46,070
Operating costs and expenses:
     Cost of sales...................       43,445         32,135     36,732
     Operating and delivery..........        5,355          3,909      4,704
     Selling, general and
       administrative................        2,917          2,211      2,335
     Depreciation and amortization...          542            402        378
                                        -------------   ---------  ---------
Operating income.....................        2,361          1,785      1,921
Other (income) expense:
     Interest expense................          575            443        505
     Interest income.................         (179)           (99)      (132)
     Other, net......................           (4)            (9)       (16)
                                        -------------   ---------  ---------
                                               392            335        357
                                        -------------   ---------  ---------
Income before income taxes...........        1,969          1,450      1,564
Provision for income taxes...........          741            563        626
                                        -------------   ---------  ---------
Net income...........................      $ 1,228      $     887  $     938
                                        =============   =========  =========

   The accompanying notes are an integral part of these financial statements.

                                UNI-STEEL, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                           COMMON STOCK                    ADDITIONAL                      TOTAL
                                        ------------------    TREASURY       PAID-IN      RETAINED     STOCKHOLDERS'
                                        SHARES     AMOUNT       STOCK        CAPITAL      EARNINGS        EQUITY
                                        -------    -------    ---------    -----------    ---------    -------------

Balance, September 30, 1995..........    63,467     $  63      $   (969)     $ 1,432       $ 4,515        $ 5,041

     Purchase of 1,901 shares of
       common stock..................     --         --            (192)      --             --              (192)

     Increase in redemption value of
       common stock subject to
       mandatory redemption..........     --         --          --             (328)        --              (328)

     Net income......................     --         --          --           --             1,228          1,228
                                        -------    -------    ---------    -----------    ---------    -------------
Balance, September 30, 1996..........    63,467        63        (1,161)       1,104         5,743          5,749

     Increase in redemption value of
       common stock (unaudited)......     --         --          --             (396)        --              (396)

     Net income (unaudited)..........     --         --          --           --               938            938
                                        -------    -------    ---------    -----------    ---------    -------------
Balance, June 30, 1997
  (unaudited)........................    63,467     $  63      $ (1,161)     $   708       $ 6,681        $ 6,291
                                        =======    =======    =========    ===========    =========    =============

   The accompanying notes are an integral part of these financial statements.

                                UNI-STEEL, INC.
                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                         NINE MONTHS ENDED
                                         YEAR ENDED           JUNE 30,
                                        SEPTEMBER 30,   --------------------
                                            1996          1996       1997
                                        -------------   ---------  ---------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................      $ 1,228      $     887  $     938
  Adjustments to reconcile net income
     to net cash provided by (used
     in) operating activities:
       Depreciation and
          amortization...............          542            402        378
       Deferred tax provision
          (benefit)..................          (36)           (32)       (30)
       Increases in cash surrender
          values of life insurance...          (56)           (34)       (57)
       Changes in operating assets
          and liabilities:
          Accounts receivable, net...          181            668       (612)
          Inventories................       (1,748)        (1,073)    (1,295)
          Prepaid expenses and other
             assets..................           (4)           (42)       (92)
          Accounts payable and
             accrued liabilities.....          233          1,609     (1,473)
          Income tax payable.........         (131)          (181)       (50)
                                        -------------   ---------  ---------
             Net cash provided by
               (used in) operating
               activities............          209          2,204     (2,293)
                                        -------------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and
     equipment.......................         (362)          (295)      (345)
  Principal collected on notes.......           13             12         12
                                        -------------   ---------  ---------
             Net cash used in
               investing
               activities............         (349)          (283)      (333)
                                        -------------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase on revolving
     line-of-credit..................          800         (1,400)     2,000
  Principal payments on shareholder
     debt............................          (95)           (94)       (36)
  Principal payments on long-term
     obligations.....................         (445)          (334)      (195)
  Principal borrowings on long-term
     obligations.....................       --             --          1,000
  Purchase of treasury stock.........         (192)          (192)    --
                                        -------------   ---------  ---------
             Net cash provided by
               (used in) financing
               activities............           68         (2,020)     2,769
                                        -------------   ---------  ---------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS........................          (72)           (99)       143
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD..........................          275            275        203
                                        -------------   ---------  ---------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.............................      $   203      $     176  $     346
                                        =============   =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Cash paid for interest..........      $   568      $     483  $     498
     Cash paid for income taxes......          909            528        762

   The accompanying notes are an integral part of these financial statements.

                                UNI-STEEL, INC.
                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Uni-Steel, Inc. ("Uni-Steel") is a structural steel service center with three locations in Oklahoma. Uni-Steel's products include carbon structural, pressure vessel, high strength low alloy and alloy grades of steel sold to customers in Oklahoma, Missouri, Arkansas, Texas, New Mexico, Colorado and Kansas. Value added processing services include cut-to-length, leveling, flame cutting, plasma cutting, shearing, and sawing and press brake forming. Uni-Steel services customers in a wide variety of industries including oil and gas, truck trailer, construction equipment, mining machinery, elevators, wholesale trade and the construction industries.

     Uni-Steel and its shareholders expect to enter into a definitive merger agreement with Metals USA, Inc. ("Metals USA") pursuant to which all of Uni-Steel's outstanding shares of capital stock will be exchanged for cash and shares of Metals USA common stock concurrent with the consummation of the initial public offering (the "Offering") of Metals USA common stock.

     USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of management, are necessary to present fairly the financial position of Uni-Steel at June 30, 1997, and the results of its operations and cash flows for the nine months ended June 30, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS

     Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

     INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out ("LIFO") method.

     PROPERTY AND EQUIPMENT

     Property and equipment, including capitalized interest, is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash equivalents approximate their fair value. The carrying amount of notes receivable approximate fair value at the applicable balance sheet dates. The fair value of such notes receivable was based on expected cash flows discounted using current rates at which similar loans would be

                                UNI-STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

made to borrowers with similar credit ratings. The fair value of the long-term debt is estimated based on interest rates for the same or similar debt offered to Uni-Steel having the same or similar remaining maturities and collateral requirements. The carrying amounts of long-term debt approximate fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Uni-Steel to concentrations of credit risk, consist principally of cash deposits, trade accounts and note receivables. Concentrations of credit risk with respect to trade accounts receivable are within the southwest region of the United States. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Uni-Steel periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     INCOME TAXES

     Uni-Steel accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS 109"). Under SFAS 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income. The principal items resulting in the differences are different depreciation methods, use of the allowance method for bad debts, and different inventory capitalization methods. Valuation allowances are established when necessary to reduce deferred assets to the amount to be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

     RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Uni-Steel adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

2.  NOTE RECEIVABLE

     Uni-Steel has a note receivable with a balance of $1,208 at September 30, 1996. The note bears interest at 8% and is due in monthly installments of principal and interest totaling $9 with a balloon payment of the remaining balance due in September 2002. This note is secured by a mortgage on real estate in Fountain, Colorado.

                                UNI-STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                          ESTIMATED        SEPTEMBER 30,
                                         USEFUL LIVES          1996
                                        --------------     -------------
Land.................................                         $    32
Buildings and improvements...........    5 - 33 years           2,452
Yard equipment.......................    3 - 10 years             544
Shop equipment.......................    3 - 10 years           2,408
Autos and trucks.....................    3 -  5 years              17
Office equipment.....................    4 -  8 years             476
Computer software....................    3 -  6 years             291
                                                           -------------
                                                                6,220
Less: accumulated depreciation.......                          (3,044)
                                                           -------------
     Total...........................                         $ 3,176
                                                           =============

4.  INVENTORIES

     Inventories consist of the following:

                                        SEPTEMBER 30,
                                            1996
                                        -------------
Steel products.......................      $ 9,482
Work in process......................          372
Other................................           93
                                        -------------
     Totals..........................      $ 9,947
                                        =============

     Net realizable value approximates cost on the first-in, first-out method. In 1996, LIFO cost exceeded market value by $54. This 1996 amount was recorded as a reduction of inventory and an increase in cost of sales. Management has determined that lower of LIFO cost or market is the valuation method that most accurately reflects the results of operations in accordance with generally acceptable accounting principles. Had the statements of income been prepared on the lower of FIFO cost or market basis, inventories would have been $9,947 and net income for the year ended September 30, 1996 would have been $1,165.

5.  LINE OF CREDIT

     At September 30, 1996, Uni-Steel had drawn $7,100 against its $7,500 line of credit at a bank. Interest is computed at prime (8.25% at September 30, 1996). Payments of interest are due monthly and the principal balance was due February 28, 1997. This line of credit was amended in February 1997 to increase the maximum borrowings under the facility to $10,000 and extend the maturity date to April 30, 1999. Interest is computed at prime or Uni-Steel may elect for interest to be computed at LIBOR plus 2.5%. This election must be made in borrowing increments of $1,000 and no more than two such LIBOR advances may be outstanding at one time.

     Concurrently with the renewal of the line of credit, Uni-Steel also obtained a $1,000 working capital term loan from its principal bank. Payments of principal and interest are payable in equal monthly installments with final maturity on February 28, 2002. Interest is also computed at Uni-Steel's option at prime or LIBOR plus 2.5%. The line of credit and working capital term loan include certain covenants which, among other things, restrict future borrowings and set certain ratio, cash flow and net worth

                                UNI-STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

requirements. Uni-Steel was in compliance as of December 31, 1996. These loans are secured by a primary security interest in the inventory and accounts receivable of Uni-Steel.

6.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                        SEPTEMBER 30,
                                            1996
                                        -------------
Notes payable to bank, interest at
  prime (8.25% at September 30, 1996,
  payable in monthly installments of
  $13 (plus interest) through April
  2000; secured by equipment.........      $   567
Note payable to a supplier, interest
  at 10.0%, payable in monthly
  installments of $1 (including
  interest) through May 1998; secured
  by equipment.......................           13
Notes payable to bank, interest at
  prime (8.25% at September 30,
  1996), payable in monthly
  installments of $12 (plus interest)
  through July 1997; secured by
  equipment..........................            7
                                        -------------
                                               587
Less: current maturities.............         (174)
                                        -------------
                                           $   413
                                        =============

     The prime rate was 8.25% at September 30, 1996.

     At September 30, 1996, future principal payments of long-term debt are as follows:

1997.................................  $     174
1998.................................        164
1999.................................        158
2000.................................         91
2001.................................     --
                                       ---------
                                       $     587
                                       =========

     Uni-Steel also has a note payable due to a shareholder which pays interest at prime and is payable on demand. The outstanding balance at September 30, 1996 was $36.

7.  INCOME TAXES

     Income tax expense for the year ended September 30, 1996 is comprised of the following:

Current tax expense:
     Federal.........................  $     693
     State...........................         84
Deferred tax expense:
     Federal.........................        (34)
     State...........................         (2)
                                       ---------
Total tax provision..................  $     741
                                       =========

                                UNI-STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     The significant items giving rise to the deferred tax (assets) and liabilities as of September 30, 1996 are as follows:

Deferred tax liabilities:
     Bases differences in property
       and equipment.................  $     592
     Installment sales accounting....        246
                                       ---------
          Total deferred tax
             liabilities.............        838
Deferred tax assets:
     Allowance for doubtful
       accounts......................        (49)
     Inventory bases differences.....        (85)
     Other...........................        (43)
                                       ---------
          Total deferred tax
             assets..................       (177)
                                       ---------
Net deferred tax liabilities.........  $     661
                                       =========

     The provision for income taxes differs from an amount computed at the statutory rates as follows:

Income tax expense at the statutory
  rate...............................  $     670
State taxes..........................         54
Meals and entertainment..............         17
                                       ---------
                                       $     741
                                       =========

8.  EMPLOYEE BENEFIT PLANS

     Uni-Steel has a qualified profit sharing plan covering substantially all employees. Employer contributions to the plan are made at the Board of Directors' discretion. On July 1, 1990, the plan was amended to include a deferred compensation 401(k) provision which allows employees to defer up to 15% of their salaries and provides for employer matching of the first 4%. The total employer contribution and match made to the plan was $290 for the year ended September 30, 1996.

9.  COMMITMENTS AND CONTINGENCIES

  STOCK PURCHASE AGREEMENTS

     Uni-Steel has an agreement with certain common stockholders which effectively restricts trading of their common stock. The agreement also requires Uni-Steel to repurchase this stock from certain stockholders who are terminated from employment, becomes totally disabled, or die. The price is determined pursuant to agreements between the parties and is subject to revision annually. In January 1996, Uni-Steel repurchased 1,901 shares from a retired stockholder for $192. At September 30, 1996, there are 2,501 (2.9%) shares of common stock remaining under this agreement. Uni-Steel also has an agreement with Richard A. Singer, an officer and stockholder, which restricts trading of 34,031 shares (39%) of its common stock. The agreement requires Uni-Steel to purchase Mr. Singer's stock in the event of his death, permanent disability or retirement. The purchase price is to be determined pursuant to the agreement and is subject to revision annually. Uni-Steel has committed certain life insurance policies to fund this agreement. Uni-Steel's obligations under this agreement have been guaranteed by its other major shareholder, Yaffe Iron and Metal Company, Inc. As these shares are subject to mandatory redemption, they have not been classified as a component of permanent equity in the accompanying balance sheets.

  OPERATING LEASES

     Uni-Steel leases warehouse space under an operating lease expiring in September 1998. Minimum future rental payments under this non-cancelable operating lease as of September 30, 1996, are as follows:

1997.................................  $      24
1998.................................         24
1999.................................          2
                                       ---------
                                       $      50
                                       =========

                                UNI-STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

     Following is a summary of rental expense under non-cancelable operating leases:

Minimum rentals......................  $      24
Contingent rentals...................        191
                                       ---------
     Total...........................  $     215
                                       =========

     The contingent rentals are based on inventory levels in excess of a specified minimum.

  PURCHASE COMMITMENTS

     During the normal course of business, Uni-Steel enters into commitments to purchase raw materials from steel mills. These commitments are made for purchases of up to nine months into the future. In certain cases, prices paid are calculated at the time the commitment is entered into. In other cases, they are calculated at time of shipment. Uni-Steel estimates outstanding purchase commitments at September 30, 1996 to be approximately $11,500.

10.  RELATED PARTY TRANSACTIONS

     A summary of transactions with Yaffe Iron and Metal Company, Inc., a shareholder of Uni-Steel and other affiliated companies or individuals follows:

                                        SEPTEMBER 30,
                                            1996
                                        -------------
Sales to related companies...........      $ 2,807
                                        =============
Shipping provided by a related
  company (Included in operating and
  delivery expenses in the
  accompanying statements of
  income)............................      $ 1,227
                                        =============
Warehouse rent paid to related entity
  under a one-year lease with seven
  one-year options remaining.
  (Included in operating and delivery
  expenses in the accompanying
  statements of income)..............      $   145
                                        =============

11.  SUBSEQUENT EVENTS (UNAUDITED)

     On July 11, 1997, Metals USA, Inc. purchased all of the issued and outstanding equity securites of Uni-Steel, through the issuance of common stock and cash pursuant to a definitive merger agreement dated May 1997.

     Concurrent with the merger, Uni-Steel sold certain real property to an affiliated party for $630 and entered into an agreement with the affiliate to lease the real property for an annual lease payment of $115. This lease runs through 2027, and provides for periodic increases in the annual lease payment every five years equal to the cumulative change in the Consumer Price Index.

     The parties to the stock purchase agreements discussed in Note 9 agreed to waive such agreements upon the consumation of the Merger.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Jeffreys Steel Company, Inc.:

     We have audited the accompanying balance sheets of Jeffreys Steel Company, Inc. as of July 31, 1995, and December 31, 1996, and the related statements of income, stockholders' equity and cash flows for the years ended July 31, 1994 and 1995, and December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jeffreys Steel Company, Inc., as of July 31, 1995, and December 31, 1996, and the results of its operations and its cash flows for the years ended July 31, 1994 and 1995, and December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
November 3, 1997

                          JEFFREYS STEEL COMPANY, INC.
                                 BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                        JULY 31,    DECEMBER 31,   SEPTEMBER 30,
                                          1995          1996            1997
                                        --------    ------------   -------------
                                                                     (UNAUDITED)
               ASSETS
Current Assets:
     Cash............................   $    672      $  1,203         $  1,866
     Accounts receivable, net of
       allowance of $382, $259 and
       $204..........................     13,878        12,887           12,532
     Accounts receivable, other......        283           474               57
     Inventories.....................     21,770        21,512           18,817
     Prepaid expenses................        539           355              540
     Deferred income taxes...........        242           397              489
     Other...........................        222           496              103
                                        --------    ------------    ------------
               Total current
                  assets.............     37,606        37,324           34,404
Property and equipment, net..........     12,492        13,514           14,298
Notes receivable.....................        407           210              134
Cash surrender value of life
  insurance..........................        890         1,126            1,221
Intangible assets and other..........        834           540              411
                                        --------    ------------    ------------
               Total assets..........   $ 52,229      $ 52,714         $ 50,468
                                        ========    ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Current portion of notes
       payable.......................   $    686      $  1,131         $  2,128
     Accounts payable................      5,088         6,998            7,587
     Income taxes payable............         37           482              715
     Accrued liabilities.............      2,071         1,253            1,821
                                        --------    ------------    ------------
               Total current
                  liabilities........      7,882         9,864           12,251
Notes payable, net of current
  portion............................     22,358        15,647          --
Payable to Metals USA................      --           --                8,814
Accrued nonqualified retirement plan
  contribution.......................        244           461          --
Deferred income taxes................        266           326              268
Other long-term liabilities,
  affiliates.........................        144        --              --
                                        --------    ------------    ------------
               Total liabilities.....     30,894        26,298           21,333
                                        --------    ------------    ------------
Commitments and contingencies
Stockholders' Equity:
     Common stock, 100,000 shares at
       $.415 par value, authorized,
       issued and outstanding........         42            42               42
     Additional paid-in capital......        108           359              455
     Unearned compensation...........     (2,437)       (1,794)          (1,535)
     Retained earnings...............     23,622        27,809           30,173
                                        --------    ------------    ------------
               Total stockholders'
                  equity.............     21,335        26,416           29,135
                                        --------    ------------    ------------
               Total liabilities and
                  stockholders'
                  equity.............   $ 52,229      $ 52,714         $ 50,468
                                        ========    ============    ============

   The accompanying notes are an integral part of these financial statements.

                          JEFFREYS STEEL COMPANY, INC.
                              STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                                                    NINE MONTHS
                                             YEAR ENDED                                ENDED
                                              JULY 31,           YEAR ENDED        SEPTEMBER 30,
                                       ----------------------   DECEMBER 31,   ---------------------
                                          1994        1995          1996          1996       1997
                                       ----------  ----------   ------------   ----------  ---------
                                                                                    (UNAUDITED)
Net sales............................  $  107,897  $  121,537     $134,391     $  103,363  $  93,281
Operating costs and expenses:
     Cost of sales...................      81,904      93,421      100,868         77,834     68,405
     Operating and delivery..........      10,306      11,576       14,322         10,715     10,558
     Selling, general and
       administrative................       9,018       9,563       10,482          7,999      7,861
     Depreciation and amortization...       1,163       1,689        2,313          1,691      1,922
                                       ----------  ----------   ------------   ----------  ---------
Operating income.....................       5,506       5,288        6,406          5,124      4,535
Other (income) expense:
     Interest expense................       1,084       1,539        1,188            872        704
     Other income, net...............        (203)       (221)         (65)           (39)      (116)
                                       ----------  ----------   ------------   ----------  ---------
Income before income taxes...........       4,625       3,970        5,283          4,291      3,947
Provision for income taxes...........       1,782       1,661        2,035          1,678      1,583
                                       ----------  ----------   ------------   ----------  ---------
Net income...........................  $    2,843  $    2,309     $  3,248     $    2,613  $   2,364
                                       ==========  ==========   ============   ==========  =========

   The accompanying notes are an integral part of these financial statements.

                          JEFFREYS STEEL COMPANY, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                        COMMON    PAID-IN     RETAINED      UNEARNED
                                        STOCK     CAPITAL     EARNINGS    COMPENSATION     TOTAL
                                        ------    --------    --------    ------------   ---------
Balance, July 31, 1993...............    $ 42      $--        $ 18,470      $ (3,510)    $  15,002
     Shares released under leveraged
       ESOP Plan.....................    --         --           --              650           650
     Net income......................    --         --           2,843        --             2,843
                                        ------    --------    --------    ------------   ---------
Balance, July 31, 1994...............      42       --          21,313        (2,860)       18,495
     Shares released under leveraged
       ESOP Plan.....................    --           108        --              423           531
     Net income......................    --         --           2,309        --             2,309
                                        ------    --------    --------    ------------   ---------
Balance, July 31, 1995...............      42         108       23,622        (2,437)       21,335
     Adjustment to conform fiscal
       year-ends.....................    --            75          939           187         1,201
     Shares released under leveraged
       ESOP Plan.....................    --           176        --              456           632
     Net income......................    --         --           3,248        --             3,248
                                        ------    --------    --------    ------------   ---------
Balance, December 31, 1996...........      42         359       27,809        (1,794)       26,416
     Shares released under leveraged
       ESOP Plan (unaudited).........    --            96        --              259           355
     Net income (unaudited)..........    --         --           2,364        --             2,364
                                        ------    --------    --------    ------------   ---------
Balance, September 30, 1997
  (unaudited)........................    $ 42      $  455     $ 30,173      $ (1,535)    $  29,135
                                        ======    ========    ========    ============   =========

   The accompanying notes are an integral part of these financial statements.

                          JEFFREYS STEEL COMPANY, INC.
                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                                 NINE MONTHS
                                            YEAR ENDED                              ENDED
                                             JULY 31,          YEAR ENDED       SEPTEMBER 30,
                                       --------------------   DECEMBER 31,   --------------------
                                         1994       1995          1996         1996       1997
                                       ---------  ---------   ------------   ---------  ---------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $   2,843  $   2,309     $  3,248     $   2,613  $   2,364
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities --
    Provision for bad debts..........        281        281          177           143        103
    Depreciation and amortization....      1,163      1,689        2,313         1,691      1,922
    (Gain) loss on sale of property
      and equipment..................        (77)       (41)          91            76        (33)
    Deferred income taxes............       (104)       154          (95)          (95)      (150)
    Compensation charged against
      notes receivable...............        400     --           --            --         --
    Retirement plan contribution
      charged to unearned
      compensation and paid-in
      capital........................        650        531          632           474        355
    Non-qualified plan
      contributions..................         73         98          228           187       (461)
    Changes in operating assets and
      liabilities, net of business
      acquisitions --
      Accounts and notes
       receivable....................     (4,116)     1,513          511          (537)       540
      Inventory......................     (3,745)    (1,114)      (4,791)       (5,408)     2,695
      Other assets...................       (104)       (50)        (206)         (182)       278
      Accounts payable...............      2,397        321          754         4,289        585
      Income taxes payable...........       (246)        (6)         166           (34)       233
      Accrued liabilities............        382        666         (637)            1        568
                                       ---------  ---------   ------------   ---------  ---------
             Net cash provided by
               (used in) operating
               activities............       (203)     6,351        2,391         3,218      8,999
                                       ---------  ---------   ------------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets.......         98        100          109            10         49
  Purchases of property..............     (2,617)    (4,899)      (3,009)       (2,529)    (2,665)
  Proceeds applied to cash value life
    insurance........................       (154)      (137)        (160)         (102)       (95)
  Issuance of notes receivable to
    affiliates.......................       (184)      (111)        (315)         (246)      (204)
  Collections on notes receivable
    from affiliates..................         23         30          283           283        414
  Purchase of businesses, net of
    acquired cash....................     --         (6,036)      --            --         --
                                       ---------  ---------   ------------   ---------  ---------
             Net cash (used in)
               investing
               activities............     (2,834)   (11,053)      (3,092)       (2,584)    (2,501)
                                       ---------  ---------   ------------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on notes payable........      2,350        622       --            --         --
  Principal payments on notes
    payable..........................       (624)    (1,174)      (1,087)         (520)      (468)
  Borrowings on revolving credit
    facility.........................     44,351     45,035       44,607        30,993     26,170
  Payments on revolving credit
    facility.........................    (42,867)   (39,468)     (41,755)      (29,639)   (40,351)
  Borrowings on notes payable to
    affiliates.......................          4         13          213           213      8,814
  Principal payments on notes payable
    to affiliates....................       (129)       (21)        (396)         (396)    --
                                       ---------  ---------   ------------   ---------  ---------
             Net cash provided by
               (used in) financing
               activities............      3,085      5,007        1,582           651     (5,835)
                                       ---------  ---------   ------------   ---------  ---------
NET INCREASE IN CASH.................         48        305          881         1,285        663
CASH, beginning of period............        319        367          322           322      1,203
                                       ---------  ---------   ------------   ---------  ---------
CASH, end of period..................  $     367  $     672     $  1,203     $   1,607  $   1,866
                                       =========  =========   ============   =========  =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for --
    Interest.........................  $     950  $   1,470     $  1,191     $     708  $     602
    Income taxes.....................      2,295      1,484        1,869         1,712      1,350
  Noncash activities --
    Operating expenses added to note
      receivable from affiliates.....        400     --           --            --         --
    Interest expense added to notes
      payable to affiliates..........          4         13            7             7     --
    Interest income added to note
      receivable from affiliates.....         19         12           76            73         16
    Retirement plan contribution
      charged to unearned
      compensation and paid-in
      capital........................        650        531          632           474        355
    Non-qualified plan contribution
      accrued........................         73         98          228           187       (461)

   The accompanying notes are an integral part of these financial statements.

                          JEFFREYS STEEL COMPANY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BASIS OF PRESENTATION

     Jeffreys Steel Company, Inc. (Jeffreys), an Alabama corporation, is engaged in the wholesale and retail sale of steel. Jeffreys purchases steel products from manufacturers and processes steel to meet customers' specifications. Jeffreys operates eight steel service centers, three in Alabama, two in Florida, one in each of Mississippi, Louisiana and Georgia. Jeffreys also maintains a sales office in Fort Lauderdale, Florida. The customers of these service centers are concentrated in the southeastern states. Jeffreys is 70 percent owned by three related individual shareholders and 30 percent owned by an employee stock ownership plan. Approximately 20 percent of Jeffreys' sales are to machinists and fabricators, 15 percent each to industrial / commercial contractors and transportation equipment manufacturers, 9 percent each to machinery and equipment manufacturers and wholesale distributors and 32 percent in other industries.

     Jeffreys and its stockholders entered into a definitive merger agreement with Metals USA, Inc. (Metals USA), effective September 26, 1997, pursuant to which all of Jeffreys' outstanding shares of capital stock were exchanged for shares of Metals USA common stock.

     Jeffreys has historically reported on a July 31 fiscal year-end. For purposes of the merger with Metals USA, the accompanying financial statements reflect Jeffreys on a calendar year-end basis effective January 1, 1996. The net sales and net income of Jeffreys for the period from August 1, 1995, through December 31, 1995, were $50,989 and $939, respectively. The net income of Jeffreys for this transition period is included in the accompanying statements of stockholders' equity as an adjustment to retained earnings in order to conform the fiscal years to that of Metals USA.

  USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the financial position of Jeffreys at September 30, 1997, and the results of its operations and cash flows for the nine months ended September 30, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORIES -- Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method.

     PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The fair value of the notes payable is estimated based on interest rates for the same or similar debt offered to Jeffreys having the same or similar remaining maturities

                          JEFFREYS STEEL COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

and collateral requirements. The carrying amounts of notes payable approximate fair value at the applicable balance sheet dates.

     CONCENTRATION OF CREDIT RISK -- Financial instruments, which potentially subject Jeffreys to concentrations of credit risk, consist principally of cash deposits, trade accounts and notes receivable. Jeffreys places its cash with several financial institutions, limiting the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade accounts are within the machinists and fabricators, industrial / commercial contractors and transportation equipment manufacturers industries. Generally, credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Jeffreys periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

     INCOME TAXES -- Jeffreys accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. The principal items resulting in the differences are different depreciation methods, use of the allowance method for bad debts, different inventory capitalization methods and nonqualified plan contributions. Valuation allowances are established when necessary to reduce deferred assets to the amount to be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

     INTANGIBLE ASSETS -- Intangible assets include covenants not to compete and start-up costs which are being amortized over a five-year life. Accumulated amortization totaled $173 and $428 as of July 31, 1995, and December 31, 1996, respectively.

     RECENT ACCOUNTING PRONOUNCEMENTS -- The Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in March 1995. SFAS No. 121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Jeffreys adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

     SELF-INSURANCE PLANS -- Jeffreys insures workers' compensation claims under a self-insurance program. The plan is subject to a stop-loss provision which provides conventional insurance policy coverage for losses above certain specified levels. Estimated claims incurred but not yet reported in connection with the self-insurance plans are accrued by Jeffreys.

                          JEFFREYS STEEL COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                       ESTIMATED      JULY 31,    DECEMBER 31,
                                     USEFUL LIVES       1995          1996
                                     -------------    --------    ------------
Land...............................                   $    604      $    604
Buildings and improvements.........     5-30 years       8,576         9,420
Machinery and equipment............     7-10 years       6,035         7,641
Automobiles and trucks.............     3-10 years       3,390         4,430
                                                      --------    ------------
                                                        18,605        22,095
Less -- Accumulated depreciation...                     (6,113)       (8,581)
                                                      --------    ------------
          Total....................                   $ 12,492      $ 13,514
                                                      ========    ============

3.  INVENTORIES:

     Inventories consist of the following:

                                        JULY 31,     DECEMBER 31,
                                          1995           1996
                                        --------     ------------
Carbon plates and sheets.............   $ 11,298       $ 10,256
Beams................................      3,388          4,541
Carbon tubular products..............      2,923          2,355
Rolled finished bars/shapes..........      2,441          2,567
Other................................      3,382          3,544
Less -- LIFO reserve.................     (1,662)        (1,751)
                                        --------     ------------
          Total......................   $ 21,770       $ 21,512
                                        ========     ============

     The replacement cost of Jeffreys' inventory exceeds the historical cost of the inventory, computed using the LIFO method of valuation, as reported in the accompanying financial statements. If the average cost method had been used for all inventories, the carrying value would have been $23,433 and $23,263 at July 31, 1995, and December 31, 1996, respectively. Additionally, net income would have been $2,369, $2,025 and $3,311 for the years ended July 31, 1994 and 1995, and December 31, 1996, respectively.

                          JEFFREYS STEEL COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  SUMMARY OF LONG-TERM FINANCING ARRANGEMENTS:

                                       JULY 31,    DECEMBER 31,    SEPTEMBER 30,
                                         1995          1996            1997
                                       ---------   ------------    -------------
                                                                    (UNAUDITED)
Revolving credit facility with
  interest at prime less 1.0%,
  maturing on December 31, 1998,
  secured by inventory and
  trade accounts receivable..........  $  17,787     $ 13,250          --
Notes payable to former employee
  stock ownership plan and trust
  members payable in annual
  installments including interest at
  prime with an 8.5% cap, through
  February 1998......................      2,861        2,118           2,118
Term loan payable to a bank in
  monthly installments of $46 which
  includes monthly payments of
  interest at 6.5%, due March 1,
  1999, secured by production and
  rolling equipment..................      1,736        1,097          --
Term loan payable to a bank in
  monthly installments of $17
  plus monthly payments of interest
  computed at a floating
  rate. The rate at December 31,
  1996, was 7.7%, maturing on June 1,
  1998, secured by certain
  equipment..........................        605          293          --
Other long-term debt.................         55           20              10
                                       ---------   ------------    -------------
                                          23,044       16,778           2,128
Less -- Current portion..............       (686)      (1,131)         (2,128)
                                       ---------   ------------    -------------
                                       $  22,358     $ 15,647         $--
                                       =========   ============    =============

     The maximum credit available under the Jeffreys revolving credit facility was increased from $16,000 to $20,000 on July 28, 1994. Additionally, the due dates of the revolver were extended to December 31, 1998. The terms of the loan agreements, which provide the revolvers to Jeffreys, include certain loan covenants, the most restrictive of which requires Jeffreys to maintain a certain minimum level of inventory and accounts receivable, with which Jeffreys was in compliance as of December 31, 1996. The prime rate of interest upon which the indebtedness referred to above was indexed at July 31, 1995, and December 31, 1996, was 8.75 percent and 8.25 percent, respectively.

     Jeffreys' long-term notes are subject to mandatory redemption as follows:

Year ending December 31 --
     1997............................  $   1,131
     1998............................     15,565
     1999............................         82
                                       ---------
                                       $  16,778
                                       =========

5.  DETAIL OF ACCRUED LIABILITIES:

     Accrued liabilities consist of the following:

                                      JULY 31,    DECEMBER 31,    SEPTEMBER 30,
                                        1995          1996             1997
                                      --------    ------------    --------------
                                                                   (UNAUDITED)
Accrued salaries and employee
  benefits..........................   $ 1,434       $  923          $  1,274
Accrued ad valorem and sales taxes..       421          146               350
Accrued interest and other..........       216          184               197
                                      --------    ------------    --------------
                                       $ 2,071       $1,253          $  1,821
                                      ========    ============    ==============

                          JEFFREYS STEEL COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES:

     The components of the provision for income taxes are as follows:

                                                   YEAR ENDED
                                       -----------------------------------
                                             JULY 31,
                                       --------------------   DECEMBER 31,
                                         1994       1995          1996
                                       ---------  ---------   ------------
Federal --
     Current.........................  $   1,642  $   1,315      $1,832
     Deferred........................        (92)       133         (82)
                                       ---------  ---------   ------------
                                           1,550      1,448       1,750
                                       ---------  ---------   ------------
State --
     Current.........................        244        192         298
     Deferred........................        (12)        21         (13)
                                       ---------  ---------   ------------
                                             232        213         285
                                       ---------  ---------   ------------
               Total provision.......  $   1,782  $   1,661      $2,035
                                       =========  =========   ============

     The provision for income taxes differs from an amount computed at the statutory rates as follows:

                                                   YEAR ENDED
                                       -----------------------------------
                                             JULY 31,
                                       --------------------   DECEMBER 31,
                                         1994       1995          1996
                                       ---------  ---------   ------------
Federal income tax at statutory
  rates..............................  $   1,619  $   1,390      $1,849
State income taxes, net of federal
  income tax benefit.................         78         67          89
Nondeductible expenses (mainly meals
  and
  entertainment).....................         85        204          97
                                       ---------  ---------   ------------
                                       $   1,782  $   1,661      $2,035
                                       =========  =========   ============

     The significant items giving rise to the deferred tax assets (liabilities) as of July 31, 1995, and December 31, 1996, are as follows:

                                        JULY 31,    DECEMBER 31,
                                          1995          1996
                                        --------    ------------
Deferred tax assets --
     Allowance for doubtful
       accounts......................    $  143        $   85
     Uniform capitalization of
       inventory.....................        72            58
     Nonqualified plan
       contribution..................        27           175
     Accrued expenses................     --               72
     Other...........................     --                7
                                        --------    ------------
          Total deferred tax
             assets..................       242           397
                                        --------    ------------
Deferred tax liabilities --
     Property and equipment..........      (266)         (326)
                                        --------    ------------
          Total deferred income tax
             liabilities.............      (266)         (326)
                                        --------    ------------
          Net deferred tax assets....    $  (24)       $   71
                                        ========    ============

                          JEFFREYS STEEL COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7.  EMPLOYEE BENEFIT PLANS:

  PROFIT-SHARING PLAN

     Jeffreys has a profit-sharing plan that was adopted on July 29, 1988, and amended June 1, 1995, to include Section 401(k) options. Contributions to the plan are determined by the board of directors on an annual basis. All funds contributed under this plan are subject to a vesting schedule of 20 percent after two years of service, then 20 percent each additional year until 100 percent at six years. No contributions were made to this plan in the periods reported.

  EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

     Under the provisions of an employee stock ownership plan (ESOP) and its related trust, Jeffreys made annual contributions to the plan which were invested in stock of Jeffreys and other qualifying securities for the benefit of Jeffreys' employees.

     Under the provisions of the plan, employees had a put option which required Jeffreys to purchase their shares at fair market value. Additionally, Jeffreys had the right of first refusal for any shares sold by the employees. The plan provided for Jeffreys' purchases of employee shares to be paid in cash and with the issuance of a note payable. Effective September 26, 1997, the participation was frozen. Concurrent with the merger, ESOP shares were exchanged for Metals USA common stock and holders of such shares have the right to trade the stock beginning September 26, 1998.

  LEVERAGED ESOP ARRANGEMENT

     Jeffreys' ESOP purchased 18,856 shares of outstanding Jeffreys stock from a majority stockholder for $207.06 per share. The ESOP borrowed the funds to purchase such stock and Jeffreys guaranteed the repayment of this loan. Jeffreys will repay this loan, plus interest, through deductible contributions to the plan. As Jeffreys makes contributions to the plan, which reduces the principal on the note, the plan will release the corresponding shares related to the reduction in the note principal. At the point when these shares are no longer specifically secured by the note payable, they will be allocated to the individual participants of the plan and considered earned by those employees at that time. Jeffreys accounts for its ESOP in accordance with Statement of Position (SOP) 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned compensation. As shares are released from collateral, Jeffreys reports compensation expense equal to the current estimated market price of the shares. ESOP share compensation expense was $650, $531 and $632 for the years ended July 31, 1994 and 1995, and December 31, 1996, respectively.

     Since the obligation is secured by the shares purchased and the note is guaranteed by Jeffreys, all amounts relating to this transaction are considered unearned compensation of the employees until which time the note is deemed paid and the corresponding shares are released to the individual participants of the plan. The balance of $2,437 and $1,794 in unearned compensation at July 31, 1995, and December 31, 1996, results from the leveraged ESOP stock purchase less the deemed release of shares at cost.

     The ESOP shares were as follows:

                                          TOTAL        SHARES        TOTAL
                                          SHARES       DEEMED     UNRELEASED
             YEAR ENDED                 ALLOCATED     RELEASED      SHARES
-------------------------------------   ----------    --------    -----------
July 31, 1995........................      5,159        1,926        11,770
December 31, 1996....................      7,086        2,171         9,599

     In accordance with SOP 93-6, additional paid-in capital is adjusted whenever the market value of the shares released is more or less than the cost of the shares released. The addition to paid-in capital attributable to this difference in market value and cost was $108 and $176 for the years ended July 31, 1995, and December 31, 1996, respectively.

                          JEFFREYS STEEL COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated average fair market value of the unearned ESOP shares was $259 per share and $278 per share at July 31, 1995, and December 31, 1996.

  NONQUALIFIED DEFERRED COMPENSATION PLAN

     Jeffreys has a deferred compensation plan, which is considered an unfunded, nonqualified retirement plan, to provide supplemental retirement benefits to key employees who are precluded from participating in the ESOP due to the leveraged arrangement. The selective key employees will receive an annual contribution under this plan equal to 10 percent of their compensation. All contributions are deemed to have been used to purchase employee stock as of the most recent stock valuation. Each year, gains or losses are recognized as the stock value fluctuates.

     Jeffreys will pay all amounts directly to the employees participating in this plan, or their beneficiaries, in accordance with the payout provision of the plan. These benefits will be paid directly from the general assets of Jeffreys in either cash or Jeffreys stock. Concurrent with the merger, these benefits will be settled by the issuance of Metals common stock.

8.  COMMITMENTS AND CONTINGENCIES:

  OPERATING LEASE AGREEMENTS

     Jeffreys is obligated under certain long-term noncancelable lease agreements for office space, warehouse space and equipment as summarized below:

Year ending December 31 --
     1997............................  $     196
     1998............................         42
     1999............................         29
     2000............................         29
     2001............................         29
     Thereafter......................         21
                                       ---------
                                       $     346
                                       =========

     Jeffreys paid approximately $362, $401 and $314 in rent expense during the years ended July 31, 1994 and 1995, and December 31, 1996, respectively, under operating leases. Certain of these leases are with affiliated individuals and companies (see Note 9).

  CONTINGENCIES

     Jeffreys has been named as one of three defendants in a lawsuit filed by Allen Management Associates, Inc., and Esalen Holdings, Inc., who owned the property leased by Jeffreys in Ft. Lauderdale, Florida. The plaintiffs are seeking damages of approximately $535 for breach of maintenance obligations under the sublease and damages for alleged environmental contamination of the property. Subsequent to the initial suit filed, the other defendants have filed cross-claims against Jeffreys. Jeffreys has filed a counterclaim and cross-claims against the other defendants and has filed an answer and affirmative defense concerning the suit. The trial date is scheduled for February 9, 1998. The Company has denied any liability and intends to vigorously defend its position. In the opinion of the Company's management, the final outcome of this matter should not materially affect the Company's financial position and results of operations.

9.  RELATED-PARTY TRANSACTIONS:

     Certain real property at three service centers and corporate offices were leased from a corporation owned by the president of Jeffreys. The property was leased on a month-to-month basis. In 1995, Jeffreys entered into a lease agreement for an aircraft from the same related party with payments of $13 per month, which expired January 1997. Concurrent with the merger, the lease was renegotiated and Jeffreys rents the aircraft based on the number of flight hours.

                          JEFFREYS STEEL COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Notes receivable include $210 and $141 due from a related party at July 31, 1995, and December 31, 1996.

10.  SUBSEQUENT EVENTS (UNAUDITED):

     Certain transactions occurred subsequent to year-end as follows:

     a. On September 26, 1997, Metals USA acquired all of the issued and outstanding equity securities of Jeffreys through the issuance of common stock in a transaction to be accounted for as a pooling-of-interests.

     b. Metals USA also acquired, through issuance of stock, certain real property owned by the president of Jeffreys and used in Jeffreys operations (see Note 9). The real property had a book value of $1,753 at the date of acquisition.

     c. Concurrent with the merger, Metals USA paid off the indebtedness of Jeffreys, excluding the ESOP notes payable.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Harvey Titanium, Ltd.

     We have audited the accompanying consolidated balance sheet of Harvey Titanium, Ltd. and Subsidiary as of June 30, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harvey Titanium, Ltd. and Subsidiary at June 30, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        KLEIN, BOGAKOS AND ROBERTSON, CPA'S INC.

Santa Monica, Ca
September 23, 1997

                      HARVEY TITANIUM, LTD. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
              (IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)

                                       JUNE 30,    SEPTEMBER 30,
                                         1997          1997
                                       ---------   -------------
                                                    (UNAUDITED)
               ASSETS
Current assets:
     Cash and cash equivalents.......  $     428      $   584
     Accounts receivable:
          Trade, less allowance of
             $230 at June 30 and
             September 30, 1997......      9,149       12,632
          Other......................         91           75
     Inventories.....................     15,203       16,789
     Deferred income taxes...........        309          309
     Prepaid expenses and other
      current assets.................         22          114
                                       ---------   -------------
               Total current
               assets................     25,202       30,503
Property and equipment, net..........      1,211        1,230
Other assets.........................         56           56
                                       ---------   -------------
               Total assets..........  $  26,469      $31,789
                                       =========   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable................  $  10,510      $12,366
     Accrued liabilities.............        756          809
     Income taxes payable............      1,275          244
     Notes payable -- former
     stockholder.....................        400          344
     Current portion of long term
      debt and capitalized lease
      obligation.....................        129           75
                                       ---------   -------------
               Total current
               liabilities...........     13,070       13,838
Long term debt and capitalized lease
  obligations........................      7,286          278
Due to parent........................     --           10,789
Deferred income taxes................        855          855
                                       ---------   -------------
               Total liabilities.....     21,211       25,760
Shareholders' equity:
     Common stock, no par value,
      7,500 shares authorized, 489
      shares issued and outstanding
      at June 30 and September 30,
      1997                                     5            5
     Retained earnings...............      5,253        6,024
                                       ---------   -------------
     Total stockholders' equity......      5,258        6,029
                                       ---------   -------------
          Total liabilities and
        stockholders' equity.........  $  26,469      $31,789
                                       =========   =============

   The accompanying notes are an integral part of these financial statements.

                      HARVEY TITANIUM, LTD. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                           (IN THOUSANDS OF DOLLARS)

                                                       THREE MONTHS ENDED
                                        YEAR ENDED       SEPTEMBER 30,
                                         JUNE 30,     --------------------
                                           1997         1996       1997
                                        -----------   ---------  ---------
                                                          (UNAUDITED)
Net Sales............................     $52,630     $  11,678  $  15,561
Costs and expenses:
     Cost of sales...................      41,121         8,861     12,273
     Operating and delivery..........       2,228           491        594
     Selling, general, and
     administrative expenses.........       4,226           706      1,004
     Depreciation and amortization...         200            50         47
                                        -----------   ---------  ---------
          Operating income...........       4,855         1,570      1,643
Other expense:
     Interest expense................         669           142        283
     Loss on abandonment of assets...          60        --         --
                                        -----------   ---------  ---------
                                              729           142        283
                                        -----------   ---------  ---------
Income before taxes..................       4,126         1,428      1,360
Provision for income taxes...........       1,691           586        589
                                        -----------   ---------  ---------
Net income...........................     $ 2,435     $     842  $     771
                                        ===========   =========  =========

   The accompanying notes are an integral part of these financial statements.

                      HARVEY TITANIUM, LTD. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              (IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)

                                  COMMON STOCK                        TOTAL
                                -----------------    RETAINED     STOCKHOLDERS'
                                SHARES     AMOUNT    EARNINGS        EQUITY
                                ------     ------    ---------    -------------
Balance, July 1, 1996........     489       $  5      $ 2,818        $ 2,823
     Net income..............    --         --          2,435          2,435
                                ------     ------    ---------    -------------
Balance, June 30, 1997.......     489          5        5,253          5,258
     Net income (unaudited)..    --         --            771            771
                                ------     ------    ---------    -------------
Balance, September 30, 1997
  (unaudited)................     489       $  5      $ 6,024        $ 6,029
                                ======     ======    =========    =============

   The accompanying notes are an integral part of these financial statements.

                      HARVEY TITANIUM, LTD. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                         THREE MONTHS ENDED
                                           YEAR ENDED      SEPTEMBER 30,
                                            JUNE 30,    --------------------
                                              1997        1996       1997
                                           ----------   ---------  ---------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..............................    $  2,435    $     842  $     771
Adjustments to reconcile net income to
  net cash used by operating activities:
     Depreciation and amortization......         200           50         50
     Loss on abandonment of assets......          60       --         --
     Deferred income taxes..............          52       --         --
     Changes in operating assets and
       liabilities:
          Accounts receivable, net......        (756)       1,838     (3,467)
          Inventories...................      (7,087)        (439)    (1,586)
          Prepaid expenses and other
             assets.....................          14            2        (92)
          Other long term assets........          (9)      --         --
          Accounts payable..............       3,067       (1,835)     1,856
          Accrued liabilities...........         373           19         53
          Deferred revenue..............         (25)         (25)    --
          Income taxes payable..........         715           20     (1,031)
                                           ----------   ---------  ---------
               Net cash provided (used)
                  in operating
                  activities............        (961)         472     (3,446)
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property and
       equipment........................      (1,073)         (69)       (69)
                                           ----------   ---------  ---------
          Net cash used in investing
             activities.................      (1,073)         (69)       (69)
CASH FLOWS FROM FINANCING ACTIVITIES
     Net borrowings (repayment) on
       revolving line-of-credit.........       2,450          600     (6,950)
     Advances from parent...............      --           --         10,789
     Net payments to former
       stockholder......................        (129)         (99)       (56)
     Proceeds from capital lease
       obligations......................         301       --             40
     Principal payments on long term
       debt.............................         (63)         (17)      (136)
     Principal payments on capital lease
       obligations......................         (27)          (8)       (16)
                                           ----------   ---------  ---------
               Net cash provided by
                  financing
                  activities............       2,532          476      3,671
NET INCREASE IN CASH AND CASH
  EQUIVALENTS...........................         498          879        156
CASH AND CASH EQUIVALENTS BEGINNING OF
  PERIOD................................         (70)         (70)       428
                                           ----------   ---------  ---------
CASH AND CASH EQUIVALENTS END OF
  PERIOD................................    $    428    $     809  $     584
                                           ==========   =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Cash paid for interest.............         636          142        283
     Cash paid for income taxes.........    $    918    $     564  $   1,620

   The accompanying notes are an integral part of these financial statements

                      HARVEY TITANIUM, LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Harvey Titanium, Ltd., ("Harvey") a California Corporation, is a specialty metal service center located in Santa Monica, California, specializing primarily in the distribution of titanium products. Harvey performs services for its customers including cutting, extruding, machining and treating of titanium sheet, plate, ingot and billet. Harvey's customers are composed primarily of manufacturers of aerospace products. Harvey markets its products principally in the western part of the United States. Total sales to Europe aggregated approximately $7,200.

     As described in Note 10, on September 26, 1997, Harvey and its sole stockholder entered into a definitive merger agreement with Metals USA, Inc. ("Metals USA") pursuant to which all of Harvey's outstanding shares of capital stock were exchanged for cash and shares of Metals USA common stock.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Harvey and its wholly-owned subsidiary, Harvey Overseas Sales Corporation, an Interest-Charge Domestic International Sales Corporation (IC-DISC). Total export sales amounted to $10,700 for the year ended June 30, 1997. All significant intercompany balances and transactions have been eliminated.

  USE OF ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and, (iii) the reported amount of revenues and expenses recognized during the periods presented. Harvey reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, it is possible that an unfavorable resolution of the contingency described in Note 8 could have a material adverse effect on Harvey's consolidated financial position, results of operation or liquidity.

  INTERIM FINANCIAL INFORMATION

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which in the opinion of management, are necessary to present fairly the financial position of Harvey at September 30, 1997, and the results of its operations and cash flows for the three months ended September 30, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  INCOME TAXES

     Harvey accounts for income taxes in accordance with Statement Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under SFAS 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income. The principal items resulting in the differences are different depreciation methods, use of the allowance method for bad debts, commission payments to an IC-DISC and different inventory capitalization methods. Valuation allowances

                      HARVEY TITANIUM, LTD. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

are established when necessary to reduce deferred assets to the amount to be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  REVENUE RECOGNITION

     Revenue is generally recognized on the sale of goods when the goods are shipped, all significant contractual obligations have been satisfied, and the collection of the resulting receivable is reasonably assured.

  INVENTORIES

     Inventories are stated at the lower of cost of market with cost determined primarily using the " last-in, first-out" ("LIFO") method, which is not in excess of market. If the first-in, first-out (FIFO) method of inventory valuation had been used, inventory would have been $1,328 higher, and income, before income taxes, would have been $2,651 for the year ended June 30, 1997.

  CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject Harvey to concentrations of credit risk, consist principally of cash deposits and trade accounts receivable. Harvey places its temporary cash investments with credit-worthy financial institutions and periodically evaluates the credit ratings of such institutions to mitigate risk. Concentrations of credit risk with respect to trade accounts receivable result from Harvey having one customer, a large aerospace company, that accounted for approximately 20% of the accounts receivable at June 30, 1997. For the year ended June 30, 1997, the same customer accounted for approximately 30% of sales. Credit is extended once appropriate credit history and references have been obtained. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectibility of all such accounts. Harvey periodically reviews the credit history of its customers and generally does not require collateral for the extension of credit.

  DEPRECIATION AND AMORTIZATION

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed on the declining balance method over the estimated lives of the assets. Amortization of leasehold improvements over their estimated useful life, regardless of the lease term, is determined on the straight line method. Expenditures for maintenance and repairs are charged to expense as incurred.

  RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121") in March, 1995. SFAS 121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Harvey adopted SFAS No. 121 on July 1, 1996.

                      HARVEY TITANIUM, LTD. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1997 consists of the following:

                                          ESTIMATED
                                         USEFUL LIVES
                                        --------------
Machinery and equipment..............     5-7 years     $   1,184
Auto and trucks......................      5 years             19
Furniture............................      5 years            691
Leasehold Improvements...............     7-15 years          357
                                                        ---------
                                                            2,251
Less: accumulated depreciation.......                      (1,040)
                                                        ---------
          Total property and
          equipment, net.............                   $   1,211
                                                        =========

3.  LONG TERM DEBT

     Long-term debt at June 30, 1997 consists of the following:

Revolving line of credit..............................  $   6,950
Loan payable to a lending institution, secured by
  equipment and payable in monthly installments of $5,
  plus interest at a fixed rate of 8.83%, with the
  final payment due in July, 1999.....................        135
                                                        ---------
                                                            7,085
Less: current portion.................................         63
                                                        ---------
                                                        $   7,022
                                                        =========

     Harvey has a revolving line of credit agreement with the Bank of California, effective March 21, 1995, modified on various occasions and restated in its entirety on February 4, 1997, which provides for borrowings of up to $7,500 with interest charged monthly at.875% in excess of the bank's prime lending rate (8.50% at June 30, 1997) and matures January 29, 1998. This line is secured by substantially all of the assets of Harvey and is personally guaranteed by the Company's stockholder.

     In addition, the credit agreement limits advances pursuant to a "borrowing base" calculation based upon receivables and inventory and contains restrictive covenants, which among other things, require Harvey to maintain certain levels of working capital, net worth, profitability and financial leverage ratios. Additional restrictions limit new indebtedness, purchase and sale of assets, investments, mergers and acquisitions and dividend payments. Borrowings of $6,950 were outstanding at June 30, 1997.

     On August 28, 1997 Harvey modified its existing revolving line-of-credit agreement with Bank of California to provide for increased available borrowings of up to $13,000 and to extend the maturity date to August 30, 1998. This debt is classified as noncurrent as a result of this extension.

                      HARVEY TITANIUM, LTD. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  OBLIGATIONS UNDER CAPITAL LEASE

     Harvey leases certain shop and office equipment under non-cancelable capital leases through March, 2002, which bear interest at rates ranging from 9.0% to 14.84%.

     Future minimum lease payments under capital leases as of June 30, 1997 are as follows:

YEAR ENDED JUNE 30,
-------------------
     1998...............................  $      97
     1999...............................         97
     2000...............................         90
     2001...............................         74
     2002...............................         53
                                          ---------
     Total future minimum lease
      payments..........................        411
     Less: deferred interest............         81
                                          ---------
     Capital lease obligation...........        330
     Less: current portion, net of
      deferred interest.................         66
                                          ---------
                                          $     264
                                          =========

     The cost of equipment under capital leases and accumulated amortization amounted to approximately $362 and $72 , respectively, at June 30, 1997.

5.  INCOME TAXES

     Income tax expense for the year ended June 30, 1997 is comprised of the following:

Federal:
     Current............................  $   1,232
     Deferred...........................         67
                                          ---------
                                              1,299
State:
     Current............................        407
     Deferred...........................        (15)
                                          ---------
                                                392
                                          ---------
Total tax provision.....................  $   1,691
                                          =========

                      HARVEY TITANIUM, LTD. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The significant items giving rise to the deferred tax (assets) and liabilities as of June 30, 1997 are as follows:

Deferred tax liabilities:
     Bases differences in property and
      equipment.........................  $      15
     Investment in partnership..........         97
     IC-DISC commission.................        743
                                          ---------
          Total deferred tax
            liabilities.................        855
Deferred tax assets:
     Allowance for doubtful accounts....       (100)
     Inventory bases differences........        (78)
     California franchise tax...........       (131)
                                          ---------
          Total deferred tax assets.....       (309)
                                          ---------
Net deferred tax liabilities............  $     546
                                          =========

     The provision for income taxes differs from an amount computed at the statutory rates as follows:

U.S. Federal statutory rate.............       34.0%
State income taxes, net of Federal tax
  benefit...............................        6.1%
Other...................................        0.9%
                                          ---------
                                               41.0%
                                          =========

6.  EMPLOYEE BENEFIT PLANS

     Effective June 1, 1997, Harvey adopted a profit sharing 401(k) plan with a
Section 125 component. The plan allows for employee contributions through salary reductions of up to 15% of total compensation. Harvey contributes an amount equal to 50% of participant 401(K) contributions, up to a maximum of 3% of their salaries. Employer contributions vest at the rate of 20% per year starting with the completion of the second year of employment Participants are entitled, upon termination, death, or retirement, to their respective portion of retirement fund assets. The Section 125 component allows employees to use pre-tax compensation to pay for dependent care and certain medical costs. Harvey's employer contribution for the year ended June 30, 1997 amounted to $2.

7.  LEASE COMMITMENTS

     Harvey has leased office and warehouse facilities and transportation equipment under various non-cancelable long term agreements, which have initial or remaining non-cancelable terms in excess of one year as of June 30, 1997. Total rent expense related to such leases aggregated $591 for the year ended June 30, 1997.

     The current office/warehouse lease, effective December 1, 1996, expires in November, 2001, and is renewable at the option of Harvey for an additional five years. This lease is a net lease which requires that Harvey pay all executory expenses such as real estate taxes, insurance, common area and other operating costs. Harvey also leases office space in London, England for its international sales office under a lease that expires in October, 1997.

     Future minimum rental commitments for fiscal years ending after June 30, 1997, under the leases described above, net of sub-lease income, are as follows:
1998 -- $567; 1999 -- $551; 2000 -- $516; 2001 -- $485; 2002 -- $182.

                      HARVEY TITANIUM, LTD. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  CONTINGENCY

     Harvey has been notified that it is a party to a product liability claim (for which it has no product liability insurance) relating to the sale of parts that allegedly did not comply with certain contract specifications. Harvey and other parties have entered into a tolling agreement, which effectively delays the statute of limitations with respect to any potential legal action that may arise from this matter. Discussions between the parties are in their early stages with respect to the product liability claim. This matter is subject to significant uncertainties and, accordingly, it is presently impossible to make a reasonable estimate of the amount or range of amounts of any monetary liability that could result from this uncertainty.

9.  RELATED PARTY TRANSACTIONS

     On June 28, 1996, the stockholder loaned Harvey $595 in the form of a subordinated note payable. An additional loan of $452 was made by the stockholder to Harvey on June 30, 1997. Both loans are unsecured, allow for prepayment of principal and bear interest at a rate of 8% per annum, payable semiannually. After reductions for principal repayments made at various times during the year and reclassification of certain personal expenditures at year end in connection with the annual financial audit, the remaining outstanding balance was $400 at June 30, 1997. Interest paid to the stockholder during the year amounted to $25.

     Prior to December 1, 1996, Harvey leased its old office and warehouse facilities from its sole stockholder under a total of two leases. In connection with the lease of the current office/warehouse facility, the old leases were terminated in November, 1996.

10.  SUBSEQUENT EVENTS -- (UNAUDITED)

     On September 26, 1997, Harvey and its sole stockholder entered into a definitive agreement with a wholly-owned subsidiary of Metals USA, which among other things, calls for the merger of Harvey with the Metals USA subsidiary.

     Subsequent to the merger, (i) Harvey repaid the estimated remaining balance on the stockholder note and, (ii) the outstanding balances on the revolving line of credit facility and the long term debt owed to Bank of California totaling $10,789 were paid by Metals USA.

                                     F-117
                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Wayne Steel, Inc.
Wooster, Ohio

     We have audited the accompanying balance sheet of Wayne Steel, Inc. as of December 31, 1996, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements as a result of our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wayne Steel, Inc. as of December 31, 1996 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

MEADEN & MOORE, LTD.

February 28, 1997 except as to Notes 10 and 12
  for which the date is October 29, 1997
Wooster, Ohio

                               WAYNE STEEL, INC.
                                 BALANCE SHEETS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                        DECEMBER 31,    SEPTEMBER 30,
                                            1996            1997
                                        ------------    -------------
                                                         (UNAUDITED)
               ASSETS
Current assets:
     Cash and cash equivalents.......     $    451         $ 2,224
     Accounts receivable, less
      allowance of $30 and $75.......        7,859          11,009
     Inventories.....................       19,680          22,718
     Current portion of note
      receivable from shareholder....           17              17
     Prepaid expenses and other
      current assets.................          305             278
                                        ------------    -------------
          Total current assets.......       28,312          36,246
Property and equipment, net..........       11,397          18,810
Note receivable from shareholder, net
  of current portion.................           17          --
Other assets.........................          187             299
                                        ------------    -------------
          Total assets...............     $ 39,913         $55,355
                                        ============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable................     $  8,119         $ 9,924
     Accrued liabilities.............        1,123           1,617
     Line of credit..................          293           2,157
     Current portion of long-term
     debt............................          486           1,057
     Income taxes payable............           21              15
                                        ------------    -------------
          Total current
        liabilities..................       10,042          14,770
Long-term debt, net of current
  portion............................        7,537          15,513
Deferred compensation................          512             512
                                        ------------    -------------
          Total liabilities..........       18,091          30,795
Commitments and contingencies........       --              --

Stockholders' equity:
     Common stock, no par value, $.33
       stated value:
          Class A, voting; authorized
             20,000 shares, issued
             and outstanding 18,075
             shares at December 31,
             1996 and September 30,
             1997....................            6               6
          Class B, nonvoting;
             authorized 180,000
             shares, issued and
             outstanding 90,975
             shares at December 31,
             1996 and 91,475 shares
             at September 30, 1997...           30              30
     Additional paid-in capital......        1,008           1,124
     Retained earnings...............       20,778          23,400
                                        ------------    -------------
     Total stockholders' equity......       21,822          24,560
                                        ------------    -------------
          Total liabilities and
        stockholders' equity.........     $ 39,913         $55,355
                                        ============    =============

   The accompanying notes are an integral part of these financial statements.

                               WAYNE STEEL, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                       COMMON STOCK
                                          ---------------------------------------
                                               CLASS A              CLASS B          ADDITIONAL                     TOTAL
                                          ------------------   ------------------     PAID-IN      RETAINED     STOCKHOLDERS'
                                           SHARES     AMOUNT    SHARES     AMOUNT     CAPITAL      EARNINGS        EQUITY
                                          ---------   ------   ---------   ------    ----------    ---------    -------------
Balance, December 31, 1995..............     18,075   $    6      90,375   $   30      $  873       $18,809        $19,718
     Sale of 600 shares of
       Class B common stock.............     --         --           600     --           135         --               135
     Distributions to stockholders......     --         --        --         --         --           (3,875)        (3,875)
     Net Income.........................     --         --        --         --         --            5,844          5,844
                                          ---------   ------   ---------   ------    ----------    ---------    -------------
Balance, December 31, 1996..............     18,075        6      90,975       30       1,008        20,778         21,822
     Sale of 500 shares of
       Class B common stock
       (unaudited)......................     --         --           500     --           116         --               116
     Distributions to stockholders
       (unaudited)......................     --         --        --         --         --           (3,300)        (3,300)
     Net income (unaudited).............     --         --        --         --         --            5,922          5,922
                                          ---------   ------   ---------   ------    ----------    ---------    -------------
Balance, September 30, 1997
  (unaudited)...........................     18,075   $    6      91,475   $   30      $1,124       $23,400        $24,560
                                          =========   ======   =========   ======    ==========    =========    =============

   The accompanying notes are an integral part of these financial statements.

                               WAYNE STEEL, INC.
                              STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                           NINE MONTHS ENDED
                                            YEAR ENDED        SEPTEMBER 30
                                           DECEMBER 31,   --------------------
                                               1996         1996       1997
                                           ------------   ---------  ---------
                                                              (UNAUDITED)
Net sales...............................     $105,754     $  78,337  $  99,977
Operating costs and expenses:
     Cost of sales......................       82,770        60,814     79,811
     Operating and delivery.............        9,915         7,227      8,912
     Selling, general and
       administrative...................        5,701         4,586      3,720
     Depreciation and amortization......        1,141           843        877
                                           ------------   ---------  ---------
Operating income........................        6,227         4,867      6,657
Other (income) expense:
     Interest expense...................          459           386        571
     Other, net.........................         (339)         (385)       (61)
                                           ------------   ---------  ---------
                                                  120             1        510
                                           ------------   ---------  ---------
Income before income taxes..............        6,107         4,866      6,147
Provision for income taxes..............          263           225        225
                                           ------------   ---------  ---------
Net income..............................     $  5,844     $   4,641  $   5,922
                                           ============   =========  =========

   The accompanying notes are an integral part of these financial statements.

                               WAYNE STEEL, INC.
                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                         NINE MONTHS ENDED
                                         YEAR ENDED        SEPTEMBER 30,
                                        DECEMBER 31,    --------------------
                                            1996          1996       1997
                                        -------------   ---------  ---------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income......................      $ 5,844      $   4,641  $   5,922
     Adjustments to reconcile net
       income to net cash provided by
       (used in) operating
       activities:
          Depreciation and
          amortization...............        1,162            858        897
          Deferred compensation......          512            512     --
          Gain on sale of assets.....         (220)          (222)        (7)
          Changes in operating assets
          and liabilities:
               Accounts receivable,
               net...................         (474)        (2,216)    (3,150)
               Inventories...........       (4,937)        (3,127)    (3,038)
               Prepaid expenses and
                  other assets.......           46             44         27
               Accounts payable and
                  accrued
                  liabilities........        3,663          2,099      2,299
               Income tax payable....           21             13         (6)
                                        -------------   ---------  ---------
                     Net cash
                       provided by
                       operating
                       activities....        5,617          2,602      2,944
                                        -------------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property and
     equipment.......................       (2,811)        (2,146)    (8,320)
     Principal collected on
     shareholder note................           17             17         17
     Proceeds from sale of assets....          259            257         37
                                        -------------   ---------  ---------
                     Net cash used in
                       investing
                       activities....       (2,535)        (1,872)    (8,266)
                                        -------------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in revolving
     line-of-credit..................          293          2,049      1,864
     Principal payments on
       shareholder debt..............         (230)          (230)    --
     Principal payments on long-term
       obligations...................       (1,413)        (1,390)      (453)
     Principal borrowings on
       long-term obligations.........       --             --          9,000
     Financing costs.................       --             --           (132)
     Sale of common stock............          135            135        116
     Distributions to shareholders...       (3,875)        (2,950)    (3,300)
                                        -------------   ---------  ---------
                     Net cash
                       provided by
                       (used in)
                       financing
                       activities....       (5,090)        (2,386)     7,095
                                        -------------   ---------  ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................       (2,008)        (1,656)     1,773
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD..........................        2,459          2,459        451
                                        -------------   ---------  ---------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.............................      $   451      $     803  $   2,224
                                        =============   =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Cash paid for interest..........      $   456      $     401  $     358
     Cash paid for income taxes......          229            212        231

   The accompanying notes are an integral part of these financial statements.

                               WAYNE STEEL, INC.
                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION:

     Wayne Steel, Inc. operates in one business segment and is a wholesaler and processor of steel and aluminum flat-rolled products. The Company sells to customers generally located in the Eastern United States. The Company operates from facilities located in Wooster, Ohio and Randleman, North Carolina; however, as of December 31, 1996, management was negotiating the plausibility of constructing and operating a new facility in Jeffersonville, Indiana. (See Note
12).

     Wayne Steel and its stockholders expect to enter into a definitive merger agreement with Metals USA, Inc. pursuant to which all of Wayne Steel's outstanding shares of capital stock will be exchanged for shares of Metals USA common stock. The agreement contemplates that the transaction will be accounted for using the pooling of interests method. (See Note 12).

  USE OF ESTIMATES AND ASSUMPTIONS:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INTERIM FINANCIAL INFORMATION:

     The interim financial statements included herein are unaudited; however, they include all adjustments of a normal and recurring nature, which, in the opinion of management, are necessary to present fairly the financial position of Wayne Steel at September 30, 1997, and the results of its operations and cash flows for the nine months ended September 30, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES:

  CASH EQUIVALENTS

     The company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  REVENUE RECOGNITION

     Revenue is recognized as goods are shipped to customers.

  INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is primarily determined upon a specific identification method.

  PROPERTY AND EQUIPMENT

     Property and equipment, including any capitalized interest is stated at cost, net of accumulated depreciation. Assets purchased with the proceeds of Industrial Revenue Bonds are depreciated using the straight-line method. Other assets are generally depreciated using the declining balance method. Depreciation is computed at rates based upon the estimated useful lives of the various classes of assets. Expenditures for maintenance and repairs are charged to income as incurred. Additions and betterments are capitalized. The cost and related accumulated depreciation of properties sold or otherwise disposed of are removed from the accounts and any gain or loss is reflected in the current year's earnings.

                               WAYNE STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying amounts of cash equivalents approximate their fair value. The carrying amounts of cash surrender value of life insurance policies approximate their fair value. The carrying amount of the note receivable approximates fair value at the applicable balance sheet dates. The fair value of the note was based on expected cash flows discounted using current rates at which similar loans would be made to borrowers with similar credit ratings. The fair value of the line-of-credit facility and long-term debt are estimated based on interest rates for the same or similar debt offered to Wayne Steel having the same or similar remaining maturities and collateral requirements. The carrying amounts of the line-of-credit facility and long-term debt approximates fair value at the applicable balance sheet dates.

  CONCENTRATION OF CREDIT RISK:

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents and trade accounts receivable. The Company places its cash and temporary cash investments with high quality institutions. At times such investments may be in excess of the FDIC insurance limit. The company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited. Adjustments to the allowance for doubtful accounts are made periodically (as circumstances warrant) based upon the expected collectability of all such accounts.

  INCOME TAXES:

     The stockholders have elected to be taxed under sections of the Federal and State of Ohio income tax laws which provide that, in lieu of corporate income taxes, the stockholders separately account for Wayne Steel's items of income, deductions, losses and credits on their individual income tax returns. State of North Carolina and all city income taxes are paid by the corporation. As long as the company's S Corporation election remains in effect, Wayne Steel may, from time to time, pay dividends to its stockholders in amounts sufficient to enable the stockholders to pay the Federal and Ohio taxes due on their allocated share of the company's taxable income.

  OTHER ASSETS:

     Other assets consist primarily of financing costs associated with the company's various industrial revenue bonds and are being amortized over the lives of the related bonds using the straight line method. The company charged 1996 operations for $21 in amortization expense.

  RECENT ACCOUNTING PRONOUNCEMENTS:

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121") in March 1995. SFAS
121 requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Wayne Steel adopted SFAS No. 121 on January 1, 1996. The impact of adopting this standard did not have a material impact on the results of operations.

2.  INVENTORIES

     At December 31, 1996 inventories consisted of the following:

Raw materials...........................  $  14,132
Work-in-process and finished goods......      5,548
                                          ---------
                                          $  19,680
                                          =========

                               WAYNE STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                            ESTIMATED      DECEMBER 31,
                                           USEFUL LIVES        1996
                                           ------------    ------------
Land....................................                     $    211
Buildings and improvements..............    12-40 years         6,709
Machinery and equipment.................     5-12 years        10,481
Trucks and automobiles..................      5-7 years           428
Office equipment........................     5-12 years         1,050
                                                           ------------
                                                               18,879
Less: accumulated depreciation..........                        7,482
                                                           ------------
                                                             $ 11,397
                                                           ============

4.  DETAIL OF ACCRUED LIABILITIES

     At December 31, 1996 accrued liabilities consist of the following:

Accrued salaries and benefits...........  $     568
Accrued taxes other than income.........        405
Accrued profit sharing..................        150
                                          ---------
                                          $   1,123
                                          =========

5.  LINE OF CREDIT

     The Company has an unsecured line-of-credit with Bank One for $15,000 through May 31, 1997. Interest is paid monthly at 1% below the prime rate. Also, the Company may borrow against this line for periods up to 180 days at a fixed rate of 1% below the prime rate. The weighted average interest rate paid during 1996 was 7.26%.

                               WAYNE STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                        BALANCE AT
                                           CURRENT     DECEMBER 31,
                                           PORTION         1996
                                           --------    ------------
Industrial Revenue Bonds:
     1987 State of Ohio Industrial
       Development Revenue Bonds,
       payable in monthly installments
       with variable interest averaging
       4.28% per annum, secured by real
       estate and equipment acquired
       with proceeds from these bonds
       with a book value of $1,115 at
       December 31, 1996................    $   86        $1,023
     1990 Randolph County, North
       Carolina Industrial Revenue
       Bonds, payable in monthly
       installments with variable
       interest averaging 4.41% per
       annum, secured by real estate and
       equipment acquired with proceeds
       from these bonds with a book
       value of $2,617 at December 31,
       1996.............................       300         2,600
     1995 Randolph County, North
       Carolina Industrial Revenue
       Bonds, payable in monthly
       installments with variable
       interest averaging 4.40% per
       annum, secured by real estate and
       equipment acquired with proceeds
       from these bonds with a book
       value of $4,371 at December 31,
       1996.............................       100         4,400
                                           --------    ------------
                                            $  486        $8,023
                                           ========    ============

     Annual maturities on the above long-term debt are as follows:

1997.................................  $     486
1998.................................        797
1999.................................        893
2000.................................        897
2001.................................        893
Later years..........................      4,057
                                       ---------
                                       $   8,023
                                       =========

     In addition, these credit facilities place various restrictions on the Company, including but not limited to, maintenance of required insurance coverage, maintenance of certain financial ratios, limits on capital expenditures, maintenance of tangible net worth, etc.

7.  EMPLOYEE BENEFIT PLANS

     Employees of the Company participate in a 401(k) profit sharing plan covering substantially all full-time employees. Participants are vested at a varied rate commencing after three years of service and are fully vested after seven years of service. The deferral portion of the plan allows employees to elect to contribute a portion of their pay into the plan. The Company matches a portion of the amount deferred by participating employees. Contributions for the profit sharing portion of the plan are at the discretion of the Company's Board of Directors. For the year ended December 31, 1996, the Company contributed $150 to the profit sharing portion and $98 in employer matching contributions to the 401(k) portion of the plan.

                               WAYNE STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  RELATED PARTY TRANSACTIONS

     Wayne Steel sells scrap steel to a scrap processing company owned by one of its minority stockholders. Sales to the related company during 1996 totaled $755 and accounts receivable at December 31, 1996 amounted to $35.

     The Company loaned $70 to one of its minority stockholder/employees during 1994. The installment note provides for annual payments of $17 plus interest at 7.05% per annum through August 15, 1998.

9.  MAJOR CUSTOMERS

     The Company has one customer representing in excess of 10% of annual sales. Sales to this customer during 1996 approximated $10,850.

10.  COMMITMENTS AND CONTINGENCIES

  STOCK PURCHASE AGREEMENTS:

     The Company reserved 4,500 shares of unissued Class B non-voting common stock for sale to employees under stock purchase agreements. Each affected employee has an option to purchase up to 500 shares of stock. To exercise the option, each employee must agree to become a party to the Company's buy/sell agreement discussed below. The number of shares to be made available for sale at any time occur at the following intervals:

                  DATE                     SHARES
----------------------------------------   ------
July 1, 1996............................    1,800
January 1, 1997.........................      900
January 1, 1998.........................      900
January 1, 1999.........................      900
                                           ------
                                            4,500
                                           ======

     The purchase price at any given date is the estimated fair market value as established by a formula in the buy/sell agreement. Since the intent of all parties is to establish the price as fair market value at the date of exercise, no compensation element has been recorded or charged to operations as a result of any sales.

     At July 1, 1996 employees purchased 600 shares at $224.27 per share. On January 1, 1997 an additional 500 shares were sold at $233.07 per share. Shares available to any employee but not purchased at any given exercise date may be purchased at the next exercise date at the then current fair market value per share.

  BUY/SELL AGREEMENT:

     The Company has entered into an agreement with all of its shareholders under which the Company is obligated to purchase the common stock of the employee (and any family members) upon death, disability and termination of employment, including retirement. The purchase price is the estimated fair market value at the date of the terminating event, as established by a formula in the agreement. Redemptions in excess of $750 allow for installment payments of varying duration depending upon the total purchase price. Any installment obligations created under the agreement will bear interest at the prime rate.

     Under ASR 268, issued by the Securities and Exchange Commission, the normal accounting treatment and presentation would be to record the potential mandatory redemption liability in the basic financial statements at the current fair market value, with a corresponding reduction in the permanent capital reported as Stockholders' Equity. Since the formula price established in the agreement always exceeds reported Stockholders' Equity, the result would be to permanently report a deficit in Stockholders' Equity.

                               WAYNE STEEL, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     However, the definitive merger agreement with Metals USA, Inc. (See Note
12) specifically requires the cancellation of the employee stock purchase agreements and the buy/sell agreements prior to the merger closing date. Since the management and shareholders of Wayne Steel expect to consummate the merger, the financial statements have been presented as though the agreements did not exist.

11.  DEFERRED COMPENSATION LIABILITY

     In March 1996, the Company entered into a non-qualified retirement plan with one of its minority stockholder/officers. The agreement provides for monthly payments of $3 plus payment of continuing medical insurance and other fringe benefits after early or normal retirement. Payments continue for the life of the officer with a minimum payment of 10 years. The liability has been recorded at the present value of anticipated future payments with interest imputed at 7% per annum.

12.  SUBSEQUENT EVENTS

     On October 29, 1997 the Company and its shareholders entered into a definitive agreement with a wholly-owned subsidiary of Metals USA, Inc., which among other things calls for the merger of Wayne Steel with the Metals USA subsidiary.

     Subsequent to October 29, but prior to the closing date, the Company intends to make a dividend distribution to its shareholders (of an as yet undetermined amount) to cover the personal income tax liabilities created by the Company's taxable income as an S Corporation through the closing date.

     During 1997 Wayne Steel entered into various contracts for the construction and equipment of a new manufacturing facility in Jeffersonville, Indiana. The new facility is anticipated to cost $9,000 financed primarily through a new Industrial Revenue Bond.
                                     F-128

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                 PAGE
                                                 -----
Prospectus Summary.............................     3
The Company....................................     9
Risk Factors...................................    12
Price Range of Common Stock....................    16
Dividend Policy................................    16
Capitalization.................................    17
Selected Financial Data........................    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    20
Business.......................................    26
Management.....................................    35
Certain Transactions...........................    40
Principal Stockholders.........................    43
Description of Capital Stock...................    44
Shares Eligible for Future Sale................    47
Legal Matters..................................    48
Experts........................................    48
Additional Information.........................    48
Index to Financial Statements..................   F-1

                               ------------------

                               10,000,000 SHARES

                                     [LOGO]
                                METALS USA, INC.

                                  COMMON STOCK

                               -----------------
                                   PROSPECTUS
                               -----------------

                                         , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the securities being registered. All amounts are estimates except for the fees payable to the SEC which have been paid.

                                        AMOUNT TO BE
                                            PAID
                                        -------------
SEC registration fee.................     $  42,046
Printing expenses....................     $  25,000
Legal fees and expenses..............     $  20,000
Accounting fees and expenses.........     $  20,000
Transfer Agent's and Registrar's
fees.................................     $   1,000
Miscellaneous........................     $  41,954
                                        -------------
     Total...........................     $ 150,000
                                        =============

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company's Certificate of Incorporation, as amended, and Bylaws incorporate substantially the provisions of the Delaware General Corporation Law ("DGCL") providing for indemnification of directors and officers of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Company or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     As permitted by Section 102 of the DGCL, the Company's Certificate of Incorporation, as amended, contains provisions eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if in the case of other than derivative suits such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the corporation which is not protected by the Certificate of Incorporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the corporation unless that person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director, officer, employee, or agent who is successful on the merits in defense of a suit against such person.

     The Company has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the Company generally is obligated to indemnify its directors and such officers to the full extent permitted by the DGCL as described above.

     The Company has purchase liability insurance policies covering directors and officers in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On July 3, 1996, Metals USA issued and sold 1,000 shares of Common Stock to Notre for a consideration of $1,000. This sale was exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

     On December 14, 1996, Metals USA issued and sold shares of Common Stock to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act:
Arthur L. French -- 1,472.645 shares for a consideration of $2,000; J. Michael Kirksey -- 736.322 shares for a consideration of $1,000; Stephen R.
Baur -- 736.322 shares for a consideration of $1,000; and Notre -- 23,798.718 shares for a consideration of $34,375.

     On January 31, 1997, Metals USA issued and sold shares of Common Stock to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act:
Terry Freeman -- 368.161 shares for a consideration of $500; Frank W.
Montfort -- 73.632 shares for a consideration of $100; Cary Vollintine -- 73.632 shares for a consideration of $100; Shellie Gray LePori -- 184.080 shares for a consideration of $250; Fred Ferreira -- 73.632 shares for a consideration of $100; Emmett E. Moore -- 368.161 shares for a consideration of $500; William J. Lynch -- 36.816 shares for a consideration of $50; James George Lynch -- 36.816 shares for a consideration of $50; Leonard A. Potter -- 73.632 shares for a consideration of $100; Dr. Bernard A. Millstein -- 36.816 shares for a consideration of $50; Infoscope Partners, Inc. -- 7.363 shares for a consideration of $10; Jennifer Summerford -- 73.632 shares for a consideration of $100; Melinda Malek -- 7.363 shares for a consideration of $10; L. E. Peterson -- 55.224 shares for a consideration of $75; and Don Shirtcliff --
73.632 shares for a consideration of $100.

     On February 19, 1997, Metals USA issued and sold 368.161 shares of Common Stock to Keith E. St. Clair for a consideration of $500. This sale was exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

     On March 4, 1997, Metals USA issued and sold shares of Common Stock to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act: T. William Porter -- 73.632 shares for a consideration of $100; Donald D.
Temperton -- 257.712 shares for a consideration of $350; and Kaye M.
Wiggins -- 36.816 shares for a consideration of $50.

     On April 15, 1997, Metals USA issued and sold shares of Common Stock to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act:
John A. Hageman -- 552.242 shares for a consideration of $750; Robert
DuBose -- 18.408 shares for a consideration of $25; Cindy Barrientes -- 18.408 shares for a consideration of $25; Martha Spradley -- 18.408 shares for a consideration of $25; Claudia Cedillo -- 18.408 shares for a consideration of $25; Mark Alper -- 368.161 shares for a consideration of $500; Jonathan
Alper -- 184.080 shares for a consideration of $250; Lester Peterson -- 368.161 shares for a consideration of $500; Richard A. Singer -- 368.161 shares for a consideration of $500; Arnold Bradburd -- 368.161 shares for a consideration of $500; William B. Edge -- 368.161 shares for a consideration of $500; Patrick A. Notestine -- 368.161 shares for a consideration of $500; Craig R.
Doveala -- 184.080 shares for a consideration of $250; Robert J.
McCluskey -- 184.080 shares for a consideration of $250; Michael E.
Christopher -- 368.161 shares for a consideration of $500; Arthur L.
French -- 441.793 shares for a consideration of $600; J. Michael
Kirksey -- 147.264 shares for a consideration of $200; Steven R. Baur -- 147.264 shares for a consideration of $200; Tommy E. Knight -- 73.632 shares for a consideration of $100; Richard H. Kristinik -- 73.632 shares for a consideration of $100; Keith E. St. Clair -- 73.632 shares for a consideration of $100; Terry Freeman -- 73.632 shares for a consideration of $100; Cheryl Ketchie -- 110.448 shares for a consideration of $150; Kaye Wiggins -- 7.363 shares for a consideration of $10; and Richard T. Howell -- 73.632 shares for a consideration of $100.

     Effective April 21, 1997, Metals USA effected a 135.81-to-1 stock split on outstanding shares of Common Stock as of April 20, 1997.

     Effective April 21, 1997, Metals USA issued and sold 3,122,914 shares of Restricted Common Stock to Notre in exchange for 3,122,914 shares of Common Stock. This sale was exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

     On July 11, in connection with the IPO, the Company issued 10,128,609 shares of its Common Stock in connection with the Mergers of the Founding Companies. Each of these transactions was completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act.

     On September 26, 1997, the Company issued 4,023,583 shares of its Common Stock in connection with certain of the Subsequent Acquisitions. This transaction was completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

          The exhibits listed below are filed as exhibits to this Registration Statement and are filed herewith or are incorporated by reference as indicated below:

                                                                     INCORPORATED BY
                                                                     REFERENCE TO THE
                                                                     EXHIBIT AND THE
                                                                     FILING WITH THE
                                                                   COMMISSION INDICATED
                                                                          BELOW.
                                                                   --------------------
        EXHIBIT                                                    EXHIBIT
          NO.                    DESCRIPTION OF EXHIBIT              NO.      FILE NO.
----------------------------------------------------------------   -------    ---------
           3.1       -- Amended and Restated Certificate of           3.1     333-26601
                        Incorporation of Metals USA, Inc., as
                        amended
           3.2       -- Bylaws of Metals USA, Inc., as amended        3.2     333-26601
           4.1       -- Form of certificate evidencing ownership      4.1     333-26601
                        of Common Stock of Metals USA, Inc.
           5.1       -- Opinion of Bracewell & Patterson, L.L.P.      5.1     333-35575
          10.1       -- Metals USA, Inc. 1997 Long-Term              10.1     333-26601
                        Incentive Plan
          10.2       -- Metals USA, Inc. 1997 Non-Employee           10.2     333-26601
                        Directors' Stock Plan
          10.3       -- Agreement and Plan of Organization dated     10.3     333-26601
                        as of April 30, 1997, by and among
                        Metals USA, Inc., Affiliated Metals
                        Acquisition Corp., Affiliated Metals
                        Company and the Stockholders named
                        therein
          10.4       -- Agreement and Plan of Organization dated     10.4     333-26601
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Interstate Steel I
                        Acquisition Corp., Interstate Steel II
                        Acquisition Corp., Interstate Steel III
                        Acquisition Corp., Interstate Steel IV
                        Acquisition Corp., Interstate Steel
                        Supply Company, Interstate Steel Supply
                        Company of Pittsburgh, Interstate Steel
                        Supply Company of Maryland, Interstate
                        Steel Processing Company and the
                        Stockholders named therein
          10.5       -- Agreement and Plan of Organization dated     10.5     333-26601
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Queensboro Steel I
                        Acquisition Corp., Queensboro Steel
                        Corporation and the Stockholders named
                        therein
          10.6       -- Agreement and Plan of Organization dated     10.6     333-26601
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Southern Alloy Acquisition
                        Corp., Southern Alloy of America, Inc.
                        and the Stockholders named therein
          10.7       -- Agreement and Plan of Organization dated     10.7     333-26601
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Steel Service Systems
                        Acquisition Corp., Steel Service
                        Systems, Inc. and the Stockholders named
                        therein

                                                                     INCORPORATED BY
                                                                     REFERENCE TO THE
                                                                     EXHIBIT AND THE
                                                                     FILING WITH THE
                                                                   COMMISSION INDICATED
                                                                          BELOW.
                                                                   --------------------
        EXHIBIT                                                    EXHIBIT
          NO.                    DESCRIPTION OF EXHIBIT              NO.      FILE NO.
----------------------------------------------------------------   -------    ---------
          10.8       -- Agreement and Plan of Organization dated     10.8     333-26601
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Texas Aluminum I Acquisition
                        Corp., Texas Aluminum II Acquisition
                        Corp., Texas Aluminum III Acquisition
                        Corp., Texas Aluminum IV Acquisition
                        Corp., Texas Aluminum V Acquisition
                        Corp., Texas Aluminum Industries, Inc.,
                        Cornerstone Metals Corporation,
                        Cornerstone Building Products, Inc.,
                        Cornerstone Aluminum Company, Inc.,
                        Cornerstone Patio Concepts, L.L.C. and
                        the Stockholders named therein
          10.9       -- Agreement and Plan of Organization dated     10.9     333-26601
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Uni-Steel Acquisition Corp.,
                        Uni-Steel, Inc. and the Stockholders
                        named therein
          10.10      -- Agreement and Plan of Organization dated    10.10     333-26601
                        as of April 30, 1997 by and among Metals
                        USA, Inc., Williams Steel Acquisition
                        Corp., Williams Steel & Supply Co.,
                        Inc., and the Stockholders named therein
          10.11      -- Form of Employment Agreement between        10.11     333-26601
                        Metals USA, Inc. and Arthur L. French
          10.12      -- Form of Employment Agreement between        10.12     333-26601
                        Metals USA, Inc. and J. Michael Kirksey
          10.13      -- Form of Employment Agreement between        10.13     333-26601
                        Metals USA, Inc. and Stephen R. Baur
          10.14      -- Form of Employment Agreement between        10.14     333-26601
                        Metals USA, Inc. and John A. Hageman
          10.15      -- Form of Employment Agreement between        10.15     333-26601
                        Metals USA, Inc. and Terry L. Freeman
          10.16      -- Form of Employment Agreement between        10.16     333-26601
                        Metals USA, Inc. and Keith E. St. Clair
          10.17      -- Form of Founders' Employment Agreement      10.17     333-26601
                        between Williams Steel & Supply Co.,
                        Inc. and Joseph F. Petkewicz
          10.18      -- Form of Founders' Employment Agreement      10.18     333-26601
                        between Interstate Steel Supply Company
                        of Maryland and Interstate Steel
                        Processing Company and Arnold W.
                        Bradburd
          10.19      -- Form of Founders' Employment Agreement      10.19     333-26601
                        between Williams Steel & Supply Co.,
                        Inc. and David A. Weber
          10.20      -- Form of Founders' Employment Agreement      10.20     333-26601
                        between Steel Service Systems, Inc. and
                        Craig R. Doveala
          10.21      -- Form of Founders' Employment Agreement      10.21     333-26601
                        between Southern Alloy of America, Inc.
                        and William Bartley Edge
          10.22      -- Form of Founders' Employment Agreement      10.22     333-26601
                        between Steel Service Systems, Inc. and
                        Robert J. McCluskey
          10.23      -- Form of Founders' Employment Agreement      10.23     333-26601
                        between Queensboro Steel Corporation and
                        Mark Alper
          10.24      -- Form of Founders' Employment Agreement      10.24     333-26601
                        between Queensboro Steel and Jonathan
                        Alper
          10.25      -- Form of Founders' Employment Agreement      10.25     333-26601
                        between Uni-Steel, Inc. and Richard A.
                        Singer
          10.26      -- Form of Founders' Employment Agreement      10.26     333-26601
                        between Williams Steel & Supply Co.,
                        Inc. and Lester G. Peterson

                                      II-4

                                                                     INCORPORATED BY
                                                                     REFERENCE TO THE
                                                                     EXHIBIT AND THE
                                                                     FILING WITH THE
                                                                   COMMISSION INDICATED
                                                                          BELOW.
                                                                   --------------------
        EXHIBIT                                                    EXHIBIT
          NO.                    DESCRIPTION OF EXHIBIT              NO.      FILE NO.
----------------------------------------------------------------   -------    ---------
          10.27      -- Form of Founders' Employment Agreement      10.27     333-26601
                        between Texas Aluminum Industries, Inc.,
                        Cornerstone Metals Corporation,
                        Cornerstone Building Products, Inc.,
                        Cornerstone Aluminum Company, Inc.,
                        Cornerstone Patio Concepts, L.L.C. and
                        Michael E. Christopher
          10.28      -- Form of Founders' Employment Agreement      10.28     333-26601
                        between Affiliated Metals Company and
                        Patrick A. Notestine
          10.29      -- Form of Agreement among certain             10.29     333-26601
                        stockholders.
          10.30      -- Indemnity Agreement with Notre Capital      10.30     333-35575
                        Ventures II, L.L.C.
          10.31    --   Agreement dated September 26, 1997, by
                        and among Metals USA, Inc., Harvey
                        Titanium, Ltd. and the Stockholders
                        named therein.
          10.32    --   Agreement dated September 26, 1997, by
                        and among Metals USA, Inc., Meier Metal
                        Servicecenters, Inc. and the
                        Stockholders named therein.
          10.33    --   Agreement dated September 26, 1997, by
                        and among Metals USA, Inc. Jeffreys
                        Steel Company, Inc. and the Stockholders
                        named therein.
          10.34    --   Agreement dated September 26, 1997, by
                        and among Metals USA, Inc. Federal
                        Bronze Products, Inc. and the
                        Stockholders named therein.
          10.35    --   Form of Employment Agreement between
                        Harvey Titanium, Ltd. and Barry Harvey
          10.36    --   Form of Employment Agreement between
                        Meier Metal Servicenters, Inc. and
                        William Targett
          10.37    --   Form of Employment Agreement between
                        Jeffreys Steel Company, Inc. and Toby
                        Jeffreys
          10.38    --   Form of Employment Agreement between
                        Federal Bronze Alloys Inc. and John
                        Stefiuk
          10.39    --   Agreement dated July 15, 1997, by and
                        among Metals USA, Inc., and The First
                        National Bank of Chicago as agent for
                        the Company's $150 million Credit
                        Facility
          21        --  List of subsidiaries of Metals USA, Inc.
          23.1      --  Consent of Arthur Andersen LLP
          23.2      --  Consent of Ernst & Young LLP
          23.3      --  Consent of Deloitte & Touche LLP
          23.4      --  Consent of McGladrey & Pullen, LLP
          23.5      --  Consent of Rubin, Brown Gornstein & Co.
          23.6      --  Consent of Arthur Andersen LLP
          23.7       -- Consent of Bracewell & Patterson, L.L.P.
                        (contained in Exhibit 5.1)
          23.8      --  Consent of Klein, Bogakos and Robertson,
                        CPA's Inc.
          23.9      --  Consent of Meaden & Moore, Ltd.
          23.10    --   Consent of A. Leon Jeffreys to be named
                        as a Director
          27        --  Financial Data Schedule

------------

Filed herewith

     (b)  Financial Statement Schedules

     All other schedules for which provision is made in the applicable accounting regulation of the SEC are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Metals USA, Inc. has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 14, 1997.

                                          METALS USA, INC.
                                          By: ____/s/__ARTHUR L. FRENCH_________
                                                      ARTHUR L. FRENCH
                                                   CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON NOVEMBER 14, 1997.

                      SIGNATURE                                       TITLE

                 /s/ARTHUR L. FRENCH                  Chairman of the Board; Chief
                   ARTHUR L. FRENCH                     Executive Officer and President
                /s/J. MICHAEL KIRKSEY*                Senior Vice President; Chief
                  J. MICHAEL KIRKSEY                    Financial Officer and Director
                                                        (Chief Accounting Officer)
                 /s/STEVEN S. HARTER*                 Director
                   STEVEN S. HARTER
                /s/ARNOLD W. BRADBURD*                Vice Chairman of the Board and
                  ARNOLD W. BRADBURD                    Director
              /s/MICHAEL E. CHRISTOPHER*              Senior Vice President and Director
                MICHAEL E. CHRISTOPHER
                    /s/MARK ALPER*                    Director
                      MARK ALPER
                 /s/A. LEON JEFFREYS*                 Director
                   A. LEON JEFFREYS
               /s/PATRICK S. NOTESTINE*               Director
                 PATRICK A. NOTESTINE
                /s/RICHARD A. SINGER*                 Director
                  RICHARD A. SINGER
                /s/LESTER G. PETERSEN*                Director
                  LESTER G. PETERSEN
                 /s/CRAIG R. DOVEALA*                 Director
                   CRAIG R. DOVEALA
                 /s/WILLIAM B. EDGE*                  Director
                   WILLIAM B. EDGE
                /s/T. WILLIAM PORTER*                 Director
                  T. WILLIAM PORTER
               /s/RICHARD H. KRISTINIK*               Director
                 RICHARD H. KRISTINIK
                 /s/TOMMY E. KNIGHT*                  Director
                   TOMMY E. KNIGHT
               *By:/s/ARTHUR L. FRENCH
                   ARTHUR L. FRENCH
                   ATTORNEY-IN-FACT